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As filed with the Securities and Exchange Commission on September 27, 2004

No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PIERRE FOODS, INC.*
(Exact name of registrant as specified in its charter)

North Carolina (State or other jurisdiction of incorporation or organization)	2013 (Primary Standard Industrial Classification Code Number)	56-0945643 (I.R.S. Employer Identification No.)

9990 Princeton Road
Cincinnati, Ohio 45246
Telephone: (513) 874-8741
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Joseph W. Meyers
Vice President of Finance
9990 Princeton Road
Cincinnati, Ohio 45246
Telephone: (513) 874-8741
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
James S. Rowe
Carol Anne Huff
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Telephone: (312) 861-2000

        *The co-registrant listed below is also included in this Form S-4 Registration Statement as an additional registrant. The co-registrant is the direct domestic subsidiary of the registrant and the guarantor of the notes to be registered hereby.

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

9 7/8% Senior Subordinated Notes due 2012, Series B	$125,000,000	100%	$125,000,000	$15,837.50(1)

Guarantee of Senior Subordinated Notes(2)	$125,000,000	—	—	(3)

(1)
Calculated in accordance with Rule 457 under the Securities Act of 1933, as amended.

(2)
The subsidiary guarantor is a wholly owned direct subsidiary of the Registrant.

(3)
Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantee being registered hereby.

        The registrant and the co-registrant hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant and the co-registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

Exact Name of Co-Registrant*	Jurisdiction of Formation	I.R.S. Employer Identification No.

Fresh Foods Properties, LLC	North Carolina	56-2081730

*
The address for the Co-Registrant is c/o Pierre Foods, Inc., 9990 Princeton Road, Cincinnati, Ohio 45246, telephone (513) 874-8741. The primary standard industrial classification number for the Co-Registrant is 2013.

SUBJECT TO COMPLETION, DATED SEPTEMBER 27, 2004

PROSPECTUS

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospecuts is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Exchange Offer for
$125,000,000
9 7/8% Senior Subordinated Notes due 2012

We are offering to exchange:
up to $125,000,000 of our new 9 7/8% Senior Subordinated Notes due 2012, Series B
for
a like amount of our outstanding 9 7/8% Senior Subordinated Notes due 2012

Material Terms of Exchange Offer

•
The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

•
All notes that are validly tendered and not validly withdrawn will be exchanged.

•
There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.

•
The exchange notes will not be secured by any collateral. The exchange notes will be unconditionally guaranteed on a senior subordinated basis by Fresh Foods Properties, LLC, our wholly owned subsidiary, and all of our future domestic subsidiaries. The exchange notes will rank junior in right of payment to all of our senior debt and the senior debt of the guarantors. The notes will rank equal in right of payment to our and the guarantors' senior subordinated debt and senior in right of payment to our and the guarantors' subordinated debt. The notes will be structurally subordinated to indebtedness and other liabilities of our subsidiaries that are not guaranteeing the notes. As of June 5, 2004, we had $163.0 million of debt, all of which was senior debt.

•
Expires at 5:00 p.m., New York City time, on                        , 2004, unless extended.

•
The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

•
Not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission, or the "SEC."

        For a discussion of certain factors that you should consider before participating in this exchange offer, see "Risk Factors" beginning on page 12 of this prospectus.

        Neither the SEC nor any state securities commission has approved or disapproved of the notes to be distributed in the exchange offer or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

, 2004

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to give any information or represent anything to you other than the information contained in this prospectus. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information contained or incorporated by reference in this prospectus is accurate as of the date on the front cover of this prospectus or the date of the document incorporated by reference. Our business, financial condition, results of operations and prospectus may have changed since then. We are not making an offer to sell the securities offered by this prospectus in any jurisdiction where the offer or sale is not permitted. See the section entitled "Where You Can Find More Information" contained in this prospectus.

        Until            , 2004, all dealers that, buy, sell or trade the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

TABLE OF CONTENTS

Forward-Looking Statements	iii
Prospectus Summary	1
Risk Factors	12
Use of Proceeds	22
Capitalization	23
Unaudited Pro Forma Consolidated Financial Data	24
Selected Historical Consolidated Financial Data	31
Management's Discussion and Analysis of Financial Condition and Results of Operations	32
Business	45
Management	54
Certain Relationships and Related Transactions	59
Description of New Senior Credit Facility	64
The Exchange Offer	67
Description of Notes	76
Certain U.S. Federal Income Tax Considerations	125
Certain ERISA Considerations	129
Plan of Distribution	130
Legal Matters	131
Experts	131
Where You Can Find More Information	131
Index to Financial Statements	F-1

        Fast Bites®, Fast Choice®, Rib-B-Q®, Hot 'n' Ready®, Big AZ®, Chop House®, Pierre Select®, Pierre Pizza Parlor®, Pierre Main Street Diner®, Deli Break®, and Mom 'n' Pop's® are registered United States trademarks of Pierre Foods, Inc. ("Pierre Foods") or of its subsidiary. Pierre™ and design is an unregistered trademark of Pierre Foods or of its subsidiary. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective holders.

ii

FORWARD-LOOKING STATEMENTS

        We make "forward-looking statements" throughout this prospectus. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. All written and oral forward-looking statements made in connection with this prospectus which are attributable to us or persons acting on our behalf are expressly qualified in their entirety by the "risk factors" and other cautionary statements included herein. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or to changes in our expectations.

        The information in this prospectus is not a complete description of our business or the risks associated with an investment in the notes. There can be no assurance that other factors will not affect the accuracy of these forward-looking statements or that our actual results will not differ materially from the results anticipated in such forward-looking statements. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by us include, but are not limited to, those factors or conditions described under "Risk Factors" in this prospectus.

MARKET, RANKING AND OTHER DATA

        The data included in this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on a report by Technomic, Inc., a leading foodservice industry consultant, that was commissioned by Madison Dearborn Partners, LLC ("Madison Dearborn") in connection with the acquisition described in this prospectus, on reports of government agencies or published industry sources or on our estimates based on our management's knowledge and experience in the markets in which we operate. Our estimates have been based on information obtained from our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, consumption patterns and consumer preferences can and do change rapidly, which would result in changes in data presented in this prospectus. All references to market share contained in this prospectus are based on sales volumes unless otherwise indicated.

FINANCIAL INFORMATION

        Pierre Foods operates on a 52-week or 53-week fiscal year ending on the first Saturday in March or, if the last day of February is a Saturday, the last day of February. We refer to the fiscal year ended March 6, 2004 as "fiscal 2004," the fiscal year ended March 1, 2003 as "fiscal 2003," the fiscal year ended March 2, 2002 as "fiscal 2002" and the fiscal year ended March 3, 2001 as "fiscal 2001." We refer to the fiscal quarter ended June 5, 2004 as "first quarter 2005" and the fiscal quarter ended May 31, 2003 as "first quarter 2004." Fiscal 2004 was comprised of 53 weeks and fiscal 2003 and 2002 were comprised of 52 weeks.

iii

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. It does not contain all the information that you may consider important in making your decision to participate in the exchange offer. Therefore, you should read the entire prospectus carefully, including, in particular, the section entitled "Risk Factors" and the financial statements and the related notes to those statements. As used herein, references to "Pierre Foods," "we," "us" and "our" are to Pierre Foods, Inc. and its subsidiary. References to pro forma data in this prospectus give pro forma effect to (1) the acquisition of PF Management, Inc. ("PF Management") by Pierre Holding Corp. ("Holding") and the related financing transactions, including the issuance of the notes and the application of the net proceeds therefrom, and (2) the amendment of our senior notes indenture and our concurrent termination of certain related party agreements in March 2004. See "Unaudited Pro Forma Consolidated Financial Data."

The Company

        We are a leading manufacturer and marketer of high-quality, differentiated processed food solutions, focusing on formed, pre-cooked protein products and hand-held convenience sandwiches. Our products include specialty beef, poultry, pork and bakery items. We offer comprehensive food solutions to our customers, including proprietary product development, special ingredients and recipes, as well as custom packaging and marketing programs. On a pro forma basis for fiscal 2004, we would have generated net revenues, operating income, net loss and EBITDA of $358.4 million, $16.3 million, $3.7 million and $48.6 million, respectively. For a reconciliation of EBITDA to net income, see page 11.

        We manufacture a wide variety of formed, pre-cooked proteins. According to a study prepared for Madison Dearborn by Technomic, a leading food industry consultant, we are one of the largest producers of formed, pre-cooked beef in the United States. During fiscal 2004 and first quarter 2005, pre-cooked protein products accounted for approximately 60% and 61%, respectively, of our net revenues. Our pre-cooked proteins include flamebroiled burger patties, homestyle meatloaf, chicken strips and boneless, barbecued pork rib products. We market our pre-cooked protein products to a broad array of customers that includes restaurant chains, schools and other foodservice providers.

        We are the largest U.S. manufacturer of high-quality packaged sandwiches. During fiscal 2004 and first quarter 2005, hand-held convenience sandwiches accounted for approximately 38% and 37%, respectively, of our net revenues. We market our sandwiches under a number of our own brand names, such as Fast Choice®, Rib-B-Q®, Hot 'n' Ready® and Big AZ®. We also have licenses to sell sandwiches using well-known brands, such as Checkers, Krystal, Tony Roma's, NASCAR and Nathan's Famous.

        We manufacture our pre-cooked proteins, hand-held convenience sandwiches and bakery items in our two modern manufacturing facilities located in Ohio and North Carolina. We form, portion, season, cook and freeze beef, poultry and pork in our 225,000 square-foot facility in Cincinnati, Ohio. These frozen products are either shipped to customers or sent to our 150,000 square-foot sandwich assembly facility in Claremont, North Carolina. Our Claremont, North Carolina plant houses high-speed baking and sandwich assembly lines, with a production capacity of one million sandwiches per day.

Competitive Strengths

        We believe that the following competitive strengths allow us to maintain our position as a leading manufacturer and marketer of formed, pre-cooked proteins and hand-held convenience sandwiches:

  •
  Market leader with differentiated market position;

  •
  Diverse product lines and end markets;

  •
  Strong customer relationships;

  •
  Innovative product development capabilities;

  •
  Consistent sales and operating income growth; and

  •
  Experienced management team and strong equity sponsor.

Business Strategy

        Because of our reputation for quality and innovative products, we believe that we are able to command a premium for our pre-cooked proteins and hand-held convenience sandwiches. Our strategy is to provide high-quality products and value-added services to customers in targeted end markets that provide strong growth and profit opportunities. The primary aspects of our business strategy include the following:

  •
  Capitalizing on favorable industry trends;

  •
  Continuing to offer customized product solutions;

  •
  Increasing product breadth through new product innovation; and

  •
  Improving manufacturing cost efficiencies.

The Transactions

  The Acquisition

        On June 30, 2004, Holding, a newly formed holding company owned by Madison Dearborn, certain of its affiliates and certain members of our management team, whom we collectively refer to as the "equity investors," acquired all of PF Management's outstanding capital stock. The purchase price was approximately $422.4 million (subject to certain post-closing adjustments), less existing indebtedness, certain bonus payments to executives, certain non-compete payments to former employees and payments to financial and legal advisors.

        In connection with the acquisition, the following transactions occurred, which we collectively refer to as the "Acquisition":

  •
  a $142.0 million cash equity investment in Holding by Madison Dearborn;

  •
  the investment by certain members of our management team, or the "management investors," of $5.4 million, $0.5 million of which was invested in common stock of Holding and $4.9 million of which is held in a deferred compensation plan;

  •
  the entering into by us of a new senior credit facility consisting of a $150.0 million term loan and a $40.0 million revolving credit facility;

  •
  the issuance by us of $125.0 million of 9 7/8% Senior Subordinated Notes due 2012;

  •
  the repurchase by us of $106.3 million principal amount of our then-outstanding senior notes through a tender offer (the "tender offer") and the subsequent redemption of the $8.7 million of notes that remained outstanding following the tender offer;

  •
  the repayment of all of our other outstanding indebtedness, except for capital leases; and

  •
  the payment of approximately $18.3 million of related fees and expenses.

        The following table summarizes the sources and uses of funds in connection with the Acquisition.

(dollars in millions)
Sources:
Revolving credit facility(1)	$—
Term loan facility	150.0
The notes	125.0
Equity contribution to Holding(2)	142.5
Management investment in deferred compensation plan(3)	4.9

Total sources of funds	$422.4

Uses:
Acquisition consideration(4)	$237.4
Repayment of existing liabilities(5)	166.7
Fees and expenses(6)	18.3

Total uses of funds	$422.4

(1)
In connection with the Acquisition, we entered into a $40.0 million revolving credit facility. As of June 5, 2004 on a pro forma basis after giving effect to the Transactions, we would have had $3.8 million of letters of credit outstanding and $36.2 million of availability under the revolving credit facility.

(2)
Includes (a) a $142.0 million cash investment by Madison Dearborn and (b) cash investments of approximately $0.5 million by the management investors.

(3)
In connection with the Acquisition, the management investors invested approximately $4.9 million in a deferred compensation plan. This deferred compensation plan is funded through a rabbi trust that owns preferred stock of Holding with an aggregate liquidation value of approximately $4.9 million. See "Certain Relationships and Related Transactions—Bonus Payments and Deferred Compensation Plan and Trust."

(4)
Includes payments made in respect of PF Management's equity interests of $211.2 million, executive bonus payments of $24.2 million and the selling shareholders' transaction expenses of $2.0 million, including the fees of the selling shareholders' financial and legal advisors.

(5)
Includes the purchase of $115.0 million aggregate principal amount of our senior notes (plus accrued interest of approximately $1.1 million and expenses in connection with the tender offer of approximately $0.3 million) and the repayment of $21.0 million of borrowings under our revolving senior credit facility (plus a prepayment penalty of $0.4 million), $9.0 million of our term loan sublines, $5.5 million of our debt associated with the airplane and $13.8 million of our junior subordinated indebtedness (plus accrued interest of $0.5 million) and the payment of $0.2 million due under consulting and non-compete agreements.

(6)
Includes commitment, placement, financial advisory and other transaction fees, including legal, accounting and other professional fees, as well as a premium paid in connection with the tender offer. See "Certain Relationships and Related Transactions."

  Senior Notes Amendment

        In March 2004, we amended our senior notes indenture and, in connection with that amendment, terminated substantially all of our related party agreements. The pro forma data in this prospectus give pro forma effect to the amendment to the senior notes indenture, including the termination of the related party agreements. We refer to the termination of the related party agreements, combined with the amendments to the senior notes indenture, as the "Restructuring," and together with the Acquisition, as the "Transactions." See "Unaudited Pro Forma Consolidated Financial Data."

Corporate Structure

        PF Management is a holding company that conducts substantially all of its operations through Pierre Foods and its subsidiary. The following chart summarizes our organizational structure:

The Equity Sponsor

        Madison Dearborn is a leading private equity investment firm based in Chicago, Illinois. Madison Dearborn, through limited partnerships of which it is the general partner, has approximately $8 billion of capital under management. Madison Dearborn focuses on investments in several specific industry sectors, including basic industries, communications, consumer, financial services and health care. Madison Dearborn's objective is to invest in companies with strong competitive characteristics that it believes have the potential for significant long-term equity appreciation. To achieve this objective, Madison Dearborn seeks to partner with outstanding management teams who have a solid understanding of their businesses and track records of building shareholder value.

        Pierre Foods, Inc. is incorporated under the laws of the State of North Carolina. Our principal executive offices are located at 9990 Princeton Road, Cincinnati, Ohio 45246. Our telephone number is (513) 874-8741. Our website address is www.pierrefoods.com. The information contained on or connected to our website is not deemed to be part of this prospectus and is not incorporated in this prospectus by reference.

The Initial Offering

        On June 30, 2004, Pierre Merger Corp. privately placed $125,000,000 of its 9 7/8% Senior Subordinated Notes due 2012. At the closing of the Acquisition on June 30, 2004, Pierre Merger Corp. merged with and into Pierre Foods, which is the surviving corporation. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to use our reasonable best efforts to file a registration statement within 90 days of the June 30, 2004 issue date, have the registration statement declared effective within 180 days of the issue date and complete this exchange offer within 30 business days after the date set for the effectiveness of the registration statement. We must pay liquidated damages to the holders of the notes if we fail to meet one or more of these deadlines.

The Exchange Offer

Exchange Offer	We are offering to exchange up to $125,000,000 principal amount of our new 9 7/8% Senior Subordinated Notes, Series B, for a like amount of our outstanding 9 7/8% Senior Subordinated Notes. You may tender your outstanding notes for exchange by following the procedures described under "The Exchange Offer—Procedures for Tendering Outstanding Notes."
Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the SEC.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004 unless extended.
Closing Date	The closing of the exchange offer will be as promptly as practicable after the expiration date.
Withdrawal Rights	Tenders of outstanding notes may be withdrawn any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.
Procedures for Tendering	If you are a holder of outstanding notes who wishes to participate in the exchange offer, you must either:
•
Complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, and mail or otherwise deliver such documentation, together with your outstanding notes, to the exchange agent at the address set forth under "The Exchange Offer—Exchange Agent;" or
• Arrange for the Depository Trust Company to transmit certain required information to the exchange agent for this exchange offer in connection with a book-entry transfer.

Certain U.S. Federal Income Tax Considerations
The exchange of outstanding notes for exchange notes will not be a taxable event for U.S. federal income tax purposes. You should read "Certain U.S. Federal Income Tax Considerations" for a discussion of the significant U.S. federal income tax consequences of exchanging your outstanding notes. You should consult your own tax advisor as to the consequences of the exchange to you.
Consequences of Failure to Exchange
Outstanding notes that are not tendered will be subject to the existing transfer restrictions on such notes after the exchange offer. We will have no further obligation to register the outstanding notes. If you do not participate in the exchange offer, the liquidity of your outstanding notes could be adversely affected.
Procedures for Beneficial Owners
If you are the beneficial owner of outstanding notes registered in the name of a broker, dealer or other nominee and you wish to tender your notes, you should contact the person in whose name your notes are registered and promptly instruct such person to tender on your behalf.
Guaranteed Delivery Procedures
If you wish to tender your outstanding notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time, you may tender your notes pursuant to the guaranteed delivery procedures. See "The Exchange Offer—Guaranteed Delivery Procedures."
Acceptance of Notes, Delivery of Exchange Notes
Subject to certain conditions, we will accept outstanding notes which are properly tendered in the exchange offer and not withdrawn, prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. The exchange notes will be delivered as promptly as practicable following the expiration date.
Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer.
Exchange Agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer. U.S. Bank National Association also serves as trustee under the indenture that governs the notes.

The Exchange Notes

        The summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Notes" section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	Pierre Foods, Inc.
Securities	Up to $125.0 million principal amount of 9 7/8% Senior Subordinated Notes due 2012, Series B.
Maturity	July 15, 2012.
Interest	9 7/8% per annum. Payment Frequency: Every six months on January 15 and July 15. First Payment: , 2005.
Ranking	The exchange notes will be our unsecured senior subordinated debt. Accordingly, they will rank:
• junior to all of our existing and future senior debt, including borrowings under our new senior credit facility;
• equally with any of our future senior subordinated debt;
• ahead of any of our future debt that expressly provides that it is subordinated to the notes; and
• effectively subordinated to any existing or future debt or other liabilities of any of our subsidiaries that do not guarantee the notes.
Assuming the Transactions were completed on June 5, 2004, we would have had $150.2 million of debt outstanding, other than the notes, and the notes would have been subordinated to approximately $150.2 million of senior debt, of which $150.0 million would have consisted of borrowings under our new senior credit facility.
Guarantees	The exchange notes will be unconditionally guaranteed on an unsecured senior subordinated basis by each of our existing and future domestic subsidiaries, other than subsidiaries treated as unrestricted subsidiaries. We refer to these subsidiaries as subsidiary guarantors. Accordingly, the guarantees will rank:
• junior to all existing and future senior debt of the subsidiary guarantors, including any guarantees of borrowings under our new senior credit facility;
• equally with any future senior subordinated debt of the subsidiary guarantors; and
• ahead of all future debt of the subsidiary guarantors that expressly provides that it is subordinated to the guarantees.
The guarantees will be subordinated to approximately $150.0 million of senior debt of the subsidiary guarantors, all of which consists of guarantees of our borrowings under our new senior credit facility.

Optional Redemption	We may redeem the exchange notes, in whole or in part, at any time on or after July 15, 2008, at the redemption prices described in the section "Description of Notes—Optional Redemption," plus accrued and unpaid interest.
In addition, on or before July 15, 2007, we may redeem up to 35% of the notes with the net cash proceeds from certain equity offerings at the redemption price listed in "Description of Notes—Optional Redemption." However, we may only make such redemptions if at least 65% of the aggregate principal amount of exchange notes issued under the indenture remains outstanding immediately after the occurrence of such redemption.
Change of Control	Upon the occurrence of a change in control, we must offer to repurchase the exchange notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.
Certain Covenants	The indenture governing the exchange notes, among other things, limits our ability and the ability of our restricted subsidiaries to:
	•	borrow money;
	•	pay dividends on or redeem or repurchase stock;
	•	make certain types of investments and other restricted payments;
	•	create liens;
	•	sell certain assets or merge with or into other companies;
	•	enter into certain transactions with affiliates;
	•	sell stock in our restricted subsidiaries; and
	•	restrict dividends or other payments from our subsidiaries.
These covenants contain important exceptions, limitations and qualifications. For more details, see "Description of Notes."
Absence of a Public Market	There is currently no established market for the exchange notes. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. We do not intend to list the notes on any securities exchange. The notes will be eligible for trading by "qualified institutional buyers" in the PORTAL™ market of The Nasdaq Stock Market, Inc.

        For more information about the exchange notes, see the "Description of Notes" section of this prospectus.

        You should carefully consider the information set forth under "Risk Factors," beginning on page 12, as well as the other information and data included in this prospectus before tendering your notes in exchange for exchange notes.

Summary Historical and Unaudited Pro Forma Consolidated Financial Data

        The following table sets forth historical and unaudited pro forma consolidated financial data for Pierre Foods for the periods ended and at the dates indicated below. We have derived the historical consolidated balance sheet data as of March 6, 2004 and for fiscal years 2002, 2003 and 2004 from the audited consolidated financial statements included elsewhere in this prospectus. The historical financial data as of June 5, 2004 and for the fiscal quarters ended May 31, 2003 and June 5, 2004 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus, which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation. The pro forma data set forth below give effect to the Transactions. The pro forma data are unaudited and are not necessarily indicative of what our financial position or operating results would have been had the Transactions been completed as of the dates indicated and do not purport to represent what our financial position or operating results might be for any future period.

        The following summary consolidated financial information should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Data," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

					Fiscal Quarter Ended		Pro Forma Fiscal Quarter Ended June 5, 2004
	Fiscal Years Ended(1)
				Pro Forma Fiscal Year Ended March 6, 2004
	March 2, 2002	March 1, 2003	March 6, 2004		May 31, 2003	June 5, 2004
(dollars in thousands)
Statement of Operations Data:
Revenues, net	$243,278	$276,339	$358,549	$358,445	$81,480	$92,013	$92,005
Cost of goods sold	160,781	184,092	254,235	248,922	56,220	67,045	67,045
Selling, general and administrative expenses	62,399	71,352	79,982	60,919	20,097	18,838	16,736
Net loss on disposition of property, plant and equipment	84	89	11	11	—	340	340
Depreciation and amortization	6,438	4,125	4,605	32,299	1,151	1,186	7,463

Operating income	13,576	16,681	19,716	16,294	4,012	4,604	421
Interest expense	13,206	14,228	16,979	22,155	3,448	4,783	4,913
Other income, net	364	447	—	—	—	—	—

Income (loss) before income tax and cumulative effect of accounting change	734	2,900	2,737	(5,861)	564	(179)	(4,492)
Income tax provision (benefit)	733	1,122	1,303	(2,192)	188	(58)	(1,680)
Cumulative effect of accounting change(2)	—	18,605	—	—	—	—	—

Net income (loss)	$1	$(16,827)	$1,434	$(3,669)	$376	$(121)	$(2,812)

Other Financial Data:
Cash flows provided by (used in):
Operating activities	$9,852	$42	$3,261		$5,598	$(180)
Investing activities	(7,291)	(16,133)	(9,762)		(4,669)	(1,543)
Financing activities	204	11,787	6,432		(615)	1,633
Capital expenditures	5,994	16,216	10,041		4,669	1,543
EBITDA(3)	20,378	2,648	24,321	$48,593	5,163	5,790	$7,884
Cash paid for interest(4)	12,613	13,516	14,858		80	7,294
	As of March 6, 2004	As of June 5, 2004
	Actual	Actual	Pro Forma
Balance Sheet Data:
Cash and cash equivalents	$205	$115	$115
Working capital	46,109	49,177	50,900
Total assets	175,771	177,118	499,434
Long-term debt (including current portion)	138,400	162,973	275,218
Obligation of special purpose entity (including current portion)	5,293	—	—
Shareholders' equity (deficit)	6,621	(4,164)	142,540

(1)
The fiscal year ended March 6, 2004 was comprised of 53 weeks and the fiscal years ended March 2, 2002 and March 1, 2003 were comprised of 52 weeks.

(2)
Represents a goodwill impairment charge associated with the adoption of Statements of Financial Accounting Standards 142, "Goodwill and Other Intangible Assets" ("SFAS 142").

(3)
"EBITDA" represents income (loss) before interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by U.S. generally accepted accounting principles ("GAAP") and should not be used as alternatives to net income as indicators of operating performance or to cash flow as measures of liquidity. EBITDA is included in this prospectus because it is the basis upon which our management assesses financial performance, and is used to calculate certain payment obligations. While EBITDA is frequently used as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table provides a reconciliation from net income (loss) to EBITDA:

	Fiscal Years Ended			Pro Forma Fiscal Year Ended March 6, 2004	First Quarter Ended
	March 2, 2002	March 1, 2003	March 6, 2004		May 31, 2003	June 5, 2004	June 5, 2004
(dollars in thousands)							(Pro forma)
Net income (loss)	$1	$(16,827)	$1,434	$(3,669)	$376	$(121)	$(2,812)
Income tax provision (benefit)	733	1,122	1,303	(2,192)	188	(59)	(1,680)
Interest expense	13,206	14,228	16,979	22,155	3,448	4,783	4,913
Depreciation and amortization	6,438	4,125	4,605	32,299	1,151	1,186	7,463

EBITDA	$20,378	$2,648	$24,321	$48,593	$5,163	$5,790	$7,884

(4)
Cash paid for interest is equal to interest expense less amortization of deferred financing fees and write-off of deferred loan fees, including a prepayment penalty paid in fiscal 2004.

RISK FACTORS

        You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before making a decision to participate in the exchange offer. These risks could materially affect our ability to meet our obligations under the notes. You could lose all or part of your investment in, and the expected return on, the notes.

Risks Associated with the Exchange Offer

Because there is no public market for the exchange notes, you may not be able to resell your notes.

        The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and will be subject to risks related to:

  •
  the liquidity of any trading market that may develop;

  •
  the ability of holders to sell their exchange notes; or

  •
  the price at which the holders would be able to sell their exchange notes.

        If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and our financial performance.

        We understand that the initial purchasers presently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. An active trading market may not exist for the exchange notes, and any trading market that does develop may not be liquid.

        In addition, any outstanding note holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see "The Exchange Offer—Purpose and Effect of the Exchange Offer."

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

        We will not accept your notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents or book-entry delivery by transmittal of an agent's message through Depositary Trust Company. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your notes, letter of transmittal and other required documents or book-entry delivery by transmittal of an agent's message through Depositary Trust Company by the expiration date of the exchange offer, we will not accept your notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of notes, we will not accept your notes for exchange.

If you do not exchange your outstanding notes, you may not be able to sell your outstanding notes.

        We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances pursuant to an exemption from the registration requirements under the Securities Act and applicable state securities laws. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offer, you may not be able to sell your outstanding notes.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

        We have and will continue to have a significant amount of indebtedness. As of June 5, 2004, after giving pro forma effect to the Transactions, we would have had total indebtedness, including capital leases, of $275.2 million. Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  limit our ability to borrow money or sell stock to fund our working capital, capital expenditures, acquisitions and debt service requirements;

  •
  substantially increase our vulnerability to changes in interest rates, because a substantial portion of our indebtedness will bear interest at floating rates;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

  •
  make us more vulnerable to a downturn in our business or in the economy;

  •
  place us at a disadvantage to some of our competitors, who may be less highly leveraged than us; and

  •
  require a substantial portion of our cash flow from operations to be used for debt payments, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes.

        Subject to restrictions in the indenture governing the notes and our new senior credit facility, we may incur additional indebtedness, which could increase the risks associated with our already substantial indebtedness.

Restrictive covenants will restrict our ability to operate our business and to pursue our business strategies, and our failure to comply with these covenants could result in an acceleration of our indebtedness.

        The credit agreement governing our new senior credit facility and the indenture governing the notes, and agreements governing future debt issuances may, contain covenants that may restrict our ability to finance future operations or capital needs, to respond to changing business and economic conditions or to engage in other transactions or business activities that may be important to our growth strategy or otherwise important to us. The credit agreement and the indenture restrict, among other things, our ability and the ability of our subsidiary to:

  •
  incur additional indebtedness;

  •
  pay dividends or make distributions in respect of our capital stock or to make certain other restricted payments or investments;

  •
  purchase or redeem stock;

  •
  make investments and extend credit;

  •
  engage in transactions with affiliates;

  •
  consummate certain asset sales;

  •
  effect a consolidation or merger or sell, transfer, lease or otherwise dispose of all or substantially all of our assets;

  •
  create liens on our assets; and

  •
  enter into new lines of businesses.

        In addition, the credit agreement requires us to meet certain financial ratios and to repay outstanding borrowings under our new senior credit facility with proceeds we receive from certain sales of property or assets and specified future debt offerings.

        Any breach of the covenants in the credit agreement or the indenture could cause a default under other debt and the notes. If there were an event of default under any of our debt instruments that was not cured or waived, the holders of the defaulted debt could cause all amounts outstanding with respect to the debt instrument to be due and payable immediately. Our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. If, as or when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, our new senior credit facility, the lenders under our new senior credit facility could institute foreclosure proceedings against the assets securing borrowings under the new senior credit facility.

We may not be able to generate sufficient cash flows to meet our debt service obligations.

        Our ability to make payments on and refinance our indebtedness, including the notes, will depend on our ability to generate cash from our future operations. Our ability to generate cash from future operations is subject, in large part, to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control.

        Our business may not generate sufficient cash flows from operations, and future borrowings under our new senior credit facility or from other sources may not be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments or alliances. We may not be able to take such actions, if necessary, on commercially reasonable terms, or at all. In addition, we may need to refinance or restructure all or a portion of our indebtedness, including our new senior credit facility and the notes, on or before maturity. We may not be able to refinance any of our indebtedness on commercially reasonable terms, or at all. In the absence of such financing, we could be forced to dispose of assets under circumstances that might not be favorable to realizing the highest price for such assets. As of June 5, 2004, approximately 72% of our assets on a pro forma basis consist of intangible assets, such as goodwill and tradenames, the value of which will depend on a variety of factors, including the success of our business.

Your right to receive payments on the notes and the guarantees is junior to all of our and the guarantors' senior debt, including our new senior credit facility.

        The notes and the related guarantees are contractually junior in right of payment to all of our and the guarantors' existing and future senior debt. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy or similar proceeding relating to us or the guarantors, the holders of our senior debt and the senior debt of the guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the notes or the guarantees. Accordingly, we and the guarantors may not have enough assets remaining after payments to holders of senior debt to pay you. As of June 5, 2004, on a pro forma basis after giving effect to the Transactions, the notes would have been subordinated to $150.2 million of senior debt and the guarantees would have been subordinated to $150.0 million of senior debt. We will also be able to incur substantial indebtedness in the future, including additional senior debt. In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on designated senior debt and may be blocked for up to 179 days for certain other defaults.

Since the notes are unsecured, your right to enforce remedies is limited by the rights of holders of secured debt.

        In addition to being contractually subordinated to all existing and future senior debt, our obligations under the notes and the guarantors' obligations under the guarantees will be unsecured, while our obligations, and the obligations of the guarantors, under our new senior credit facility will be secured by substantially all of our and the guarantors' assets and capital stock. If we become insolvent or are liquidated, or if payment under our new senior credit facility is accelerated, the lenders under our new senior credit facility will be entitled to exercise the remedies available to a secured lender under applicable law. These lenders will have a claim on all assets securing our new senior credit facility before the holders of unsecured debt, including the notes. See "Description of New Senior Credit Facility" in this prospectus.

Federal and state statutes allow courts, under specific circumstances, to void the notes or the guarantees and require noteholders to return payments received from the issuer or the guarantors.

        Under the U.S. bankruptcy law and comparable provisions of state fraudulent transfer and conveyance laws, the notes or the guarantees could be voided, or claims in respect of the notes or a guarantee could be subordinated to all other debts of the issuer or that guarantor if, among other things, the issuer or that guarantor, at the time it issued the notes or incurred the indebtedness evidenced by its guarantee:

  •
  issued the notes or provided the guarantee with the intent of hindering, delaying or defrauding any present or future creditor; or

  •
  received less than reasonably equivalent value or fair consideration for issuing the notes or providing such guarantee, and (1) was insolvent or rendered insolvent by reason of such incurrence, (2) was engaged in a business or transaction for which the issuer's or such guarantor's remaining assets constituted unreasonably small capital, or (3) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, the issuer or a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        We cannot be certain as to the standard that a court would use to determine whether or not the issuer or a guarantor was solvent upon issuance of the notes or a guarantee or, regardless of the actual standard applied by the court, that the issuance of the notes or a guarantee would not be voided or subordinated to our or any guarantor's other debt.

        If a guarantee were legally challenged, such guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantee, subordinate it to the guarantor's other debt or take other action detrimental to the holders of the notes.

        If a court voided the notes or a guarantee, you would no longer have a claim against the issuer or the relevant guarantor or the assets of the issuer or such guarantor. In addition, the court might direct you to repay any amounts already received from the issuer or such guarantor.

We may not be able to purchase the notes upon a change of control, which would result in a default in the indenture governing the notes and would adversely affect our business and financial condition.

        Upon the occurrence of specific kinds of change of control events, we must offer to purchase the notes. We may not have sufficient funds available at the time of the change of control to make the required repurchase of the notes, and restrictions in our new senior credit facility may not allow that repurchase. Some events that would constitute a change of control under the indenture would also constitute a default under our new senior credit facility. Moreover, even if a change of control itself does not cause a default under our new senior credit facility, the exercise by the holders of the notes of their right to require us to repurchase the notes in connection with a change of control transaction could cause such a default. A default under the indenture governing the notes or our new senior credit facility may have a material adverse effect on our business, financial condition and operating results.

The interests of the controlling stockholder of our parent may conflict with your interests as a holder of the notes.

        Madison Dearborn and its affiliates control our parent, PF Management, and us. Madison Dearborn and its affiliates have the ability to elect our board of directors, select our management team, determine our corporate and management policies and make decisions relating to fundamental corporate actions. The directors have the authority to make decisions affecting our capital structure, including the issuance of additional debt and the declaration of dividends. In addition, the directors may authorize transactions, such as acquisitions, that could enhance the equity investment of Madison Dearborn and its affiliates while involving risks to your interests. The interests of Madison Dearborn and its affiliates may not be aligned with your interests as a holder of the notes. See "Certain Relationships and Related Transactions" and "Security Ownership of Principal Shareholders and Management."

Risks Related to Our Business

Increases in the price of raw materials, particularly beef, chicken and pork, could reduce our operating margins.

        The primary raw materials used in our food processing operations are boneless beef, chicken and pork, flour, yeast, seasonings, cheese, breading, soy proteins and packaging supplies. Beef and chicken comprise the majority of our raw material costs, accounting for approximately 51% and 10%, respectively, of our total raw material costs during fiscal 2004. Prices for many of our raw materials are at historical highs, and during the first quarter of fiscal 2005, the weighted average prices we paid for beef, chicken and pork increased by approximately 8.7%, 44.1% and 39.3%, respectively, over the weighted average prices we paid for these raw materials during the fourth quarter of fiscal 2004. While historically we have been able to pass along price increases in our raw materials to most of our customers, we may be unable to adjust the prices of our products to recover recent, or any additional future, increases in the prices of raw materials on a timely basis, or at all. In addition, some of our customers purchase products from us based on bid contracts with set prices, which would prevent us from recovering any raw materials price increases from these customers during the life of those contracts. If prices for beef, chicken and pork were to increase significantly without a commensurate increase in the price for processed protein food products, our financial condition and operating results would be adversely affected.

If our products become contaminated or are mislabeled, we may be subject to product liability claims, product recalls and increased scrutiny by regulators, any of which could adversely affect our business.

        Beef, poultry and pork products are vulnerable to contamination by organisms producing food-borne illnesses. These organisms are generally found in the environment, and, as a result, there is a risk that as a result of food processing they could be found in our products. For example, E. coli is one of many food-borne pathogens commonly associated with beef products. Once contaminated products have been shipped for distribution, illness and death may result if the pathogens are not eliminated by processing at the foodservice or consumer level. The risk can be controlled, but not eliminated, by use of good manufacturing practices and finished product testing. Also, products purchased from others for re-packing or distribution may contain contaminants that we are unable to identify. We may also encounter the same risks if a third party tampers with our products or if our products are inadvertently mislabeled. Shipment of adulterated products, even if inadvertent, is a violation of law and may lead to product liability claims, product recalls and increased scrutiny by federal and state regulatory agencies, any of which could have a material adverse effect on our reputation, business, prospects, results of operations and financial condition.

Our insurance and indemnification agreements may be inadequate to cover all the liabilities we may incur.

        We face the risk of exposure to product liability claims and adverse public relations in the event that our control procedures fail and the consumption of our products causes injury or illness. If a product liability claim is successful, our insurance may not be adequate to cover all liabilities we may incur, including harm to our reputation, and we may not be able to continue to maintain such insurance, or obtain comparable insurance at a reasonable cost, if at all. We generally seek contractual indemnification and insurance coverage from our suppliers, but this indemnification or insurance coverage is limited by the creditworthiness of the indemnifying party and their insurance carriers, if any, as well as the insured limits of any insurance provided by those suppliers. If we do not have adequate insurance or contractual indemnification available, product liability claims relating to defective products could have a material adverse effect on our financial condition and operating results.

A decline in meat consumption, or in the consumption of processed food products, would have a material adverse effect on our business, financial condition and operating results.

        Adverse publicity relating to health concerns and the nutritional value of meat and meat products could adversely affect meat consumption and, consequently, demand for our beef, chicken and pork products. In addition, as all of our operations consist of the production and distribution of processed food products, a change in consumer preferences relating to processed food products or in consumer perceptions regarding the nutritional value of processed food products could significantly reduce our sales volume. A reduction in demand for our products caused by these factors could have a material adverse effect on our business, financial condition and operating results.

        The food industry in general is subject to changing consumer trends, demands and preferences. Our processed protein and bakery products compete with other processed convenience foods, as well as other foods. Our failure to anticipate, identify or react to changes in consumer preferences could lead to, among other things, reduced demand and reduced margins for our products, and could have a material adverse effect on our business, financial condition and operating results.

Outbreaks of disease among cattle, chicken or pigs could significantly reduce demand for our products and restrict our ability to produce our meat and sandwich products, adversely affecting our sales volume.

        An outbreak of disease affecting livestock, such as bovine spongiform encephalpathy (commonly referred to as "mad cow disease" or BSE), foot-and-mouth disease or Asian bird flu could result in reductions in demand and restrictions on sales of products to our customers or purchases of meat and poultry products from our suppliers. Health concerns about BSE in particular have had an adverse impact on the livestock industry and on sales of beef products in Europe, South America and Japan in past years. On December 23, 2003, the U.S. Department of Agriculture, or "USDA," announced that BSE had been diagnosed in a Washington state dairy cow. While no existing or threatened cases of BSE or any other disease have impacted our financial results to date, existing or future outbreaks of this or other diseases may negatively impact our sales in the future.

The categories of the food industry in which we operate are highly competitive, and our inability to compete successfully could adversely affect our business, results of operations and financial condition.

        Competition in each of the categories of the food industry in which we operate is intense. Increased competition for any of our products could result in price reductions, reduced margins or loss of market share, any of which would negatively affect our business, results of operations and financial condition. Our formed, pre-cooked protein products compete with the products of several meat processors, including Advance Food Company, Zartic, Inc., Tyson, Gorges/Quick To Fix and smaller local and regional producers. The market for hand-held convenience sandwiches has low barriers to entry and is extremely fragmented, with several direct competitors, including Sara Lee/Jimmy Dean Foods, Bridgeford Foods Corp., Deli Express and Landshire, and indirect competition from a variety of substitute products. Many of our competitors in each of these categories have substantially greater financial resources, name recognition, research and development, marketing and human resources than we have. In addition, any of our competitors may develop new or enhanced products that are superior to our products, or market and sell their products more successfully than we do. We may be unable to compete successfully with any or all of these companies.

Our top ten customers have historically accounted for a significant portion of our net revenues and our largest customer accounted for approximately 28.5% of our first quarter 2005 net revenues.

        Our top ten customers accounted for approximately 59% of our gross revenues in fiscal 2004 and 64.9% of our gross revenues in the first quarter 2005. In particular, CKE Restaurants, Inc. ("CKE") accounted for approximately 28.5% of our first quarter 2005 net revenues, approximately 24% of our fiscal 2004 net revenues and approximately 11% of our fiscal 2003 net revenues. Our contract with CKE with respect to its Hardee's® chain expires in November 2006, and our contract with CKE with respect to its Carl's Jr.® chain expires in July 2007. However, CKE may terminate either of these contracts at any time without recourse to us if it discontinues the line of products that uses our beef patties. If, for any reason, one of our key customers were to purchase significantly less of our products in the future or were to terminate its purchases from us, or if for any reason we were unable to renew an existing contract with a key customer on terms favorable to us, or at all, and we were not able to sell our products to new customers at comparable or greater levels, our business, financial condition and operating results would suffer.

The consolidation of and market strength among our retail and foodservice customers may put pressure on our operating margins.

        In recent years, the trend among our retail and foodservice customers, such as warehouse clubs and foodservice distributors, has been toward consolidation. In addition, our customers include two of the five largest quick-service hamburger restaurant chains in the United States. These factors have resulted in increased negotiating strength among many of our customers, which has and may continue to allow them to exert pressure on us with respect to pricing terms, product quality and the introduction of new products. To the extent our customer base continues to consolidate, competition for the business of fewer customers may intensify. If we cannot continue to negotiate favorable contracts, whether upon renewal or otherwise, with these customers, implement appropriate pricing and introduce new product offerings acceptable to our customers, or if we lose our existing large customers, our profitability could decrease.

We manufacture many of our products using proprietary formulations and market our products under a variety of brand names. The termination of, or failure to renew, a license agreement under which we sell branded products, the reduction in value of an underlying license or our inability to protect our ownership of our proprietary formulations, could negatively impact our ability to produce and sell our products.

        The market for our products depends to a significant extent upon the proprietary formulations we use in manufacturing our products and the goodwill associated with the brand names under which our products are sold. We rely on patent, trademark and trade secret law to establish and protect our intellectual property rights, including our proprietary formulations. We may be required from time to time to bring lawsuits against third parties to protect our intellectual property. Similarly, from time to time we may be party to proceedings in which third parties challenge our rights, including those to our product formulations. Any lawsuits or other actions we bring to enforce our rights may not be successful, and we may in fact be found to infringe on the intellectual property rights of others, in either of which case we may not be able to prevent others from using such intellectual property and/or may be prevented from using such intellectual property, including our proprietary formulations, ourselves.

        In addition to our own brand names, we have licenses with third parties that own certain trademarks or trade names used in the marketing of some of our products. In the event that any such license is terminated, we may lose the right to use or have reduced rights to use the intellectual property covered by such agreement. In such event, we might not be able to secure licenses to use alternative trademarks or trade names in the marketing of our products, and our products may not be as attractive to customers. In addition, certain events, including events beyond our control, could make certain of our brand names, or the brand names we license, less attractive to our customers, making our products less desirable as a result. Any loss in the value of a brand name or loss of a license for a brand name could adversely affect our sales volume for affected products.

We are subject to extensive governmental regulations, which require significant compliance expenditures.

        We are subject to extensive federal, state and local regulations. Our food processing facilities and food products are subject to frequent inspection by the USDA, the Food and Drug Administration, or "FDA," and various state and local health and agricultural agencies. Applicable statutes and regulations governing food products include rules for identifying the content of specific types of foods, the nutritional value of that food and its serving size, as well as rules that protect against contamination of products by food-borne pathogens. Many jurisdictions also provide that food manufacturers adhere to good manufacturing practices (the definition of which may vary by jurisdiction) with respect to production processes. Recently, the food safety practices and procedures in the meat processing industry have been subject to more intense scrutiny and oversight by the USDA and future outbreaks of diseases among cattle, poultry or pigs could lead to further governmental regulation. In addition, our production and distribution facilities are subject to various federal, state and local laws and regulations relating to workplace safety and workplace health. Failure to comply with all applicable laws and regulations could subject us to civil remedies, including fines, injunctions, product recalls or seizures and criminal sanctions, any of which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, compliance with current or future laws or regulations could require us to make material expenditures or otherwise adversely affect the way we operate our business, financial condition and operating results.

Any material changes to, cutbacks in or termination of the USDA's Commodity Reprocessing Program could have a material adverse effect on our sales to schools.

        A substantial portion of the products that we sell to schools use meat provided to the schools through the USDA's Commodity Reprocessing Program. If this program were terminated or significantly curtailed due to budgetary constraints, or if the program were changed in a way that neutralizes what we believe is our competitive advantage in complying with program guidelines, we may be unable to continue to sell these products to schools at current volumes. These programs provide food and nutrition assistance to certain eligible institutions. The programs are designed to assist farmers, commodity producers and processors to maintain stable commodity prices and to provide nutritious foods to children. We produce many of our pre-cooked proteins using meat provided by customers through this program, which we re-sell to these customers.

Compliance with environmental regulations may result in significant costs and our failure to comply with environmental regulations may result in civil as well as criminal penalties, liability for damages and negative publicity.

        Our operations are subject to extensive and increasingly stringent regulations pertaining to the discharge of materials into the environment and the handling and disposition of wastes. Failure to comply with these regulations can have serious consequences for us, including criminal as well as civil and administrative penalties and negative publicity. We have incurred and will continue to incur significant capital and operating expenditures to avoid violations of these laws and regulations. Additional environmental requirements imposed in the future could require currently unanticipated investigations, assessments or expenditures, and may require us to incur significant additional costs. As the nature of these potential future changes is unknown, we cannot estimate the magnitude of any future costs and we have not accrued any reserve for any potential future costs.

Labor disruptions or increased labor costs could adversely affect our business.

        As of June 5, 2004, we had approximately 1,700 employees. We consider our relations with our employees to be good. However, we could experience a material labor disruption or significantly increased labor costs at one of our facilities in the future, which would have a material adverse effect on our business, financial condition and operating results.

We sell a large percentage of our products to schools, which subjects our sales volumes and, thus, our operating results, to seasonal variations.

        Our quarterly operating results are affected by the seasonal fluctuations of our sales and operating profits. We derived approximately 19% and 14% of our net revenues in fiscal 2004 and first quarter 2005, respectively from sales to schools. Since schools comprise a significant portion of our customer base, sales of our products tend to be lower during the summer months. These lower sales volumes negatively impact our operating profits during the second quarter of each fiscal year. As a result of these fluctuations, we believe that comparisons of our sales and operating results among different quarters within a single fiscal year are not necessarily meaningful and that they cannot be relied upon as indicators of our future performance.

We process all of our meat at our Cincinnati, Ohio facility, and we produce bread and assemble all of our sandwiches at our Claremont, North Carolina facility. A material disruption at either of these plants could seriously harm our financial condition and operating results.

        We manufacture all of our protein products, including all of the meat used in our packaged sandwich operations, at our Cincinnati, Ohio facility. In addition, we produce bread and assemble all of our sandwiches at our Claremont, North Carolina facility. Since we do not have operations elsewhere, a material disruption at either location would seriously limit our ability to deliver products to our customers. Such disruption could be caused by a number of different events, including:

  •
  maintenance outages;

  •
  prolonged power failures;

  •
  equipment failure;

  •
  a chemical spill or release;

  •
  widespread contamination of our equipment;

  •
  fires, floods, earthquakes or other natural disasters; or

  •
  other operational problems.

        Any material malfunction or prolonged disruption in the operations of either of our facilities could prevent us from fulfilling orders to existing customers, and would limit our ability to sell products to new customers. Any material malfunction or prolonged disruption in our Cincinnati, Ohio meat processing facility would be particularly harmful to us, as nearly all of our products are manufactured, at least in part, at that facility. Any of these events would adversely affect our business, financial condition and operating results.

We depend upon the continued services of certain members of our senior management team, without whom our business operations would be significantly disrupted.

        Our success depends, in part, on the continued contributions of our executive officers and other key employees. Our management team has significant industry experience and would be difficult to replace. If we lose or suffer an extended interruption in the service of one or more of our senior officers, our financial condition and operating results may be adversely affected. Moreover, the market for qualified individuals may be highly competitive and we may not be able to attract and retain qualified personnel to replace or succeed members of our senior management or other key employees, should the need arise. In connection with the Acquisition, Pamela Witters resigned her position as our Chief Financial Officer. We are conducting a search for a new Chief Financial Officer.

Significant increases in the cost of distribution would have an adverse effect on our financial condition and operating results.

        Our distribution costs include fuel for transportation and electricity for cold storage. Significant increases in these distribution costs would adversely affect our financial condition and operating results. We use a core group of contract carriers that have established rates based on mileage to regions or destination states. A fuel surcharge addendum is a component of all rates to offset the fluctuating price of diesel fuel, primarily to limit the contract carrier's exposure. These fuel surcharges have risen over the past six months and remain at a historic high. If these surcharges continue to rise, or if we are unable to pass increased distribution costs on to our customers in the form of higher prices for our products, our financial condition and operating results would suffer.

        We use commercial cold storage vendors to store finished goods. A major component of cold storage operations expense is electricity cost. Although we try to minimize storage costs, any significant increase in electricity rates for the vendor are passed along in the form of higher storage rates. If our storage rates increase significantly, we may be unable to pass these costs on to our customers, which would have an adverse effect on our financial condition and operating results.

USE OF PROCEEDS

        This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus.

        We used the proceeds from the issuance of the outstanding notes of $125 million and $150 million of initial borrowings under our new senior credit facility (net of issuance costs), together with a $142.5 million equity contribution to Holding, to finance Holding's acquisition of PF Management, to repay existing indebtedness of Pierre Foods and to pay related fees and expenses. See "Prospectus Summary—The Transactions—The Acquisition."

        The following table summarizes the sources and uses of funds in connection with the Acquisition.

(dollars in millions):

Sources:
Revolving credit facility(1)	$—
Term loan facility	150.0
Notes	125.0
Equity contribution to Holding(2)	142.5
Management investment in deferred compensation plan(3)	4.9

Total sources of funds	$422.4

Uses:
Acquisition consideration(4)	$237.4
Repayment of existing liabilities(5)	166.7
Estimated fees and expenses(6)	18.3

Total uses of funds	$422.4

(1)
In connection with the Acquisition, we entered into a $40.0 million revolving credit facility. As of June 5, 2004 on a pro forma basis after giving effect to the Transactions, we would have had $3.8 million of letters of credit outstanding and $36.2 million of availability under the revolving credit facility. See "Description of New Senior Credit Facility."

(2)
Includes (a) a $142.0 million cash investment by Madison Dearborn and (b) cash investments of approximately $0.5 million by the management investors.

(3)
In connection with the Acquisition, the management investors invested approximately $4.9 million in a deferred compensation plan. This deferred compensation plan was funded through a rabbi trust that acquired preferred stock of Holding with an aggregate liquidation value of approximately $4.9 million. See "Certain Relationships and Related Transactions—Bonus Payments and Deferred Compensation Plan and Trust."

(4)
Includes payments made in respect of PF Management's equity interests of $211.2 million, executive bonus payments of $24.2 million and the selling shareholders' transaction expenses of $2.0 million, including the fees of the selling shareholders' financial and legal advisors.

(5)
Includes the purchase of $115.0 million aggregate principal amount of our senior notes (plus accrued interest of approximately $1.1 million and expenses in connection with the tender offer of approximately $0.3 million) and the repayment of $21.0 million of borrowings under our revolving senior credit facility (plus a prepayment penalty of $0.4 million), $9.0 million of our term loan sublines, $5.5 million of our debt associated with the airplane and $13.8 million of our junior subordinated indebtedness (plus accrued interest of $0.5 million) and the payment of $0.2 million due under consulting and non-compete agreements.

(6)
Includes commitment, placement, financial advisory and other transaction fees, including legal, accounting and other professional fees, as well as a premium paid in connection with the tender offer. See "Certain Relationships and Related Transactions."

For more information, see "Unaudited Pro Forma Consolidated Financial Data" and our audited historical consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 5, 2004 on an actual basis and on a pro forma basis to give effect to the Transactions. This information should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of June 5, 2004
(in millions)	Actual	Pro Forma
Cash and cash equivalents	$0.1	$0.1

Debt (including current portion):
Senior credit facility and term loan sublines	$28.5	$—
Senior notes due 2006	115.0	—
Junior subordinated indebtedness	13.5	—
Aircraft note	5.5	—
Notes payable to shareholders	0.3	—
New senior credit facility:(1)
Revolving credit facility	—	—
Term loan facility	—	150.0
Capital lease obligations	0.2	0.2
Senior subordinated notes due 2012	—	125.0

Total debt (including current portion)	163.0	275.2
Total shareholders' equity (deficit)(2)	(4.2)	142.5

Total capitalization	$158.8	$417.7

(1)
In connection with the Acquisition, we entered into a new $190.0 million senior credit facility, which consists of a five-year $40.0 million revolving credit facility and a six-year $150.0 million term loan facility. See "Description of New Senior Credit Facility." On a pro forma basis, as of June 5, 2004, we did not have any borrowings under our revolving credit facility; however, we had letters of credit outstanding totaling approximately $3.8 million. See "Description of New Senior Credit Facility."

(2)
See "Unaudited Pro Forma Consolidated Financial Data" for a description of the impact of the Acquisition on shareholders' equity.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

        We derived the unaudited pro forma consolidated financial data set forth below by the application of pro forma adjustments to our historical financial statements appearing elsewhere in this prospectus.

        The unaudited pro forma consolidated statement of operations data for the fiscal year ended March 6, 2004 and the quarter ended June 5, 2004 give effect to the Transactions as if they had occurred at March 2, 2003 (the first day of fiscal 2004). The unaudited pro forma consolidated balance sheet as of June 5, 2004 gives effect to the Transactions as if they occurred on such date. We provide the unaudited pro forma financial data for informational purposes only. The unaudited pro forma consolidated financial data do not purport to represent what our results of operations, balance sheet data or financial information would have been if the Transactions had occurred as of the dates indicated, nor are they indicative of results for any future periods.

        The Restructuring adjustments give pro forma effect to our entering into the Fourth Supplemental Indenture relating to our senior notes on March 8, 2004. The Fourth Supplemental Indenture, among other things, increased the annual interest rate from 10.75% to 12.25% through March 31, 2005 and 13.25% thereafter; provided for the assumption of approximately $14.5 million (net of cancellation of a related party receivable of $1.0 million and including $0.2 million of accrued interest) of subordinated debt of PF Management; and required the termination of substantially all of our related party agreements. As the Restructuring occurred on March 8, 2004, the effects of the Restructuring are already reflected within the historical results of operations for the first quarter 2005.

        The Acquisition adjustments give pro forma effect to the Acquisition, which we have accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations." The total purchase price was allocated to our net assets based upon estimates of fair value. The pro forma adjustments were based on a preliminary assessment of the value of our tangible and intangible assets by management. The final purchase price allocation will be determined by management based on a formal valuation analysis by an outside appraisal firm and may include an adjustment to the amounts recorded for the value of inventory, property, plant and equipment, identifiable intangible assets and goodwill.

        The adjustments to the unaudited pro forma consolidated statements of operations are based upon available information and certain assumptions that we believe are reasonable. You should read the unaudited pro forma consolidated financial data and the accompanying notes in conjunction with our historical financial statements and the accompanying notes thereto included elsewhere in this prospectus and the other financial information contained in "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PIERRE FOODS, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
First Quarter Ended June 5, 2004

	Historical	Acquisition Adjustments		Pro Forma
	(dollars in thousands)
Revenues, net	$92,013	$(8	)(a)	$92,005
Costs and expenses:
Cost of goods sold	67,045	—		67,045
Selling, general and administrative expenses	18,839	(2,103	)(b)	16,736
Net loss on disposition of property, plant and equipment	340	—		340
Depreciation and amortization	1,186	6,277	(c)	7,463

Total costs and expenses	87,410	4,174		91,584

Operating income	4,603	(4,182)		421

Interest expense	(4,783)	(130	)(d)	(4,913)

Loss before income tax	(180)	4,312		(4,492)
Income tax benefit	(59)	(1,621	)(e)	(1,680)

Net loss	$(121)	$(2,691)		$(2,812)

PIERRE FOODS, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Fiscal Year Ended March 6, 2004

	Historical	Restructuring Adjustments		Acquisition Adjustments		Pro Forma
	(dollars in thousands)
Revenues, net	$358,549	$—		$(104	)(j)	$358,445
Costs and expenses:
Cost of goods sold	254,235	(5,313	)(f)	—		248,922
Selling, general and administrative expenses	79,982	(11,757	)(g)	(7,306	)(k)	60,919
Net loss on disposition of property, plant and equipment	11	—		—		11
Depreciation and amortization	4,605	—		27,694	(l)	32,299

Total costs and expenses	338,833	(17,070)		20,388		342,151

Operating income	19,716	17,070		(20,492)		16,294

Interest expense	(16,979)	(4,757	)(h)	(419	)(m)	(22,155)

Income (loss) before income tax	2,737	12,313		(20,911)		(5,861)
Income tax provision (benefit)	1,303	4,327	(i)	(7,822	)(n)	(2,192)

Net income (loss)	$1,434	$7,986		$(13,089)		$(3,669)

See accompanying notes to unaudited pro forma consolidated financial statements.

PIERRE FOODS, INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

	As of June 5, 2004
	Historical	Acquisition Adjustments		Pro Forma
	(dollars in thousands)
Assets
Current Assets:
Cash and cash equivalents	$115	$—		$115
Certificate of deposit	1,240	(1,240	)(o)	—
Accounts receivable, net	22,198	(23	)(p)	22,175
Inventories	42,165	2,021	(s)	44,186
Refundable income taxes	20	—		20
Deferred income taxes	3,570	—		3,570
Prepaid expenses and other current assets	3,090	(34	)(q)	3,056

Total current assets	72,398	724		73,122
Property, plant and equipment, net	60,699	(4,035	)(r)(s)	56,664

Other Assets:
Goodwill	—	174,899	(s)	174,899
Other intangibles	38,809	145,791	(s)	184,600
Deferred income taxes	482	1,576	(t)	2,058
Deferred loan origination fees, net	4,451	3,361	(u)	7,812
Other	279	—		279

Total other assets	44,021	325,627		369,648

Total assets	$177,118	$322,316		$499,434

Liabilities and Shareholders' Equity (Deficit)
Current Liabilities:
Current installments of long-term debt	$5,145	$(3,538	)(v)	$1,607
Trade accounts payable	8,126	(34	)(w)	8,092
Accrued payroll and payroll taxes	4,968	—		4,968
Accrued interest	173	(173	)(x)	—
Accrued promotions	2,910	—		2,910
Accrued taxes (other than income and payroll)	1,177	—		1,177
Deferred income taxes—current	—	757	(s)	757
Other accrued liabilities	722	1,989	(ab)	2,711

Total current liabilities	23,221	(999)		22,222
Long-term debt, less current installments	157,828	115,783	(v)	273,611
Deferred income taxes	—	56,201	(s)	56,201
Other long-term liabilities	233	4,627	(y)	4,860

Total liabilities	181,282	175,612		356,894
Shareholders' Equity (Deficit):
Equity	836	141,704	(z)	142,540
Note receivable-related party	(5,000)	5,000	(aa)	—

Total shareholders' equity (deficit)	(4,164)	146,704		142,540

Total liabilities and shareholders' equity (deficit)	$177,118	$322,316		$499,434

See accompanying notes to unaudited pro forma consolidated financial statements.

PIERRE FOODS, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

The unaudited pro forma consolidated financial statements give effect to the following adjustments:

  (a)
  To reflect the elimination of revenues related to the operations of Compass Outfitters, LLC ("Compass Outfitters"), which was retained by the selling shareholders.

  (b)
  To reflect the addition of $121 of compensation expense related to the new deferred compensation plan, as well as the elimination of (1) $79 of selling, general and administrative expenses relating to Compass Outfitters, which was retained by the selling shareholders; (2) $926 of compensation expense for the selling shareholders and other personnel who were terminated in connection with the Acquisition and will not be replaced; (3) $733 of travel and entertainment expenses incurred by the selling shareholders and other personnel who were terminated in connection with the Acquisition and will not be replaced; (4) $342 related to the operation of an aircraft which aircraft was retained by the selling shareholders; (5) $144 of rent expense, maintenance and other occupancy costs associated with the lease of an office building from a related party, which lease was terminated in connection with the Acquisition.

  (c)
  To reflect (1) the $83 decrease in annual depreciation expense related to the aircraft retained by the selling shareholders; (2) the elimination of depreciation expense of $49 related to Compass Outfitters, which was retained by the selling shareholders; (3) the elimination of depreciation expense of $85 related to other assets, primarily office furniture, fixtures and computers, that were distributed to the selling shareholders in connection with the Acquisition; and (4) the increase in depreciation ($376) and amortization ($6,118) due to the preliminary purchase price allocation (see footnote(s)). See "Certain Relationships and Related Transactions."

  (d)
  To reflect the adjustments to interest expense as a result of (1) the increase in annual interest expense associated with $150,000 of variable rate debt under the term loan facility portion of our new senior credit facility; (2) the increase in annual interest expense associated with the issuance of $125,000 of notes; (3) the elimination of interest expense of $4,777 associated with our indebtedness (including the amortization of related deferred financing fees); and (4) the amortization of deferred financing fees of $287 associated with our new senior credit facility and the notes. A 1/8% change in rates under the new senior credit facility would change interest expense for the period presented by approximately $47.

  (e)
  To reflect the tax effect of the pro forma adjustments related to the Acquisition, resulting in a cumulative combined federal and state statutory tax rate of 37.4%.

  (f)
  To reflect the elimination of commissions paid to PF Purchasing, LLC ("PF Purchasing") for its services in negotiating discounts and commissions with respect to our non-protein products, to the extent such commissions exceed the cost of providing such purchasing services. As a requirement of the Fourth Supplemental Indenture, PF Purchasing was dissolved and our purchasing agreement with PF Purchasing was terminated.

  (g)
  To reflect the elimination of $11,613 in fees paid to PF Distribution, LLC ("PF Distribution") for shipping, warehousing and storage services, representing the excess of such fees over the cost of providing such services. As a requirement of the Fourth Supplemental Indenture, PF Distribution was dissolved and our logistics agreement with PF Distribution was terminated. Also to reflect the elimination of $144 of lease expense, which lease was terminated in connection with the Restructuring.

  (h)
  To reflect (1) $1,725 of additional interest resulting from the increase in the interest rate on the then-existing senior notes from 10.75% to 12.25% per annum; (2) $1,534 of additional interest on the assumed PF Management subordinated indebtedness; and (3) amortization of

    $1,498 of additional deferred financing fees resulting from the 3% consent fee paid to holders of our senior notes (see note (u) below).

  (i)
  To reflect the tax effect of the Restructuring adjustments, resulting in a cumulative combined federal and state statutory tax rate of 37.4%.

  (j)
  To reflect the elimination of revenues related to the operations of Compass Outfitters, which was retained by the selling shareholders.

  (k)
  To reflect the elimination of (1) $848 of selling, general and administrative expenses relating to Compass Outfitters, which was retained by the selling shareholders; (2) $2,841 of compensation expense for the selling shareholders and other personnel who were terminated in connection with the Acquisition and will not be replaced; (3) $2,000 of travel and entertainment expenses incurred by the selling shareholders and other personnel who were terminated in connection with the Acquisition and will not be replaced; (4) $1,478 related to the leasing of an aircraft from Columbia Hill Aviation, LLC, which was formerly a subsidiary of PF Management, which airplane was retained by the selling shareholders; (5) $625 of rent expense, maintenance and other occupancy costs associated with the lease of an office building from a related party, which lease was terminated in connection with the Acquisition; and (6) the addition of $486 of compensation expense related to the new deferred compensation plan.

  (l)
  To reflect (1) the $269 decrease in annual depreciation expense related to the aircraft retained by the selling shareholders; (2) the elimination of depreciation expense of $122 related to Compass Outfitters, which was retained by the selling shareholders; (3) the elimination of depreciation expense of $434 related to other assets, primarily office furniture, fixtures and computers, that were distributed to the selling shareholders in connection with the Acquisition; and (4) the increase in depreciation ($1,504) and amortization ($27,015) due to the preliminary purchase price allocation (see footnote(s)). See "Certain Relationships and Related Transactions."

  (m)
  To reflect the adjustments to interest expense as a result of (1) the increase in annual interest expense associated with $150,000 of variable rate debt under the term loan facility portion of our new senior credit facility; (2) the increase in annual interest expense associated with the issuance of $125,000 of notes; (3) the elimination of interest expense of $19,460 associated with our indebtedness (including the amortization of related deferred financing fees); and (4) the amortization of deferred financing fees of $1,377 associated with our new senior credit facility and the notes. A 1/8% change in rates under the new senior credit facility would change interest expense for the period presented by approximately $188.

  (n)
  To reflect the tax effect of the pro forma adjustments related to the Acquisition, resulting in a cumulative combined federal, state and foreign statutory tax rate of 37.4%.

  (o)
  To reflect the elimination of the certificate of deposit collateralizing the indebtedness on the aircraft, which was retained by the selling shareholders.

  (p)
  To reflect the elimination of (1) $16 of receivables related to the aircraft retained by the selling shareholders and (2) $7 of receivables related to Compass Outfitters, which was retained by the selling shareholders.

  (q)
  To reflect the elimination of prepaid leases and insurance of $34 related to Compass Outfitters, which was retained by the selling shareholders.

  (r)
  To reflect the elimination of the book value of the following assets that were retained by the selling shareholders: (1) $5,328 related to the aircraft; (2) $1,862 related to assets of Compass

    Outfitters; and (3) $1,284 related to other assets, primarily office furniture, fixtures and computers.

  (s)
  The Acquisition has been accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations." The pro forma adjustments reflect the Acquisition and purchase accounting adjustments as follows:

Purchase price	$404,000
Plus estimated fees	10,525

Adjusted purchase price	414,525
Less book value of net assets acquired	(105,524)

Excess of purchase price over book value of net assets acquired	$309,001

    The excess of purchase price over book value of net assets acquired has been allocated on a preliminary basis as follows:

Inventory	$2,021
Property, plant and equipment	4,439
Intangibles:
Formulas	104,000
Customer Relationships	25,800
License Agreements	14,500
Tradenames and trademarks	40,300
Goodwill	174,899
Deferred income taxes—current	(757)
Deferred income taxes—long-term	(56,201)

Total	$309,001

    In calculating the pro forma adjustments, the purchase price has been allocated on a preliminary basis. We are in the process of evaluating the fair value of tangible and intangible assets acquired and liabilities assumed. Therefore, the purchase price allocation is subject to adjustment.

  (t)
  To reflect the elimination of the deferred tax liability related to the aircraft, which was retained by the selling shareholders.

  (u)
  To reflect (1) the write off of $4,451 of deferred financing fees related to debt repaid in connection with the Acquisition and (2) the capitalization of $7,812 of financing fees incurred in connection with the Acquisition.

  (v)
  To reflect (1) the repayment of the $8,988 current and long-term portions of our term loan sublines; (2) the repayment of the $19,425 of indebtedness under our revolving senior credit facility; (3) the repayment of $13,541 of our junior subordinated debt; (4) the repayment of $115,000 aggregate principal amount of our then-existing senior notes; (5) the elimination of $271 of indebtedness related to Compass Outfitters, which was retained by the selling shareholders; (6) the repayment of the $5,530 of indebtedness related to the aircraft; (7) the incurrence of $150,000 of borrowings under the new senior credit facility; and (8) the issuance of $125,000 aggregate principal amount of notes.

  (w)
  To reflect the elimination of accounts payable related to Compass Outfitters, which was retained by the selling shareholders.

  (x)
  To reflect the elimination of the accrued interest on the then-existing senior notes and the debt assumed from PF Management.

  (y)
  To reflect payment of consulting and non-compete fees of $233 and the liability of $4,860 associated with the new deferred compensation plan.

  (z)
  To reflect the impact on shareholders' equity of the Acquisition:

Equity contribution to Holding	$142,540
Payment to selling shareholders	(236,043)
Fees and expenses	(10,525)
Excess of purchase price over book value of net assets acquired	270,194
Net assets retained by selling shareholders	(15,150)
Deferred compensation plan	(4,860)
Write-off of deferred financing fees related to debt to be repaid	(4,451)

$141,705
  (aa)
  To reflect the retention of a note receivable by the selling shareholders.

  (ab)
  To reflect the accrual for amounts due to the selling shareholders under the Tax Sharing and Indemnification Agreement as a result of the expected utilization of the net operating loss carryforwards that existed at June 5, 2004. See "Certain Relationships and Related Transactions."

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following tables present selected historical consolidated financial data of Pierre Foods as of the dates and for the periods indicated. The financial data as of and for the fiscal years ended March 4, 2000, March 3, 2001, March 2, 2002, March 1, 2003 and March 6, 2004, have been derived from our audited historical consolidated financial statements. The selected historical financial data as of and for the fiscal quarters ended May 31, 2003 and June 5, 2004, have been derived from the unaudited historical financial statements included elsewhere in this prospectus, which, in the opinion of management, include all adjustments consisting only of normal recurring adjustments necessary for a fair presentation.

        The selected information below should be read in conjunction with "Capitalization," "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

	Fiscal Years Ended (1)								Fiscal Quarter Ended
	March 4, 2000	March 3, 2001	March 2, 2002		March 1, 2003		March 6, 2004		May 31, 2003		June 5, 2004
(dollars in thousands)
Statement of Operations Data:
Revenues, net	$179,415	$203,475	$243,278		$276,339		$358,549		$81,480		$92,013
Cost of goods sold	115,968	133,385	160,781		184,092		254,235		56,220		67,045
Selling, general and administrative expenses	59,193	55,752	62,399		71,352		79,982		20,097		18,838
Loss on sale of Mom 'n' Pop's Country Ham, LLC	2,857	—	—		—		—		—		—
Net (gain) loss on disposition of property, plant and equipment	(22)	27	84		89		11		—		340
Depreciation and amortization	5,662	6,238	6,438		4,125		4,605		1,151		1,186

Operating income (loss)	(4,243)	8,073	13,576		16,681		19,716		4,012		4,604
Interest expense	15,038	13,789	13,206		14,228		16,979		3,448		4,783
Other income, net	169	281	364		447		—		—		—
Income tax benefit (provision)	4,825	767	(733)		(1,122)		(1,303)		(188)		58

Income (loss) from continuing operations	(14,287)	(4,668)	1		1,778		1,434		376		(121)
Income from discontinued operations	2,828	—	—		—		—		—		—
Gain on disposal of discontinued operations	6,802	—	—		—		—		—		—
Cumulative effect of accounting change(2)	—	—	—		(18,605)		—		—		—

Net income (loss)	$(4,657)	$(4,668)	$1		$(16,827)		$1,434		$376		$(121)

Balance Sheet Data: (at end of period)
Cash and cash equivalents	$2,701	$1,813	$4,578		$274		$205		$589		$115
Working capital	36,403	35,890	37,061		40,716		46,110		37,116		49,176
Total assets	164,727	160,308	169,821		168,781		175,771		172,249		177,118
Total long-term debt, including current portion	115,479	115,165	115,097		130,466		138,087		130,421		162,973
Obligation of special purpose entity, including current portion	—	—	6,134		5,882		5,606		5,521		—
Shareholders' equity (deficit)	31,533	26,867	27,207		8,998		6,621		9,188		(4,164)
Other Financial Data:
Ratio of earnings to fixed charges(3)	—	—	1.05	x	1.20	x	1.14	x	1.16	x	—

(1)
The fiscal year ended March 6, 2004 was comprised of 53 weeks and all other fiscal years presented were comprised of 52 weeks.

(2)
Represents a goodwill impairment charge associated with the adoption of SFAS 142.

(3)
For purposes of calculating the ratio of earnings to fixed charges, (a) earnings consist of income (loss) from continuing operations plus income tax expense plus fixed charges and (b) fixed charges is defined as interest expense (including capitalized interest and amortization of debt issuance costs) and the estimated portion of operating lease expense deemed by management to represent the interest component of rent expense. Earnings were insufficient to cover fixed charges by $180, $19,060 and $4,979 for first quarter 2005 and fiscal 2000 and 2001, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read in conjunction with the "Selected Historical Consolidated Financial Data," "Unaudited Pro Forma Consolidated Financial Data" and the consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements about our markets, the demand for our products and our future results. We based these statements on assumptions that we consider reasonable. Actual results may differ materially from those suggested by our forward-looking statements for various reasons including those discussed in the "Risk Factors" and "Forward-Looking Statements" sections of this prospectus.

Overview

        We are a leading manufacturer and marketer of high-quality, differentiated processed food solutions, focusing on formed, pre-cooked protein products and hand-held convenience sandwiches. Our products include specialty beef, poultry, pork and bakery items that are frequently custom-developed to meet specific customer requirements. We also have a focused sales and marketing effort organized around six targeted end markets. We offer comprehensive food solutions to our customers, including proprietary product development, special ingredients and recipes, as well as custom packaging programs. We are well-positioned to benefit from several favorable industry trends, including the increased demand by foodservice providers for pre-cooked proteins and the shift from meals cooked at home to convenience products and other meals prepared outside the home. On a pro forma basis for fiscal 2004, we would have generated net revenues, operating income, net loss and EBITDA of $358.4 million, $16.3 million, $3.7 million and $48.6 million, respectively. On a pro forma basis for first quarter 2005, we would have generated net revenues of $92 million, operating income of $0.4 million, net loss of $2.8 million and EBITDA of $7.9 million. For a reconciliation of EBITDA to net income, see page 11.

        We produce a wide variety of pre-cooked beef, poultry and pork products, hand-held convenience sandwiches and value-added bakery products. Our product line consists of approximately 800 stock keeping units ("SKUs"). At our Cincinnati facility, we produce specialty beef, poultry and pork products that are frequently custom-developed to meet specific customer requirements. Our sandwich assembly plant and bakery is located at our Claremont, North Carolina facility. We also offer proprietary product development, special ingredients and recipes as well as custom packaging and marketing programs to our customers. The six targeted end markets for our products are (1) vending, (2) convenience stores, (3) warehouse clubs/grocery stores, (4) schools, (5) national restaurant chains and large packaged food companies, or "national accounts," and (6) foodservice providers. Our largest customer is CKE, which accounted for approximately 11% and 24% of our net revenues during fiscal 2003 and fiscal 2004, respectively and 28.5% of our net revenues during first quarter 2005.

        Our overall profitability is affected by fluctuating operating expenses such as raw material costs, particularly for beef, pork, chicken and cheese, due to changing market conditions, and distribution costs due to changing fuel prices.

        Gross profit margins reflect the temporary negative impact of historically high raw material prices. Chicken prices, in particular, are at historical highs. We attempt to mitigate the effects of rising raw material costs through periodic price increases to our customers, plant improvements and other cost reduction initiatives. However, we typically experience a lag of 30-90 days with respect to price increases and we are unable to pass along raw material cost increases to the extent our products are sold under fixed-price contracts.

        Distribution costs include fuel for transportation and electricity for cold storage. We seek to mitigate rising fuel costs by using a core group of contract carriers that have established rates based on mileage to regions or destinations. Significant increases in fuel and electricity are often passed on to our customers through price increases or temporary fuel surcharges.

        We have, and will continue to have, a significant amount of indebtedness. This indebtedness substantially increases our vulnerability to changes in interest rates, due to a substantial portion of our indebtedness that bears interest at floating rates. Based on the pro forma amounts outstanding under our new senior credit facility, an immediate increase of one percentage point would cause an increase in interest expense of approximately $1.5 million on an annual basis.

Results of Operations

        The following table sets forth the percentages of net revenues that certain items of operating data constitute for the periods indicated:

				Pro Forma Year Ended March 6, 2004	Fiscal Quarters Ended		Pro Forma First Quarter Ended June 5, 2004
	Fiscal Years Ended
	March 2, 2002	March 1, 2003	March 6, 2004		May 31, 2003	June 5, 2004
Statement of operations data:
Revenues, net	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	66.1	66.6	70.9	69.4	69.0	72.9	72.9
Selling, general and administrative expenses	25.6	25.8	22.3	17.0	24.7	20.5	18.2
Depreciation and amortization	2.6	1.5	1.3	9.0	1.4	1.3	8.1
(Gain)/Loss on dispositions					—	0.4	0.4
Operating income	5.6	6.0	5.5	4.6	4.9	5.0	0.4
Interest expense and other income, net	5.3	5.0	4.7	6.2	4.2	5.2	5.3
Income (loss) before income tax, and cumulative effect of accounting change	0.3	1.0	0.8	(1.6)	0.7	(0.2)	(4.9)
Income tax (provision) benefit	(0.3)	(0.4)	(0.4)	(0.6)	(0.2)	0.1	(1.8)
Income (loss) before cumulative effect of accounting change	0.0	0.6	0.4	(1.0)	0.5	(0.1)	(3.1)
Cumulative effect of accounting change	—	6.7	—	—	—	—	—
Net income (loss)	0.0	(6.1)	0.4	(1.0)	0.5	(0.1)	(3.1)

Quarter ended June 5, 2004 compared to quarter ended May 31, 2003

        Revenues, net.    Net revenues increased by $10.5 million, or 12.9%. The increase in net revenues was primarily due to the substantial development of national business with an existing customer.

        Cost of goods sold.    Cost of goods sold increased by $10.8 million, or 19.3%. As a percentage of revenues, cost of goods sold increased from 69.0% to 72.9%. This increase was primarily due to increased raw material prices, a change in product mix to lower margin product and start-up costs related to the development of high-volume, low margin national business associated with a significant new customer. In first quarter 2005, beef, pork and chicken prices increased approximately 4%, 47% and 76%, respectively, compared to first quarter 2004. With respect to beef, we expect that the price levels experienced in first quarter 2005 will continue during the second quarter 2005. These increases were partially offset by the elimination of commissions as a result of the termination of the Company's purchasing agreement with PF Purchasing. This affiliate relationship was terminated in conjunction with the Restructuring, which was completed on March 8, 2004. Other offsets to the increase in cost of goods sold included increased efficiencies due to improvements in the manufacturing process and labor decreases due to less overtime days worked.

        Selling, general and administrative expenses.    Selling, general and administrative expenses decreased by $1.3 million, or 6.3%. This decrease was primarily due to the elimination of fees paid to PF Distribution for shipping, warehousing and storage services. Fees totaling $3.2 million were incurred in the first quarter 2004; no fees were incurred in the first quarter 2005. This affiliate relationship was terminated in conjunction with the Restructuring. This decrease was partially offset by increased costs related to an increase in sales volume, in addition to costs incurred in conjunction with the execution of the Fourth Supplemental Indenture totaling $1.9 million. As a percentage of revenues, selling, general and administrative expenses decreased from 24.7% to 20.5%.

        Depreciation and amortization.    Depreciation expense remained consistent at $1.2 million.

        Interest Expense and other income, net.    Interest expense consists primarily of interest on fixed and variable rate long-term debt. Interest expense increased by $1.3 million or 38.8% in first quarter 2005 primarily due to the increase in the annual interest rate on the senior notes and interest expense on the debt assumed, both as a result of our entering into the Fourth Supplemental Indenture on March 8, 2004 and increased borrowings under the revolving credit facility.

        Income tax provision.    The effective tax rate for first quarter 2005 was 32.8% compared to 33.3% for first quarter 2004.

Fiscal year ended March 6, 2004 compared to fiscal year ended March 1, 2003

        Revenues, net.    Net revenues increased by $82.2 million, or 29.7%. The increase in net revenues was primarily due to the substantial development of national business with an existing customer, increased retail business with an existing customer, short term co-packing operations and an increase in sales of existing product lines. Among our six end markets, our national accounts had the greatest increase in demand. Revenues in fiscal 2004 included $0.1 million of revenues from Compass Outfitters, which was retained by the selling shareholders following the Acquisition.

        Cost of goods sold.    Cost of goods sold increased by $70.1 million, or 38.1%. As a percentage of net revenues, cost of goods sold increased from 66.6% to 70.9%. This increase primarily was due to a change in product mix to lower margin products and increased raw material prices (particularly beef prices), offset by allocating fixed costs over increased production as a result of the Cincinnati plant expansion. In fiscal 2004, beef, chicken and pork prices increased by approximately 12%, 1% and 29%, respectively, compared to fiscal 2003. Cost of goods sold included $5.3 million and $4.1 million of commissions paid to PF Purchasing in fiscal 2004 and 2003, respectively. The payment of these commissions was terminated in the Restructuring.

        Selling, general and administrative expenses.    Selling, general and administrative expenses increased by $8.6 million, or 12.1%, primarily due to an increase in distribution expense on higher product volumes and increased marketing costs. As a percentage of net revenues, selling, general and administrative expenses decreased from 25.8% to 22.3%. Selling, general and administrative expenses included $22.8 million and $15.6 million in fiscal 2004 and fiscal 2003, respectively, of expenses that will not be paid following the Transactions, including (1) distribution expenses paid to PF Distribution in excess of the cost of such services of $11.6 million and $2.9 million, respectively, (2) rent expense, maintenance and other occupancy costs under a lease that was terminated of $144,000 and $48,000, respectively, (3) compensation expense paid to personnel terminated in connection with the Acquisition of $2.8 million and $6.1 million, respectively, (4) travel and entertainment expenses incurred by personnel terminated in connection with the Acquisition of $2.0 million and $1.6 million, respectively, (5) expenses of leasing of an aircraft retained by the selling shareholders of $1.5 million and $1.0 million, respectively, (6) expenses of $0.6 million and $0.4 million, respectively, associated with the lease of an office building from a related party that was terminated in connection with the Acquisition, and (7) losses of Compass Outfitters, which was retained by the selling shareholders.

        Depreciation and amortization.    Depreciation and amortization increased by $0.5 million, or 11.6%, primarily due to the full-year impact in fiscal 2004 of the Cincinnati plant expansion in fiscal 2003. As a percentage of net revenues, depreciation and amortization decreased from 1.5% to 1.3%.

        Interest expense and other income, net.    The primary component of interest expense and other income, net for fiscal 2004 and fiscal 2003 was interest expense. Interest expense consists primarily of interest on fixed and variable rate long-term debt, in addition to expense incurred due to the early extinguishment of our $50.0 million revolving credit loan in fiscal 2004. Interest expense and other income, net increased by $3.2 million or 23.2% in fiscal 2004 due to increased borrowings under our revolving credit facility and due to the write-off of loan commitment fees and a prepayment penalty associated with the change in credit facilities and early extinguishment of that credit facility, both of which were charged to interest expense. See "Liquidity and Capital Resources" below.

        Income tax provision.    The effective tax rate for fiscal 2004 was 47.6% compared to 38.7% for fiscal 2003. The increase in the effective tax rate is primarily due to an increase in state tax expense of 3.4% and a decrease in the benefit realized from Columbia Hill Aviation.

Fiscal year ended March 1, 2003 compared to fiscal year ended March 2, 2002

        Revenues, net.    Net revenues increased by $33.1 million, or 13.6%. The increase in net revenues was primarily due to the substantial development of new customers, the introduction of a new sandwich line within the foodservice distribution channel and increased revenues in existing product lines. Among our six end markets, our national accounts had the greatest increase in demand.

        Cost of goods sold.    Cost of goods sold increased by $23.3 million, or 14.5%. As a percentage of revenues, cost of goods sold increased from 66.1% to 66.6%. This increase primarily was due to a change in product mix to lower margin products and unfavorable insurance and utilities expense, offset by a decrease in the prices of beef, chicken and pork, our primary raw materials. In fiscal 2003, beef, chicken and pork prices decreased approximately 9%, 6% and 34%, respectively, compared to fiscal 2002.

        Selling, general and administrative expenses.    Selling, general and administrative expenses increased by $9.0 million, or 14.3%, primarily due to an increase in overhead costs to support the increased sales volume. As a percentage of net revenues, selling, general and administrative expenses increased from 25.6% to 25.8%.

        Depreciation and amortization.    Depreciation and amortization decreased by $2.3 million, or 35.9%, primarily due to the adoption of SFAS 142 in fiscal 2003, which discontinued amortization of goodwill and intangibles with indefinite lives, offset by depreciation related to an increase in capital expenditures due to a significant plant expansion. As a percentage of net revenues, depreciation and amortization decreased from 2.6% to 1.5%.

        Interest expense and other income, net.    The primary component of interest expense and other income, net for fiscal 2003 and fiscal 2002 was interest expense, which consists primarily of interest on fixed and variable rate long-term debt. Net other expense increased by $0.9 million, or 7.3%. This increase primarily was due to a change in our credit facility and increased borrowings under that facility. See "—Liquidity and Capital Resources" below.

        Income tax provision.    The effective tax rate for fiscal 2003 was 38.7% compared to 99.9% for fiscal 2002. The decrease in the effective tax rate is primarily due to the limitation on the deductibility of executive compensation in fiscal 2002, combined with the effects of permanent differences in fiscal 2002.

Liquidity and Capital Resources

Historical

        During first quarter 2005 and first quarter 2004, net cash provided by (used in) operating activities was ($0.2) million and $5.6 million, respectively. The primary components of the net cash used in operating activities for first quarter 2005 were: (1) a decrease in trade accounts payable and other accrued liabilities of $2.4 million; and (2) an increase in inventories of $3.2 million; offset by (3) a decrease in accounts receivables of $3.4 million. Net cash provided by operating activities was $3.3 million for fiscal 2004, compared to $0.0 million and $9.9 million for fiscal 2003 and fiscal 2002, respectively. The increase in net cash provided by operating activities from fiscal 2003 to fiscal 2004 was primarily due to: (1) a decrease in deferred income taxes of $1.3 million; (2) an increase in trade accounts payable and other accrued liabilities of $2.4 million; and (3) the write-off of deferred loan origination fees of $1.2 million; offset by (4) an increase in inventories of $6.4 million; and (5) an increase in receivables of $2.0 million. The decrease in net cash provided by operating activities from fiscal 2002 to fiscal 2003 was primarily due to: (1) an increase in inventories of $8.7 million; (2) an increase in accounts receivable of $2.2 million; and (3) an increase in refundable income taxes, prepaid expenses and other assets of $1.7 million; offset by (4) an increase in trade accounts payable and other accrued liabilities of $4.9 million. In each of fiscal years 2004, 2003 and 2002 and first quarter 2005, net cash provided by operating activities included cash payments made under related party agreements that were terminated in the Restructuring and others that were terminated in the Acquisition.

        Net cash used in investing activities was $1.5 million for first quarter 2005, compared to $4.7 million for first quarter 2004. The decrease is primarily due to significant capital expenditures for a plant expansion in first quarter 2004 that did not occur in first quarter 2005. Net cash used in investing activities was $9.8 million for fiscal 2004. The primary components were routine capital expenditures and a significant plant expansion totaling $10.0 million, partially offset by proceeds derived from the sale of assets. Net cash used in investing activities was $16.1 million for fiscal 2003. The primary component was routine capital expenditures and a significant plant expansion totaling $16.2 million, partially offset by proceeds derived from the sale of assets. Net cash used in investing was $7.3 million for fiscal 2002. The primary components were for routine capital expenditures totaling $6.0 million.

        Net cash provided by (used in) financing activities was $1.6 million for first quarter 2005, compared to ($0.6) million for first quarter 2004. The increase in cash provided by financing activities was due primarily to: (1) increased net borrowings under the revolving credit agreement of $6.1 million; offset by (2) loan origination fees incurred in the amount of $3.4 million and (3) principal payments on long-term debt totaling $1.1 million. Net cash provided by financing activities was $6.4 million for fiscal 2004. The primary components were: (1) borrowings under our revolving credit facility of $13.3 million; and (2) borrowings under the equipment term loan subline and the real estate term loan subline of $5.0 million each; offset by (3) repayment of a revolving credit facility with a former lender of $15.1 million; (4) principal payments on long-term debt of $0.8 million; and (5) loan origination fees of $0.7 million. Net cash provided by financing activities was $11.8 million for fiscal 2003. The primary components were: (1) borrowings under the revolving credit facility with a former lender of $15.1 million; offset by (2) loan origination fees of $1.6 million incurred in fiscal 2003 that did not occur in fiscal 2002; (3) special purpose entity distributions of $1.4 million incurred in fiscal 2003 that did not occur in fiscal 2002; and (4) principal payments on long-term debt of $0.3 million. Net cash provided by financing activities was $0.2 million for fiscal 2002, due to the capital contribution to the special purpose leasing entity (see "—Aircraft Operating Lease Agreement" below), offset by principal payments on our capital leases and principal payments related to the obligation of the special purpose leasing entity.

        Effective August 13, 2003, we terminated our five-year variable-rate $50.0 million revolving credit facility. Existing debt issuance costs related to our former $50.0 million facility in the amount of $1.2 million were written off and charged to interest expense in conjunction with the termination of this facility. A prepayment penalty in the amount of $1.0 million was paid to the former lender and charged to interest expense, also in conjunction with the termination of this facility. Also effective August 13, 2003, we obtained a three-year variable-rate $40.0 million revolving credit facility from a new lender, which includes a $5.0 million real estate term loan subline, a $5.0 million equipment term loan subline and a $7.5 million letter of credit subfacility. As of March 6, 2004, we had $0.2 million in cash and cash equivalents on hand, outstanding borrowings under our revolving credit facility of $13.3 million and outstanding borrowings under the real estate subline and the equipment subline of $4.7 million and $4.6 million, respectively.

        As of June 5, 2004, we had $0.1 million in cash and cash equivalents on hand, outstanding borrowings under our revolving credit facility of $19.4 million and borrowing availability of approximately $6.8 million. Also, as of June 5, 2004, we had borrowings under our real estate subline and our equipment subline of $4.6 million and $4.4 million, respectively.

        We have budgeted approximately $4.4 million for capital expenditures for the remainder of fiscal 2005. These expenditures are primarily for the routine food processing capital improvement projects and other miscellaneous expenditures. We believe that funds from operations and funds from our $40 million revolving credit facility, as well as our ability to enter into capital or operating leases, will be adequate to finance these capital expenditures.

        If we continue our historical revenue growth trend as expected, then we may be required to raise and invest additional capital for additional plant expansion projects to provide operating capacity to satisfy increased demand. We believe that future cash requirements for these plant expansion projects may need to be met through other long-term financing sources. The incurrence of additional long-term debt is governed and restricted by our existing debt instruments. Furthermore, there can be no assurance that additional long-term financing will be available on advantageous terms (or any terms) when needed by us.

        On June 30, 2004, we completed the Acquisition. In connection with the Acquisition, we terminated our three-year variable-rate $40 million revolving credit facility. Existing debt issuance costs related to our former $40 million facility in the amount of $0.5 million and a prepayment penalty in the amount of $0.4 million which was paid to the former lender were charged to interest expense. Also effective June 30, 2004, we obtained a $190 million credit facility from a new lender which includes a six-year variable-rate $150 million term loan, a five-year variable-rate $40 million revolving credit facility and a $10 million letter of credit subfacility. Funds available under the new facility are available for working capital requirements, permitted investments and general corporate purposes. Borrowings under the new facility bear interest at floating rates based upon the interest rate option selected from time to time by us and are secured by a first-priority security interest in substantially all of our assets. The interest rate for borrowings under the new revolving credit facility at June 30, 2004 was 5.75% (prime plus 1.5%). The interest rate for borrowings under the new term loan facility at June 30, 2004 was 3.98% (libor plus 2.75%). Repayment of borrowings under the term loan is $375,000 per quarter beginning on September 4, 2004, with a balloon payment of $141.4 million due on June 5, 2010. The maturity date of the $40 million revolving credit facility is June 30, 2009. In addition, we are required to satisfy certain financial covenants regarding cash flow and capital expenditures.

        Also in connection with the Acquisition, we issued $125.0 million of notes. The proceeds of the notes, together with the equity contributions from Madison Dearborn and the management investors and borrowings under our new senior credit facility, were used to finance the acquisition of the Company and to repay outstanding indebtedness, including paying off debt of PF Management assumed by the Company under the Fourth Supplemental Indenture, and paying for the notes tendered in connection with the tender offer.

        Aircraft Operating Lease Agreement.    Until March 8, 2004, we leased an aircraft from Columbia Hill Aviation, a wholly owned subsidiary of PF Management. Columbia Hill Aviation is not a subsidiary of Pierre Foods; however, we have historically considered Columbia Hill Aviation a non-independent special purpose entity. Accordingly, Columbia Hill Aviation's financial condition, results of operations and cash flows historically have been included in our consolidated financial statements. Under the terms of the operating lease with Columbia Hill Aviation, and the financing agreements between Columbia Hill Aviation and its creditor, we maintained no legal rights of ownership to the aircraft, nor did Columbia Hill Aviation's creditor maintain any legal recourse to us. On March 8, 2004, we took title to the aircraft in connection with the Restructuring. The aircraft was distributed to the selling shareholders prior to the Acquisition.

        Amendment of Senior Notes Indenture.    On March 8, 2004, with the required consent of the holders of our then outstanding senior notes, we entered into the Fourth Supplemental Indenture with respect to those senior notes. Among other things, the Fourth Supplemental Indenture increased the annual interest rate on the senior notes from 10.75% to 12.25% through March 31, 2005 and 13.25% thereafter; required the payment of a cash consent fee equal to 3% of the principal amount of senior notes held by each consenting noteholder; granted to the senior noteholders liens on the assets of Pierre Foods and its subsidiaries, such liens being junior to the senior liens securing our then existing credit facility; granted to the senior noteholders a repurchase right allowing all of the senior noteholders to require us to repurchase their senior notes at par plus accrued interest on March 31, 2005; provided for the payment of a portion of certain cash flow (referred to as "excess cash") to reduce the principal amount of senior notes outstanding at the end of each fiscal year; added restrictive covenants limiting the compensation payable to certain of our senior executives and limiting future related party transactions; required the termination of all related party transactions, except for certain specifically-permitted transactions; provided for our assumption of approximately $15.5 million of subordinated debt of PF Management; required us to comply with certain corporate governance standards, including appointing an independent director acceptable to us and the noteholders to its board and hiring an independent auditor to monitor our compliance with the indenture; and waived any and all defaults of the indenture existing as of March 8, 2004.

        On June 30, 2004, we closed on our tender offer to purchase any and all of the $115.0 million aggregate principal amount of our then-outstanding senior notes. The total amount of our then-outstanding senior notes tendered in the tender offer was approximately $106.4 million, and we subsequently redeemed the remaining $8.6 million of out then-outstanding senior notes that were not tendered in the tender offer.

        Concurrently with the execution of the Fourth Supplemental Indenture, we took title to an aircraft transferred from a related party subject to existing purchase money debt; forgave the $1.0 million related party note receivable from our principal shareholders; cancelled the balances we owed to certain related parties; and assumed the operating leases of PF Distribution. Minimum lease payments on the former PF Distribution operating leases will be $3.0 million during fiscal year 2005, $2.9 million during fiscal year 2006 and $0.5 million during fiscal year 2007.

Post-Acquisition

        Our principal future sources of liquidity will be cash flow from operations and borrowings under our new senior credit facility. Our principal uses of cash will be debt service requirements, capital expenditures, working capital requirements, distributions to PF Management, acquisitions and general corporate purposes.

        Debt Service.    As a result of the Acquisition, we incurred significant debt service obligations, including interest, in future years. As of June 5, 2004 on a pro forma basis, we would have had $275.2 million of indebtedness. Our new senior credit facility consists of a five-year $40.0 million revolving credit facility and a six-year amortizing $150.0 million term loan facility. Borrowings under the new senior credit facility generally bear interest at a rate per annum which, at our option, can be either LIBOR plus 2.75% or Wachovia's prime rate plus 1.75%. After the first six months, the revolving borrowings will bear interest at a rate equal to LIBOR or Wachovia's prime rate plus a margin set under a pricing grid based on leverage ratios. Our new senior credit facility is secured by first priority security interests in, and mortgages on, substantially all of our tangible and intangible assets and first priority pledges of all the equity interests owned by us in our existing and future domestic subsidiaries.

        Our new revolving credit facility will terminate, and all amounts outstanding will be due and payable, in 2009. The term loan facility is subject to quarterly amortization of principal, in 24 installments, with 0.25% of the initial aggregate term loan to be payable at the end of each of the first 23 quarters and 94.25% of the initial aggregate term loan amount to be payable in 2010.

        In addition, we are required to prepay amounts outstanding under our new senior credit facility in an amount equal to:

  •
  Subject to certain thresholds, exceptions and re-investment rights, 100% of all net cash proceeds (1) from sales of property and assets (including equity interests) of Holding and its subsidiaries (with exceptions to include sales of inventory in the ordinary course of business); (2) of extraordinary receipts, including casualty and condemnation payments and proceeds; and (3) from the issuance or incurrence after the closing of the new senior credit facility of additional debt of Holding or any of its subsidiaries, subject to certain exceptions, including certain debt otherwise permitted under the new senior credit agreement;

  •
  Subject to certain exceptions, 50% of all net cash proceeds from the issuance of additional equity interests in Holding or any of its subsidiaries otherwise permitted under the new senior credit agreement (excluding certain equity contributions to fund permitted acquisitions and certain permitted investments); and

  •
  75% of excess cash flow, as defined in our new senior credit facility, which will be reduced to 50% if a target leverage ratio is met.

        These amounts will be applied to the prepayment of the new senior credit facility in the following manner: first, to the principal repayment installments of the term loan facility scheduled to be repaid in the next 12 months in direct order of maturity, second, ratably to the remaining principal payment installments of the term loan, and thereafter, to the revolving credit facility.

        Our new senior credit facility also requires us to meet a maximum leverage ratio and a minimum fixed charge coverage ratio. In addition, the new senior credit facility contains certain covenants which, among other things, limit our ability to pay dividends and make distributions, redemptions and other restricted payments.

        The notes and the exchange notes will mature in 2012 and are guaranteed by our current and future domestic restricted subsidiaries (currently Fresh Foods Properties, LLC). Interest on the notes and the exchange notes is payable semi-annually in cash.

        The indenture governing the notes and the exchange notes, among other things: (1) restricts our ability and the ability of our subsidiaries to incur additional indebtedness, issue shares of preferred stock, incur liens, pay dividends or make certain other restricted payments and enter into certain transactions with affiliates; (2) prohibits certain restrictions on the ability of certain of our subsidiaries to pay dividends or make certain payments to us; and (3) places restrictions on our ability and the ability of our subsidiaries to merge or consolidate with any other person or sell, assign, transfer, lease convey or otherwise dispose of all or substantially all of our assets. The indenture related to these notes and the new senior credit facility also contain various covenants that limit our discretion in the operation of our businesses. For more information, see "Description of New Senior Credit Facility," "Description of Notes" and "Risk Factors—Risks Related to the Notes."

        Distributions to PF Management.    PF Management has no assets other than our equity. We expect to make distributions to PF Management as necessary to satisfy its cash needs. Its cash needs include payments to the selling shareholders to satisfy its obligations under the stock purchase agreement and the tax sharing agreement entered into in connection with the Acquisition. The stock purchase agreement entitles the selling shareholders to an additional $13.0 million in the event we achieve certain operating performance targets in fiscal 2005. The tax sharing agreement provides that any benefit from net operating loss carryforward with respect to periods before closing, and attributable to expenses related to the sale of PF Management, will be paid to the selling shareholders. See "Certain Relationships and Related Transactions—Stock Purchase Agreement" and "—Tax Sharing and Indemnification Agreement." These payments are permitted by the indenture. In addition, PF Management's cash needs will include general administrative costs. Our ability to make distributions is generally limited by the indenture and our new senior credit facility.

        Capital Expenditures.    We have budgeted approximately $4.4 million for capital expenditures for the remainder of fiscal 2005. These expenditures are primarily for routine food processing capital improvement projects and other miscellaneous expenditures. We believe that funds from operations and funds from our new senior credit facility, as well as our ability to enter into capital or operating leases, will be adequate to finance these capital expenditures.

        In fiscal 2005, we may begin an expansion of our existing protein processing facility in Cincinnati, Ohio and/or construct a new facility in order to serve additional customers and fulfill additional orders from existing customers. Our current projected capital expenditures include a provision for capacity expansion within our existing facility, but do not include any specific amounts for the construction of a new facility.

        Our principal sources of funds are cash flows from operating activities and available borrowings under our new senior credit facility. We believe that these funds will provide us with sufficient liquidity and capital resources for us to meet our current and future financial obligations, including our scheduled principal and interest payments, as well as to provide funds for working capital, capital expenditures and other needs for at least the next twelve months. No assurance can be given, however, that this will be the case.

Commercial Commitments Summary

        We provided a letter of credit in the amount of $3.5 million in both fiscal 2004 and fiscal 2003 and $1.5 million in fiscal 2002 to our insurance carrier for the underwriting of certain performance bonds. This letter of credit expires in fiscal 2005. We also provide letters of credit to our insurance carriers for outstanding and potential worker's compensation and general liability claims. Letters of credit for these claims totaled $75,000 in both fiscal 2004 and fiscal 2003 and $225,000 in fiscal 2002. In addition, we provide letters of credit to a limited number of suppliers. Letters of credit for suppliers totaled $250,000 in both fiscal 2004 and fiscal 2003 and $500,000 in fiscal 2002.

        The following tables summarize our contractual obligations and commitments on a pro forma basis giving effect to the Transactions as if they had occurred on June 5, 2004.

	Commitments by Fiscal Year
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Letters of credit	$3,825,000	$3,825,000	$—	$—	$—
Purchase commitments for capital projects	1,917,975	1,917,975	—	—	—

Total	$5,742,975	$5,742,975	$—	$—	$—

	Contractual Obligations by Fiscal Year
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-term debt	$275,000,000	$1,500,000	$3,000,000	$3,000,000	$267,500,000
Capital lease obligations	219,113	101,057	116,749	1,307	—
Operating lease obligations	6,443,106	3,465,575	2,895,409	82,122	—

Total	$281,662,219	$5,066,632	$6,012,158	$3,083,429	$267,500,000

Inflation

        We believe that inflation has not had a material impact on our results of operations for fiscal 2004, fiscal 2003 or fiscal 2002 or for first quarter 2005. However, we have experienced raw materials price increases in fiscal 2004 and first quarter 2005; see "Business—Raw Materials."

Critical Accounting Policies

        The preparation of financial statements in conformity with GAAP requires the appropriate application of certain accounting policies, many of which require us to make estimates and assumptions about future events and their impact on amounts reported in the financial statements and related notes. Since future events and the impact of those events cannot be determined with certainty, the actual results will inevitably differ from our estimates. These differences could be material to the financial statements.

        We believe our application of accounting policies, and the estimates inherently required therein, are reasonable. These accounting policies and estimates are constantly reevaluated, and adjustments are made when facts and circumstances dictate a change. Historically, our application of accounting policies has been appropriate, and actual results have not differed materially from those determined using necessary estimates.

        The following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

        Revenue Recognition.    Revenue from sales of food processing products is recorded at the time title transfers. Standard shipping terms are FOB destination, therefore title passes at the time the product is delivered to the customer. Revenue is recognized as the net amount to be received after deductions for estimated discounts, product returns and other allowances. These estimates are based on historical trends and expected future payments (see "Promotions" below).

        Goodwill and Other Intangible Assets.    In conjunction with the Transaction, the Company engaged an independent party to perform valuations for financial reporting purposes on the Company's goodwill and other intangibles. Assets identified through this valuation process included goodwill, formulas, customer relationships, licensing agreements and certain trade names and trademarks.

        Goodwill represents the cost of acquisitions in excess of the acquired businesses' tangible assets and identifiable intangible assets.

        All other intangible assets identified, which include formulas, customer relationships, licensing agreements and certain trade names and trademarks, were valued using the discounted cash flow approach based on estimated economic lives of the assets.

        Formulas represent the Company's internally developed portfolio of formulas and recipes. Formulas have an estimated economic life of 15 years.

        Customer relationships include both contract based and non-contract based customers. Based on historical customer relationships, the estimated useful life is 12 years.

        License agreements represent rights of the Company to produce and market its products under the brand names of others. Expiration dates vary and all are subject to renewal. The estimated useful life is 10 years.

        Trade names and trademarks represent the value of a variety of brand names in which the Company markets its food products. The Company regards these assets as having significant value in marketing its food products. The estimated useful life is 20 years.

        Prospectively, in accordance with Financial Accounting Standard No. ("FAS") 142—Goodwill and Other Intangible Assets the Company will test recorded goodwill and other intangible assets with indefinite lives for impairment at least annually. All other intangible assets have definite lives and will be amortized over their estimated economic or estimated useful lives. In addition, all other intangible assets will be reviewed for impairment in accordance with FAS 144.

        Economic Useful Life of Intangible Assets.    We review the economic useful lives of our intangible assets annually. The determination of the economic useful life of an intangible asset requires a significant amount of judgment and entails significant subjectivity and uncertainty.

        Promotions.    Promotional expenses associated with rebates, marketing promotions and special pricing arrangements are recorded as a reduction of revenues or selling expense at the time the sale is recorded. Certain of these expenses are estimated based on historical trends and expected future payments to be made under these programs. We believe the estimates recorded in the financial statements are reasonable estimates of our liability under the programs.

        New Accounting Pronouncements.    In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"), which we adopted beginning March 2, 2003. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement cost. The adoption of SFAS 143 did not have a material impact on our financial position and results of operations.

        In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" ("SFAS 148"). This statement amends Statement of Financial Accounting Standards 123, "Accounting for Stock-Based Compensation" to provide alternative methods of transition for an entity that switches to the fair value based method of accounting for stock-based employee compensation and changes the disclosure requirements. This statement was effective for financial statements for fiscal years ending after December 15, 2002. We adopted SFAS No. 148 effective March 1, 2003. During fiscal 2003, effective with the management buyout discussed in note 1 to the audited consolidated financial statements contained elsewhere in this prospectus, all stock option plans were terminated and all outstanding options were cancelled, however, the necessary disclosure requirements of SFAS 148 are presented in note 2 to the audited consolidated financial statements contained elsewhere in this prospectus.

        In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"). The statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities under Statement of Financial Accounting Standards No. 133. SFAS 149 is effective for all contracts entered into or modified after June 30, 2003. This Statement did not have an impact on our financial statements.

        In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). This statement requires certain freestanding financial instruments to be reported as liabilities by their issuers. The provisions of SFAS 150, which also include a number of new disclosure requirements, are effective for instruments entered into or modified after May 31, 2003 and pre-existing instruments as of the beginning of the first interim period that commences after June 15, 2003. This statement did not have an impact on our financial statements.

        In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"), which expands the disclosures a guarantor is required to provide in its annual and interim financial statements regarding its obligations for certain guarantees. Disclosures are required to be included in financial statements issued after December 15, 2002 (see note 7 to the consolidated financial statements). FIN 45 also requires the guarantor to recognize a liability for the fair value of an obligation assumed for guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material impact on our financial position and results of operations.

        In December 2003, the FASB issued FASB Interpretation No. 46R, "Consolidation of Variable Interest Entities" ("FIN 46R"), which replaces the same titled FIN 46 that was issued in January 2003. FIN 46R addresses how to identify variable interest entities and the criteria that require a company to consolidate such entities in its financial statements. FIN 46R is effective for the first reporting period that ends after March 15, 2004. The adoption of FIN 46R did not have a material impact on our financial position and results of operations.

Quantitative and Qualitative Disclosure About Market Risk

        We are exposed to market risk stemming from changes in interest rates, foreign exchange rates and commodity prices. Changes in these factors could cause fluctuations in our financial condition, results of operations and cash flows. We owned no derivative financial instruments or nonderivative financial instruments held for trading purposes at June 5, 2004, March 6, 2004, March 1, 2003 or March 2, 2002. Certain of our outstanding nonderivative financial instruments at June 5, 2004 are subject to interest rate risk, but not subject to foreign currency or commodity price risk. There was no significant change in market risk from fiscal 2004 to first quarter 2005.

Interest Rate Risk

        We are exposed to certain market risks as part of our on-going business operations. Our primary exposure following consummation of the Transactions is to a change in interest rates, since borrowings under our new senior credit facility bear interest at floating rates based on LIBOR or the lender's prime rate, in each case plus an applicable borrowing margin. We manage our interest rate risk by balancing the amount of fixed-rate and floating-rate debt. For fixed-rate debt, interest rate changes affect the fair market value but do not affect earnings or cash flows. Conversely, for floating-rate debt, interest rate changes generally do not affect the fair market value but do impact our earnings and cash flows, assuming other factors are held constant.

        On a pro forma basis after giving effect to the Transactions, as of June 5, 2004, we would have had $125.0 million principal amount of fixed-rate debt, represented by the notes, and $150.0 million of floating-rate debt, represented by borrowings under our term loan facility. In addition, up to $36.2 million of floating-rate borrowings, after taking into account $3.8 million of outstanding letters of credit, would have been available under our revolving credit facility. Based on the pro forma amounts outstanding under the term loan facility, an immediate increase of one percentage point would cause an increase in interest expense of approximately $1.5 million on an annual basis.

        We may use derivative financial instruments, where appropriate, to manage our interest rate risks. However, as a matter of policy we will not enter into derivative or other financial investments for trading or speculative purposes. We do not have any speculative or leveraged derivative transactions.

Foreign Exchange Rate Risk

        We bill customers in foreign countries in U.S. dollars, with the exception of sales to Canada. We do not believe the foreign exchange rate risk on Canadian sales is material. However, a significant decline in the value of currencies used in certain regions of the world as compared to the U.S. dollar could adversely affect product sales in those regions because our products may be more expensive for those customers to pay for in their local currency. At June 5, 2004, March 6, 2004 and March 1, 2003, all trade receivables were denominated in U.S. dollars.

Commodity Price Risk

        Some of the raw materials that we use in our food processing operations are susceptible to commodity price changes. Increases in the prices of certain commodity products could result in higher overall production costs. The primary raw materials used in our food processing operations are boneless beef, chicken and pork, flour, yeast, seasonings, cheese, breading, soy proteins and packaging supplies. Prices for many of these raw materials are at historical highs, and during first quarter 2005, the weighted average prices we paid for beef, chicken and pork increased by approximately 8.7%, 44.1% and 39.3%, respectively, over the weighted average prices we paid for these raw materials during the fourth quarter of fiscal 2004. We expect these price levels to continue during the second quarter of fiscal 2005. We attempt to manage this risk through purchase orders, non-cancelable contracts and, to the extent that we can, by passing on such cost increases to customers. At June 5, 2004, we evaluated commodity pricing risks and determined it was not beneficial as of that time to use derivative financial instruments to hedge our current positions with respect to such pricing exposures.

Fair Value of Financial Instruments

        Our nonderivative financial instruments consist primarily of cash and cash equivalents, trade and note receivables, trade payables and long-term debt. We have estimated the fair values of the financial instruments using available market information and appropriate valuation techniques. Considerable judgment is required, however, to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. See further discussion at note 12 to the audited consolidated financial statements contained elsewhere in this prospectus.

BUSINESS

Company Overview

        We are a leading manufacturer and marketer of high-quality, differentiated processed food solutions, focusing on formed, pre-cooked protein products and hand-held convenience sandwiches. Our products include specialty beef, poultry, pork and bakery items. We offer comprehensive food solutions to our customers, including proprietary product development, special ingredients and recipes, as well as custom packaging and marketing programs. We also have a focused sales and marketing effort organized around six targeted end markets. We are well-positioned to benefit from several favorable industry trends, including the increased demand by foodservice providers for pre-cooked proteins and the shift from meals cooked at home to convenience products and other meals prepared outside the home. On a pro forma basis for fiscal 2004, we would have generated net revenues, operating income, net loss and EBITDA of $358.4 million, $16.3 million, $3.7 million and $48.6 million, respectively. On a pro forma basis for the first quarter of fiscal 2005, we would have generated net revenues, operating income, net loss and EBITDA of $92 million, $0.4 million, $2.8 million and $7.9 million, respectively. For a reconciliation of EBITDA to net income, see page 11.

        We manufacture a wide variety of formed, pre-cooked proteins and according to a study prepared for Madison Dearborn by Technomic, a leading food industry consultant, we are one of the largest producers of formed, pre-cooked beef in the United States. During fiscal 2004 and the first quarter of fiscal 2005, pre-cooked protein products accounted for approximately 60% and 61%, respectively, of our net revenues. Our pre-cooked proteins include flamebroiled burger patties, homestyle meatloaf, chicken strips and boneless, barbecued pork rib products. We market our pre-cooked protein products to a broad array of customers that includes restaurant chains, schools and other foodservice providers. The market demand for pre-cooked proteins has grown rapidly among restaurants, schools, cafeterias and other foodservice providers. Net revenues generated by our pre-cooked proteins have grown from $111.2 million in fiscal 2001 to $214.7 million in fiscal 2004, representing a compounded annual growth rate of 24.5%.

        We are the largest U.S. manufacturer of high-quality packaged sandwiches. During fiscal 2004, hand-held convenience sandwiches accounted for approximately 38% of our net revenues. We market our sandwiches under a number of our own brand names, such as Fast Choice®, Rib-B-Q®, Hot 'n' Ready® and Big AZ®. We also have licenses to sell sandwiches using well-known brands, such as Checkers, Krystal, Tony Roma's, NASCAR and Nathan's Famous. We market our sandwiches primarily to customers in the vending, convenience store and warehouse club/grocery end markets and have relationships with leaders in these end markets such as Canteen, 7-Eleven and Costco. We attribute our leadership in the packaged sandwich segment to our product innovation, our development of a proprietary, high-quality microwaveable bun and our vertical integration in terms of manufacturing, assembly and packaging. Net revenues generated by our hand-held convenience sandwiches and other bakery items have grown from $92.3 million in fiscal 2001 to $143.8 million in fiscal 2004, representing a compounded annual growth rate of 15.9%.

        We manufacture our pre-cooked proteins, hand-held convenience sandwiches and bakery items in our two modern manufacturing facilities located in Ohio and North Carolina. We form, portion, season, cook and freeze beef, poultry and pork in our 225,000 square-foot facility in Cincinnati, Ohio. These frozen products are either shipped to customers or sent to our 150,000 square-foot sandwich assembly facility in Claremont, North Carolina. Our Claremont, North Carolina plant houses high-speed baking and sandwich assembly lines, with a production capacity of one million sandwiches per day.

        We focus on end markets that have attractive growth and profit opportunities and in which our products and services are most highly valued. The six targeted end markets for our products are (1) vending, (2) convenience stores, (3) warehouse clubs/grocery stores, (4) schools, (5) national restaurant chains and large packaged food companies, or "national accounts," and (6) foodservice providers. In each of these end markets, our broad product line and reputation for quality and innovation have created strong customer relationships and growth opportunities. We have increased our sales across each of our six end markets over the last three fiscal years, resulting in an overall increase in net revenues at a compounded annual growth rate of 20.8%.

Competitive Strengths

        We believe that the following competitive strengths allow us to maintain our position as a leading manufacturer and marketer of formed, pre-cooked proteins and hand-held convenience sandwiches:

        Market Leader with Differentiated Market Position—We believe that we have the #1 market position in the United States in the packaged sandwich segment, and we are one of the largest manufacturers of formed, pre-cooked beef. These segments together represented approximately 79% of our net revenues in fiscal 2004 and 83.5% of our net revenues in first quarter 2005. We attribute our leadership positions in these markets in large part to our expertise in flamebroiling and quick-freezing, as well as our superior baking technology that allows us to produce a high-quality microwaveable bun. Our leadership positions in these markets and our ability to distinguish ourselves from our competitors have allowed us to both retain existing customers and attract new customers seeking differentiated, processed food solutions.

        Diverse Product Lines and End Markets—Our product line consists of approximately 800 SKUs, including a wide variety of formed, fully-cooked beef, poultry and pork products, hand-held convenience sandwiches and value-added bakery products. We target a broad array of customers in six distinct and growing end markets, and have been able to grow sales at rates in excess of the market growth rate in each of our end markets over the past three fiscal years.

        Strong Customer Relationships—We have established relationships with industry leaders in each of our targeted end markets, including CKE, SYSCO, Wal-Mart, Costco, 7-Eleven, L.A. Unified School District and Canteen. During fiscal 2004, we generated $221.5 million in gross revenues from our top ten customers, compared to $128.1 million in gross revenues from our top ten customers during fiscal 2002, representing an increase of 72.9%. During first quarter 2005, we generated $61.3 million in gross revenues from our top ten customers. To support our customer base, we maintain a national distribution network, as well as both a direct sales force and a nationwide organization of over 80 independent food brokers. We have historically focused on customers interested in building their businesses through differentiated, value-added offerings. We believe that our ability to provide value-added products and services and meet customer demands has enhanced our customer relationships.

        Innovative Product Development Capabilities—We have a product and process development department with a staff of eight food technologists and a Ph.D. corporate chef, which plays a critical role in developing new products for our customers. This team works closely with our sales force to develop food solutions that meet specific customer needs. Our selling strategy is focused on working with customers to define product needs, assess market opportunities and implement innovative packaging, merchandising and marketing strategies.

        Consistent Sales and Operating Income Growth—Our market leadership position combined with our ability to offer innovative new products to our customers have led to consistent sales and operating income growth over each of the last three years. We have increased net revenues from $243.3 million in fiscal 2002 to $358.5 million in fiscal 2004, representing a compounded annual growth rate of 21.4%. In the same period, operating income has also increased from $13.6 million to $19.7 million, representing a compounded annual growth rate of 20.4%. During first quarter 2005, net revenues increased to $92.0 million from $81.5 million in the same period in fiscal 2004, representing an increase of 8.1%. In the same period, operating income has also increased to $4.6 million from $4.0 million, representing an increase of 15%.

        Experienced Management Team and Strong Equity Sponsor—Our management team has an average of over 20 years of food industry experience and has been with Pierre Foods for an average of 11 years. Norbert E. Woodhams, our President and Chief Executive Officer, has over 35 years of experience in the food industry and has been with us for over 10 years. In addition, our equity sponsor, Madison Dearborn, has considerable experience making investments in a wide variety of industries. Madison Dearborn contributed $142.0 million in equity as part of its acquisition of Pierre Foods, which, combined with the equity investment of our management team, represents approximately 34% of our parent's total capitalization.

Business Strategy

        Because of our reputation for quality and innovative products, we believe that we are able to command a premium for our pre-cooked proteins and hand-held convenience sandwiches. Our strategy is to provide high-quality products and value-added services to customers in targeted end markets that provide strong growth and profit opportunities. The primary aspects of our business strategy include the following:

        Capitalizing on Favorable Industry Trends—According to Technomic, growth rates among pre-cooked beef, poultry and pork products are in excess of the growth rates for equivalent raw products. Foodservice providers realize several benefits from the use of pre-cooked proteins, including (1) enhanced food safety, (2) lower labor requirements and costs, (3) more consistent portion control, (4) the ability to offer menu items, such as thick, homestyle burgers, that could not be cooked from scratch in many kitchen facilities and (5) reduced waste. We believe that there are significant growth opportunities in the beef segment, in which foodservice providers currently use approximately 10% pre-cooked beef products. Demand among consumers for convenience foods and "food-away-from-home" products has also increased in recent years. We believe that these trends, combined with consumers' increased focus on high-protein foods, will result in continued sales growth of our pre-cooked protein products and packaged sandwiches to customers in each of our end markets.

        Continuing to Offer Customized Product Solutions—Our ability to offer customized food solutions is a critical component of our continued sales growth. Through our team of sales, marketing and new product development specialists, we work to not only provide quality products, but also to create unique products and services that address broader customer needs. Through our collaborative selling process, we seek to identify products and services that can assist our customers. For example, we work with schools to offer an array of high-quality products to help them increase participation in their school lunch programs and we work with convenience stores to provide high-quality products designed to increase their "foot traffic," resulting in higher overall sales.

        Increasing Product Breadth Through New Product Innovation—Because our product development is a distinguishing factor and important part of our selling process, we actively seek to create products that increase sales with existing customers and appeal to new customers. Our team of eight food technologists and one Ph.D. corporate chef works closely with our sales and marketing staff to develop new protein formulations, branding opportunities, flavoring techniques and marketing strategies that appeal to our existing customers and attract new customers. We developed approximately 150 new SKUs during fiscal 2004 and approximately 61 new SKUs during first quarter 2005. Approximately 36.1% of our fiscal 2004 net revenues were derived from product SKUs developed during the last two fiscal years.

        Improving Manufacturing Cost Efficiencies—Our management team has a consistent record of improving production efficiency and reducing manufacturing costs across our product lines. Continued improvement in our production efficiencies has improved our operating income margins. We will continue to focus on reducing costs in our manufacturing plants, while maintaining consistent product quality.

Industry Trends

        Our business is well positioned to benefit from a number of industry trends, including the following:

        Shift Toward Pre-Cooked Products.    During the past three fiscal years, sales of pre-cooked protein products have grown more quickly than sales of raw protein products, as foodservice providers have sought to achieve greater food safety, lower labor requirements and costs, more consistent portion control, the ability to offer menu items, such as thick, homestyle burgers, that could not be cooked from scratch in many kitchen facilities, and reduced waste. We expect this trend to continue as other foodservice providers shift to selling pre-cooked products for these same reasons. We believe that there are significant growth opportunities in the beef segment, in which, according to Technomic, foodservice providers currently use only approximately 10% pre-cooked beef products.

        Growing Demand for Convenient Food Products.    Demand for convenience is a dominant trend in the packaged food industry today as consumers, retailers and foodservice providers continue to search for products that reduce the time and complexity of preparing meals without compromising product quality. According to the USDA, purchases of food prepared away-from-home in the United States grew from 36.2% of total food purchases in 1975 to 46.4% in 2003 and represented a $431.9 billion market. We expect this trend to continue given the increase in dual income families and single-parent households. The convenience and affordability of food offerings from various foodservice providers have become even more highly valued by these customers.

        Interest in Low-Carbohydrate Lifestyle.    Low-carbohydrate diets, such as the Atkins and South Beach diets, have recently become extremely popular. These diets typically promote an increased consumption of protein products, including beef, poultry and pork. In response to this change in consumer demand, food manufacturers and food service providers have expanded their product offerings to include higher protein alternatives to traditional convenience foods.

Products

        We produce a wide variety of formed, pre-cooked beef, poultry and pork products, hand-held convenience sandwiches and value-added bakery products. Our current product line consists of approximately 800 SKUs, approximately 150 of which are related to new product offerings that were introduced in the last fiscal year and 61 of which are related to new product offerings that were introduced in first quarter 2005. Our pre-cooked protein products include flamebroiled hamburgers, homestyle meat loaf, chicken strips and boneless, barbecued pork rib products. Our hand-held convenience sandwiches include hamburgers, breakfast sandwiches, chicken sandwiches and other meat sandwiches. Our bakery products include breadsticks, biscuits and rolls.

        Formed, Pre-cooked Protein Products.    We manufacture and market a wide variety of formed, pre-cooked beef, poultry and pork protein products. These products are served in a variety of sizes, formulations and shapes and with a variety of seasonings and sauces. Examples of our protein products include:

  •
  Flamebroiled Burger Patties. We manufacture several lines of flamebroiled, homestyle burger patties for sale in several of our end markets. We intend to leverage our expertise in flamebroiled pre-cooked technology to expand and develop these markets.

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  Flamebroiled Chicken Products. Our line of flamebroiled chicken products consists of flamebroiled, seasoned chicken products.

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  Flamebroiled Pork Products. Our line of flamebroiled pork products includes our boneless, rib-shaped Rib-B-Q® product, formed pork chops and riblets.

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  Breaded Portions. Our line of breaded portions consists of pre-cooked beef, chicken and pork portions, which we prepare with unique breadings.

        The market demand for our pre-cooked protein products is growing rapidly. Our customers realize several benefits from the use of pre-cooked proteins, including (1) enhanced food safety, (2) lower labor requirements and costs, (3) more consistent portion control, (4) the ability to offer menu items, such as thick, homestyle burgers, that could not be cooked from scratch in many kitchen facilities and (5) reduced waste. These products generally sell through national accounts, foodservice and school end markets.

        Hand-held Convenience Sandwiches.    We believe that we are the largest manufacturer of pre-cooked packaged sandwiches in the United States, with total sales of approximately 55.1 million pounds of sandwiches during fiscal 2004 and 13.9 million pounds of sandwiches in first quarter 2005. We sell a broad line of high-quality differentiated packaged sandwiches, which incorporate beef, chicken or pork with a variety of sauces and seasonings on a variety of different bun styles. We market our packaged sandwiches under a number of our own brand names, including Pierre, Fast Choice®, Fast Bites®, Rib-B-Q®, Hot 'n' Ready® and Big AZ®. In addition, we have licenses to sell packaged sandwiches using the well-known Checkers, Krystal, Rally's, Tony Roma's, NASCAR and Nathan's Famous brands.

        We believe that we are the largest national packaged sandwich manufacturer that is vertically integrated in terms of manufacturing, assembly and packaging. We have also developed a high-quality microwaveable bun that maintains a superior texture and taste even when frozen, thawed and reheated in a microwave. Our innovation, integration and scale represent important advantages for our customers in terms of food safety assurance, quality control, product innovation and cost. We have enjoyed strong sales growth of these products to convenience stores and vending operators, warehouse clubs and grocery stores, schools and other foodservice providers such as airlines.

        Bakery Products.    We produce several varieties of bakery products, such as breadsticks, rolls and biscuits, primarily for our foodservice customers.

End Markets

        We sell our products in six end markets. Our hand-held convenience sandwiches are sold primarily to our vending, convenience store and warehouse club/grocery store end markets. We sell our pre-cooked protein products to our school, national account and foodservice end markets.

        Vending.    We are a leading supplier of packaged sandwiches to the U.S. vending market. Our packaged sandwiches sold to our vending customers include hamburgers, chicken sandwiches, sausage and chicken biscuits, meatball sandwiches, "Philly" cheese steaks, Rib-B-Q® and many other items. We sell these products either under one of our proprietary brands, such as Pierre™, Fast Bites® and Fast Choice®, and under licensed brands such as Nathan's Famous, Checkers and Tony Roma's. Our sophisticated manufacturing capabilities with respect to both the protein and bread components of the sandwiches, as well as our knowledge of the market, give us important competitive advantages in the vending market. As a measure of this position, we are the only significant sandwich supplier to Canteen, the largest vending operator in the United States. Other key customers in the vending end market include VSA, Market Day, Continental Airlines and Superior Meats.

        Convenience Stores.    We sell a variety of innovative packaged sandwiches to many of the top convenience store chains, such as 7-Eleven, Circle K, Quik Trip and other national and regional convenience store chains, as well as thousands of individual unit locations across the United States. The products and brands sold to this end market are similar to those sold in the vending market and are sold under proprietary or licensed brands. Our ability to market products under recognized national brand names, combined with our emphasis on working with convenience store customers to implement merchandising programs that maximize store sales and profitability, have led to a strong market position and growth.

        Warehouse Clubs/Grocery Stores.    We produce "club packs" of packaged sandwiches for many of our long-term customers, including Sam's, Costco, BJ's, Smart & Final and other warehouse club chains. Due to our leadership in the development and marketing of high-quality convenience sandwiches, and our vertical integration in terms of manufacturing, assembly and packaging, we have a strong position in this end market and are expanding our offerings to include new styles of wrapped sandwiches, pre-cooked hamburger portions and other value-added products. Other customers in this end market include select traditional grocery store chains such as Food Lion and Bi-Lo.

        Schools.    We believe that we are one of the leading suppliers of pre-cooked beef and pork products to school cafeterias in the United States, selling products to school systems in 49 states, including to 94 of the 100 largest school districts in the United States. We manufacture products tailored specifically to meet the needs of school foodservice, while also providing menu-planning services, nutritional and marketing programs and custom product development. A substantial portion of the products that we sell to schools use meat given to the schools through the USDA's Commodity Reprocessing Program. We process this meat for our customers in accordance with USDA guidelines, and also handle much of the associated paperwork. We believe that we have significant expertise with respect to this program, as well as other administrative and regulatory issues unique to schools. Key customers in this segment include the L.A. Unified School District as well as the Chicago Public Schools and Dade County Schools. The termination of the USDA's Commodity Reprocessing Program could have a material adverse effect on our business with schools.

        National Accounts.    We have enjoyed rapid growth in sales of our fully-cooked products to operators of large restaurant chains and packaged food providers. We have been successful in partnering with several of the national restaurant chains to develop innovative and popular new menu offerings. These chains are increasingly seeking to use pre-cooked items in their menus due to the advantages of improved food safety and quality, reduced costs and added menu items such as thick, homestyle hamburgers, that cannot otherwise be prepared in fast food kitchens without a flamebroiler.

        Sales to CKE accounted for approximately 28.5%, 24.0% and 11.0% of our net revenues in first quarter 2005, fiscal 2004 and fiscal 2003, respectively. In addition, we recently began producing a separate line of pre-cooked flamebroiled burger patties for a large restaurant chain and have the opportunity to leverage our expertise in flamebroiled technology to expand and develop this relationship and generate new relationships as other restaurant chains migrate to pre-cooked protein products. We also sell our flamebroiled meatloaf product to Heinz for use in its Heinz Boston Market frozen dinners.

        Foodservice.    We are also an innovator in providing pre-cooked proteins and packaged sandwiches to our foodservice end market. Our customers in this end market represent a broad range of industries such as healthcare, recreation, airlines, military and restaurants. Key customers include SYSCO, U.S. Foodservice, Schwan's and Subway. These customers are covered through both direct sales and service efforts, as well through a network of 54 food brokers selling to approximately 485 distributors in the United States and Canada. We deploy our full range of comprehensive selling services on behalf of our distributors, and have implemented many important, customized programs in conjunction with them such as the Block & Barrel™ wrapped sandwich program put in place with SYSCO.

Raw Materials

        The primary materials used in our food processing operations are boneless beef, chicken and pork, flour, yeast, seasonings, cheese, breading, soy proteins and packaging supplies. Meat proteins are generally purchased under 7-day payment terms. Historically, we have not hedged in the futures markets, and over time, our raw material costs have fluctuated with movement in the relevant commodity markets. We have a strong historical track record of effectively managing raw material costs as evidenced by our periodic price increases over the past five years, coupled with a volume increase over the same time period. While we typically experience a pricing lag (30-90 days) as raw material prices rise that negatively impacts our short-term results, we generally experience a much longer lag (6 months or longer) as raw material prices decline, which accrues to our benefit.

        Additionally, we have contracts with formulaic pricing that allow us to immediately pass along commodity price increases. Approximately 38.2% of total sales for the fiscal year ended March 6, 2004 were protected from commodity exposure, of which 31.7% were attributable to cost-plus contracts, while the other 6.5% were related to the USDA Commodity Reprocessing Program, which also insulates us from raw material price fluctuations. Prices for beef, chicken and pork, our principal protein raw materials, are at historical highs. During the first quarter of fiscal 2005, the weighted averages of prices we paid for beef, chicken and pork increased by approximately 8.7%, 44.1% and 39.3%, respectively, over the weighted average prices we paid for these raw materials during the fourth quarter of fiscal 2004. We expect these price levels to continue during the second quarter of fiscal 2005. We purchases all of our raw materials from outside sources and do not depend on a single source for any significant item except pursuant to customer request. We believe that our sources of supply for raw materials are adequate for present needs and do not anticipate any difficulty in acquiring such materials in the future.

Sales, Marketing and New Product Development

        Each of our six divisions is led by a senior manager who is directly responsible for the financial results of one of our target end markets. The average tenure of our divisional managers is approximately 14 years. We have 43 sales professionals across our six divisions, each assigned to focus exclusively on the needs of one of our target end markets. Our team of sales and marketing professionals has significant experience in our markets for fully-cooked protein products, packaged sandwiches and bakery products. The sales, marketing and new product development functions are organized predominantly by distribution channel. In addition to our direct sales force, we utilize a nationwide network of 107 independent food brokers, all of whom are compensated primarily through sales commissions.

        Our marketing strategy includes distributor and consumer promotions, trade promotions, advertising and participation in trade shows and exhibitions. We participate in numerous conferences and are a member of 18 national industry organizations. Certain members of our management serve on the boards of a number of industry organizations, including the American Meat Institute, the American School Food Service Association, the American Commodity Distribution Association, the National Food Service Management Institute Governing Board and the National Association of Convenience Stores.

        We are actively involved in all aspects of developing food solutions systems to meet our customers' needs. Our sales force works directly with customers to define product and menu needs, assess market opportunities, and create and implement packaging, merchandising and marketing strategies. Our ability to develop and implement innovative food solutions that can dramatically impact a customer's business is an important aspect of our success. A recent example of our full-service solutions is our offering of fully-cooked, frozen burgers for Sam's Club to be sold under the Chop House® brand.

        We employ eight food technologists and a Ph.D. corporate chef in the product and process development department. Our product development staff has been integral to our success in bringing new products to the market faster than our competitors. Ongoing food production research and development activities include development of new products, improvement of existing products and refinement of food production processes. These activities resulted in the launch of approximately 150 new SKUs in fiscal 2004 and approximately 61 SKUs in first quarter 2005. We spent approximately $1.0 million and $0.4 million on product development in fiscal 2004 and first quarter 2005, respectively. Approximately 36.1% of our fiscal 2004 net revenues and approximately 52.6% of our first quarter 2005 net revenues were derived from product SKUs developed during the last two fiscal years.

Facilities

        We form, portion, season, cook and freeze beef, poultry and pork in our 225,000 square-foot facility in Cincinnati, Ohio. These frozen products are either shipped to customers or sent to our sandwich assembly facility in Claremont, North Carolina. Our 150,000 square-foot North Carolina facility houses high-speed baking and sandwich assembly lines, with a production capacity of one million sandwiches per day.

        We are highly committed to the quality of our products and safety of our operations. Our modern equipment allows for a fully automated contaminant removal procedure. As a result of this procedure, in addition to the continuous raw material inspections that we perform, we have received the total quality control designation from the USDA since 1987, a designation that is only awarded to ten percent of inspected meat plants.

Distribution

        We manage our distribution operations from our Cincinnati, Ohio facility. Our principal warehousing facility is located on leased property in Cincinnati that houses approximately 50% of our inventory value. Most of the rest of our inventory is stored at one of six locations in the United States and one location in Ontario, Canada, each of which is rented on a month-to-month basis. We lease two freight trucks, which are primarily used to transport finished product from our manufacturing facilities to our warehouse locations. We use a combination of these trucks and third-party transportation providers in order to ship to other warehouses and customers.

Competition

        The food production business is highly competitive and is often affected by changes in tastes and eating habits of the public, economic conditions affecting the public's spending habits and other demographic factors. We compete with manufacturers and distributors of value-added meat products and packaged sandwich suppliers. In sales of our protein products, we face competition from a variety of meat processing companies, including Advance Food Company, Zartic, Inc., Tyson, Gorges/Quick To Fix and from smaller local and regional operations. The sandwich industry, however, is extremely fragmented, with few large direct competitors but indirect competition in the form of numerous other products. Our competitors in the sandwich industry include Sara Lee/Jimmy Dean Foods, Bridgeford Foods Corp., Deli Express and Landshire. In sales of biscuit and yeast roll products, we compete with a number of large bakeries in various parts of the country.

Regulation

        The formulation, manufacturing, packaging, labeling, distribution, sale and storage of our products are subject to extensive regulation by various federal, state and local agencies, including the USDA and FDA. We are also subject to the USDA's Hazard Analysis and Critical Control Points System, or "HACCP," a regulatory system designed to control food safety hazards. Each of our processing plants are subject to periodic inspections by the USDA, FDA and state regulatory authorities. In addition, a substantial portion of our sales to schools are subject to compliance with the USDA's Commodity Reprocessing Program.

Employees

        As of June 5, 2004, we employed approximately 1,700 persons. Our employees are non-unionized. We have experienced no work stoppage attributable to labor disputes, and we consider our employee relations to be good.

Environmental Matters

        We are subject to federal, state and local environmental regulations and requirements, including those governing discharges to air and water, the management of hazardous substances, the disposal of solid and hazardous wastes, and the remediation of contamination.

Intellectual Property

        We market food products under a variety of brand names, including Pierre™ and design, Pierre Pizza Parlor®, Pierre Main Street Diner®, Pierre Select®, Fast Bites®, Fast Choice®, Rib-B-Q®, Hot 'n' Ready®, Big AZ®, Chop House®, Deli Break® and Mom 'n' Pop's® brand. We regard our trademarks and service marks as having significant value in marketing our food products. We also have proprietary rights, including trade secret and other intellectual property protection, in formulations and processes used to make our products. In addition, we also have licenses to produce and sell packaged sandwiches under the Checkers, Krystal, Rally's, Tony Roma's and Nathan's Famous brand names. The term of each such license is subject to renewal and satisfaction of sales volume requirements.

Legal Proceedings

        We are party to various lawsuits arising in the ordinary course of business. In the opinion of management, any ultimate liability with respect to these matters will not have a material adverse effect on our financial condition, results of operations or cash flows.

MANAGEMENT

Directors, Executive Officers and Key Employees

        Our directors, executive officers and other key employees are as follows:

Name	Age	Position
Norbert E. Woodhams	58	President and Chief Executive Officer, Director
Robert C. Naylor	53	Senior Vice President, Sales, Marketing and New Product Development
Joseph W. Meyers	38	Vice President, Finance
William J. Harris	40	Plant Manager, Cincinnati
Theodore P. Karre	39	Plant Manager, Claremont
Gary W. Sluss	53	Vice President, Engineering
Daniel L. Uher	44	Vice President, Quality
Rex D. Christensen	48	Vice President, Logistics
Robin P. Selati	38	Director
Nicholas W. Alexos	40	Director
George A. Peinado	34	Director

        Norbert E. Woodhams has served as our President and Chief Executive Officer since December 1999 and became a director upon completion of the Acquisition. Immediately prior to serving as our President and CEO, Mr. Woodhams was President of Pierre Foods, LLC, our operating subsidiary, having served in that position since our acquisition in June 1998 of the Pierre Foods Division of Hudson Foods, Inc., a subsidiary of Tyson Foods, Inc. ("Pierre Cincinnati"). From 1994 to 1998, he served as President of Hudson Specialty Foods, a food processing division of Hudson Foods, Inc. Upon the acquisition of Hudson by Tyson Foods in January 1998, Mr. Woodhams became our President. Mr. Woodhams served as a director from 1998 to September 2002.

        Robert C. Naylor has served as our Senior Vice President, Sales, Marketing and New Product Development since December 1999. Prior to that, he served as Senior Vice President of Sales of Pierre Foods, LLC, our operating subsidiary, having served in that position since our acquisition of Pierre Cincinnati in June 1998. From 1978 through 1998, Mr. Naylor served in various sales positions for Pierre Cincinnati, including Vice President of Sales. Prior to that time, Mr. Naylor worked for H.J. Heinz from 1974 to 1978.

        Joseph W. Meyers has served as our Vice President, Finance since February 2003 and has held various accounting and finance positions with us since 1996. Prior to that, Mr. Meyers held the position of General Accounting Manager at OhSe Foods, Lunch Meat Division of Hudson Foods in Topeka, Kansas from 1991 through 1996. In 1996, OhSe Foods divested into Hudson Foods. Prior to joining Hudson Foods, Mr. Meyers held the position as staff accountant at PGT Trucking Inc. in Monaca, Pennsylvania.

        William J. Harris joined us in 1992 as Production Supervisor and has served as Plant Manager, Cincinnati since 1999. Other positions that he has held with us include: Manufacturing Team Manager, Production Project Manager, Production Shift Manager, and Production Manager. Mr. Harris has worked in manufacturing since 1985, when he began his career at U.S. Shoe Corporation in Cincinnati. Later, he was a production supervisor responsible for modular supervision in manufacturing facilities.

        Theodore P. Karre has served as Plant Manager, Claremont since 1999. In 1996, Mr. Karre obtained his APIC Certificate and in 1997 became the General Manger of Hudson Foods in Albert Lea, Minnesota. Mr. Karre joined Hudson Foods in Rogers, Arizona in 1991 as a Corporate Project Engineer. In 1993, he held the position of Pierre Foods/Hudson Foods Plant Industrial Engineer and in

1994, Mr. Karre became Pierre Foods/Hudson Foods Manufacturing Manager. Prior to joining Hudson Foods, Mr. Karre held the positions of Production Supervisor and Industrial Engineer at Oscar Mayer.

        Gary W. Sluss has served as our Vice President, Engineering since 1986. Mr. Sluss is currently responsible for the engineering functions at both the Cincinnati and Claremont facilities, including expansions, equipment selection and installations, all EPA and governmental regulatory compliance, implementation of new technologies, and developing and maintaining the Capital Budgets. Prior to joining us, Mr. Sluss was employed at The Timken Company from 1974 to 1985.

        Daniel L. Uher has served as our Vice President, Quality since 2000. He currently concentrates on the Quality and Regulatory Food Safety aspects of the business and serves as our representative to the American Meat Institute. Prior to that, Mr. Uher was employed with John Morrell & Company (Division of Smithfield Foods), Henry House Inc. (Division of Holly Farms/Tyson Foods) and Freshmark Foods (Sugardale Foods, Superior Brands Meats, Carriage Hill Foods). Mr. Uher's industry experiences have been in Quality Services, Product Development and Production Management.

        Rex D. Christensen has served as our Vice President, Logistics since 2001. Prior to that, Mr. Christensen held the position of Director of Logistics with Archibald Candy from 1998 to 2001. Mr. Christensen was also the Midwest Logistics Manager with Edy's/Dreyer's Grand Ice Cream from 1987 through 1998 and he served as Facility Operations Manager at Frito-Lay Inc., from 1986 to 1987. Prior to that, Mr. Christensen served as a Grain Merchandising Manager, International Multifoods, Inc. from 1979 through 1986. Mr. Christensen has 16 years of refrigerated warehousing/distribution experience and 25 years of experience in the logistics industry, including domestic and international operations.

        Robin P. Selati became a director upon completion of the Acquisition. Prior to co-founding Madison Dearborn, Mr. Selati was with Alex. Brown & Sons Incorporated. Mr. Selati currently serves on the Board of Directors of Beverages & More, Inc., Carrols Holdings Corporation, Cinemark, Inc., Family Christian Stores, Inc., NWL Holdings, Inc., Peter Piper, Inc., Ruth's Chris Steak House, Inc. and Tuesday Morning Corporation.

        Nicholas W. Alexos became a director upon completion of the Acquisition. Prior to co-founding Madison Dearborn, Mr. Alexos was with First Chicago Venture Capital for four years. Previously, he was with The First National Bank of Chicago. Mr. Alexos serves on the Board of Directors of Milnot Holding Company, National Mentor, Inc. and Team Health Holdings, LLC.

        George A. Peinado became a director upon completion of the Acquisition. Mr. Peinado currently serves as a Director of Madison Dearborn and has been employed by the firm since January 2004. Prior to that, Mr. Peinado was with DLJ Merchant Banking Partners and Morgan Stanley & Co.

Director Compensation

        During fiscal 2004, directors were paid $5,000 per board meeting attended, except that directors who were our employees received no payment for services as directors. Following the Acquisition, none of our directors will receive fees for services as directors. In the future, we may compensate directors who are neither our employees nor affiliates of Madison Dearborn. All of our directors will be reimbursed for out-of-pocket expenses incurred in connection with attending all board and other committee meetings.

Executive Compensation

        The following summarizes, for the years indicated, the principal components of compensation for our Chief Executive Officer and the other four highest compensated executive officers for fiscal 2004 (collectively, the "named executive officers").

Name and Principal Position	Fiscal Year	Salary		Bonus		Other Annual Compensa- tion(2)	All Other Compensa- tion(3)
James C. Richardson, Jr.(1) Chairman	2004 2003 2002	$1,020,046 1,000,800 481,148	(4)	$0 1,615,000 750,000	(5)	$188,652 276,947 207,314	$0 0 0
David R. Clark(1) Vice Chairman	2004 2003 2002	$1,020,046 1,000,800 665,604	(6)	$0 1,750,000 1,368,800		$0 0 18,876	5,500 3,200 3,200
Norbert E. Woodhams President and Chief Executive Officer	2004 2003 2002	$356,731 350,000 307,693		$518,213 678,563 324,771		$0 0 0	9,200 3,200 3,200
Robert C. Naylor Senior Vice President, Sales, Marketing and New Product Development	2004 2003 2002	$224,231 220,000 193,860		$314,592 427,140 202,416		$0 0 0	8,000 1,040 1,040
Pamela M. Witters(1) Chief Financial Officer, Treasurer and Secretary	2004 2003 2002	$214,038 210,000 184,669		$278,929 407,137 201,000		$0 0 0	7,400 15,700 3,200	(7)

(1)
Following the Acquisition, Messrs. Richardson and Clark and Ms. Witters are no longer employed by us.

(2)
Represents the value of life insurance premiums.

(3)
Unless otherwise indicated, represents matching contributions made by us to our 401(k) plan.

(4)
Includes compensation by HERTH Management Inc. ("HERTH") and subsequently PF Management through September 3, 2001, plus salary beginning September 3, 2001. We paid PF Management $967,500 in fiscal 2002, consisting of $325,000 under the management services agreement, $350,000 as a cancellation fee. See Note 16 to the audited consolidated financial statements contained elsewhere in this prospectus.

(5)
For fiscal 2002, includes management performance bonuses of $600,000 paid directly to HERTH and management performance bonuses of $150,000 paid directly to PF Management.

(6)
For fiscal 2002, excludes $100,000 paid by us to HERTH and offset from amounts owing to HERTH.

(7)
In fiscal 2003, Ms. Witters received $12,500 in exchange for the cancellation of all outstanding options to purchase common stock that had been issued and were outstanding, including options not yet exercisable as of the date of cancellation.

Option/SAR Grants During the Year Ended March 6, 2004

        No stock options were granted to the named executive officers during the fiscal year ended March 6, 2004.

Executive Employment Agreements

Norbert E. Woodhams

        Mr. Woodhams will serve as President and Chief Executive Officer of Pierre Foods and Holding for a period of one year following the Acquisition. The agreement will be automatically renewed each year thereafter for successive one year terms unless either party gives the other party 60 days notice prior to the expiration of the current term. Mr. Woodhams' base salary is $375,000 per year subject to annual adjustments for inflation plus an annual bonus. Mr. Woodhams is entitled to participate in employee benefit programs for which senior executive employees of Pierre Foods are generally eligible, the use of a company car and the reimbursement of all reasonable out-of-pocket expenses. If Mr. Woodhams is terminated without cause, dies or becomes disabled, or he resigns for good reason (each as defined in the agreement), he will be entitled to receive his base salary for one year and to continue to participate in employee welfare benefit plans. The agreement contains customary nondisclosure of confidential information provisions and a covenant not to compete with Pierre Foods for a period of one year after termination.

Robert C. Naylor

        Mr. Naylor will serve as Senior Vice President of Sales, Marketing and New Product Development of Pierre Foods and Holding for a period of one year following the Acquisition. The agreement will be automatically renewed each year thereafter for successive one year terms unless either party gives the other party 60 days notice prior to the expiration of the current term. Mr. Naylor's base salary is $250,000 per year subject to annual adjustments for inflation plus an annual bonus. Mr. Naylor is entitled to participate in employee benefit programs for which senior executive employees of Pierre Foods are generally eligible, the use of a company car and the reimbursement of all reasonable out-of-pocket expenses. If Mr. Naylor is terminated without cause, dies or becomes disabled, or he resigns for good reason (each as defined in the agreement), he is entitled to receive his base salary for one year and to continue to participate in employee welfare benefit plans. The agreement contains customary nondisclosure of confidential information provisions and a covenant not to compete with Pierre Foods for a period of one year after termination.

Stock Option Plan

        Following the consummation of the Acquisition, Holding's board of directors and stockholders adopted the 2004 Stock Option Plan (the "Option Plan"), pursuant to which a pool of approximately 10% of Holding's common stock, or 163,778 shares, are be reserved for issuance to management and employees in order to provide incentives to such persons.

        Transfer restrictions.    Any shares issued upon exercise of the option will be subject to the restrictions contained in the stockholders agreement and such shares will be entitled to the benefit of a registration agreement, each as described under "Certain Relationships and Related Transactions."

        Repurchase option.    In the event that any participant in the Option Plan ceases to be employed by Holding or its subsidiaries, Holding may repurchase such participant's option shares at fair market value (whether held by the participant or one or more of his transferees). If for any reason, Holding does not elect to purchase all of such option shares, Madison Dearborn and certain of its affiliates will be entitled to do so.

        First refusal rights.    Subject to certain exceptions, any shares issued pursuant to the Option Plan will be subject to the stockholders agreement, which grants Holding certain rights of first refusal in connection with certain transfers of such shares. See "Certain Relationships and Related Transactions."

        Sale of the Company.    Upon a sale of Holding to an independent third party, Holding's board of directors in its sole discretion may permit the acceleration of the vesting of the options of participants in the Option Plan.

        Under the Option Plan, Mr. Woodhams received options to acquire 52,506 shares of Holding's common stock and Mr. Naylor received options to acquire 32,311 shares of Holding's common stock. Forty percent of each of Mr. Woodhams' and Mr. Naylor's options will vest on a daily basis over five years. The remaining sixty percent of Mr. Woodhams' and Mr. Naylor's options will vest on the seventh anniversary of the adoption of the Option Plan by the board of directors of Holding, provided that

Mr. Woodhams or Mr. Naylor, as applicable, are employed on such date. However, should Holding achieve certain equity value targets, then the vesting of a portion of this 60% of the options may accelerate. The exercise price for the options granted to Messrs. Woodhams and Naylor is $10.00 per share (the price paid by the equity investors in connection with the Acquisition). The options will expire on the tenth anniversary of the date of grant. Should Mr. Woodhams' or Mr. Naylor's employment with Holding or its subsidiaries terminate prior to the seventh anniversary of the date of grant, then any unvested portion of their respective options will expire and become unexercisable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stock Purchase Agreement

        Under the stock purchase agreement entered into in connection with the Acquisition, Madison Dearborn, Mr. Woodhams and Mr. Naylor, through Holding, a newly formed holding company, acquired all of PF Management's outstanding capital stock for a purchase price of approximately $422.4 million, less existing indebtedness, certain bonus payments to executives and certain non-compete payments to former employees and payments to financial and legal advisors. Madison Dearborn made an equity investment of $142.0 million and Mr. Woodhams and Mr. Naylor (the "management investors") made an equity investment of approximately $0.5 million. Messrs. Woodhams and Naylor received interests in a deferred compensation plan in an aggregate amount of $4.9 million, which was funded by a rabbi trust owning preferred stock of Holding. See "—Bonus Payments and Deferred Compensation Plan and Trust." In addition to the base purchase price described above, the stock purchase agreement entitles the selling shareholders to an additional aggregate amount of $13.0 million in the event that, at the end of any fiscal quarter during the fiscal year ending March 5, 2005, we achieve EBITDA (as defined in the stock purchase agreement) for the prior four fiscal quarters then ended of $56.0 million or more. No portion of the additional amount will be payable if this EBITDA target is not met.

        The stock purchase agreement contains a customary two-way working capital purchase price adjustment mechanism. At closing, 5% of the net purchase price was placed in escrow as security for the selling shareholders' indemnification obligations. Of this escrow, 10% was funded by Mr. Woodhams, Ms. Witters and Mr. Naylor. One-third of the escrowed amount will be released on the later of (1) the one year anniversary of the closing and (2) the sixtieth day following the date we complete our audit for the fiscal year ending March 5, 2005; one-third of the escrowed amount will be released on the second anniversary of the closing date; and on the third anniversary of the closing date, the balance of the escrow fund will be released to the selling shareholders (in each case, less pending and disputed claims).

        The stock purchase agreement contains customary representations, warranties and covenants. For purposes of post closing indemnification, the representations and warranties generally survive until the later of (1) the first anniversary of the closing and (2) the sixtieth day following the date we complete our audit for the fiscal year ending March 5, 2005. Representations and warranties relating to compliance with environmental laws survive for three years after the closing. The selling shareholders' indemnification obligation is capped at 10% of the net purchase price and is subject to a deductible equal to 1% of the net purchase price and a threshold of $25,000, which does not count against the deductible.

        For five years after the closing, the selling shareholders have agreed not to compete with us in any business involved in producing and distributing packaged, fully cooked food products to the foodservice, home meal replacement and retail markets. For three years after the closing, the selling shareholders have agreed not to hire or solicit our employees under certain circumstances, with the exception of certain specified employees, including Ms. Witters. The selling shareholders have also agreed not to disclose or use any of our confidential information after the closing. In addition, for five years after the closing, the selling shareholders have agreed not to take any action designed, intended or reasonably anticipated to have the effect of discouraging external parties from maintaining the business relationships they had with us prior to the closing.

        At the closing, the selling shareholders were issued warrants to purchase up to 5% of the fully-diluted shares of common stock of Holding at a price of $1.00 per share. The warrants are exercisable until June 30, 2014, but only in connection with a public sale of Holding's common stock, a sale of Pierre Foods, or pursuant to a warrant holder's right to participate in a sale by Madison Dearborn of its stock of Holding. The number of shares of common stock issuable upon exercise of the warrants is conditioned upon achieving certain performance targets. The exercise price of the warrant is subject to a customary weighted average anti-dilution adjustment mechanism. Warrant holders who have exercised at least a portion of their warrants were granted certain "tag-along" rights, which enable them to participate in certain sales by Madison Dearborn of its shares of Holding.

Assets Retained by the Selling Shareholders

        Prior to the closing, certain assets unrelated to the business of Pierre Foods, including the Compass Outfitters business and an aircraft previously owned by us, were distributed to the selling shareholders. In addition, all indebtedness, including all principal and accrued interest, due from the selling shareholders and payable to us was canceled. The selling shareholders have agreed to specifically indemnify Holding and its subsidiaries for any losses it may incur relating to the retained assets.

Tax Sharing and Indemnification Agreement

        Concurrently with the execution of the stock purchase agreement, the parties thereto entered into a tax sharing and indemnification agreement which contains certain representations and warranties of the selling shareholders with respect to taxes. Additionally, the agreement generally provides that for periods prior to closing, the selling shareholders will indemnify Holding for any taxes of PF Management and its subsidiaries, while for periods after the closing, Holding and its subsidiaries will indemnify the selling shareholders for any taxes of PF Management and its subsidiaries. The agreement also provides that any net operating loss carryforward ("NOL") with respect to periods before the closing, and attributable to expenses relating to the sale of the company, will be for the benefit of the selling shareholders. Accordingly, Holding will pay to the selling shareholders the amount of any tax benefit attributable to such NOL, except that the first $4 million of such tax benefits shall be paid into an escrow account that will secure the selling shareholders indemnification obligations under the tax sharing agreement. The tax escrow account will be maintained until the later of (1) April 16, 2008, (2) the date on which the statute of limitations with respect to the federal income tax return of PF Management and its subsidiaries for the taxable period ending on the closing date expires, and (3) the final resolution of any outstanding tax claims; thereafter, the remaining balance of the escrow shall be released to the selling shareholders.

Fee Payable to John Grigg

        John Grigg, one of our former directors, was paid a fee at the closing, pursuant to his letter agreement with us dated as of January 29, 2004, for professional services performed on behalf of us and PF Management in connection with the stock purchase agreement. This fee was approximately $780,952 and was paid from the proceeds to selling shareholders.

New Employment Agreements

        Concurrently with the execution of the stock purchase agreement, Holding entered into new employment agreements with Messrs. Woodhams and Naylor that became effective on the closing and superseded all prior employment agreements between the parties. See "Management—Executive Employment Agreements."

Stockholders Agreement

        In connection with the Acquisition, the management investors and Madison Dearborn entered into a stockholders agreement with Holding.

        Restrictions on transfer.    Subject to certain exceptions, the stockholders agreement prohibits the management investors from transferring any of their shares without the prior written consent of

Holding. Holding was granted certain rights of first refusal in connection with certain sales of Holding shares by any of the management investors or their permitted assigns. Madison Dearborn was granted certain rights that would allow it to purchase shares offered for sale by the management investors or their permitted assigns if Holding elects not to exercise its rights of first refusal. The transfer restrictions will terminate as to each management investor upon the date of the consummation of a public sale of the management investors' shares, a registered public offering of Holding common stock or a sale of Holding.

        Participation rights.    Pursuant to the stockholders agreement, the management investors were granted certain "tag-along" rights, which enable them to participate in certain sales by Madison Dearborn of its Holding shares.

        Offer rights.    The stockholders agreement provides the management investors with certain pre-emptive rights, such as if Holding proposes to issue any additional shares of its common stock or any securities containing options or rights to acquire any shares of common stock or any securities convertible or exchangeable into shares of common stock in a transaction in which Madison Dearborn or one of its affiliates participates, Holding will be required to offer each of the management investors a portion of the number or amount of such securities proposed to be sold in any such transaction such that each management investor may maintain his or her existing level of ownership of Holding common stock. The pre-emptive rights will terminate automatically immediately prior to the consummation of a registered public offering of Holding common stock.

        Sale of Holding.    If Holding's board of directors and/or Madison Dearborn approve a sale of the company, each management investor will consent to and vote for the sale and will take all necessary and desirable actions in connection with the consummation of the sale as required by the board of directors, in each case subject to certain conditions. These provisions will terminate upon the consummation of a registered public offering of Holding common stock.

Registration Agreement

        In connection with the Acquisition, the management investors and Madison Dearborn entered into a registration agreement with Holding.

        Demand Registrations.    Under the registration agreement, the holders of at least a majority of the registrable securities (Holding common stock) have the right at any time after the second anniversary of the closing of the Acquisition or after a registered public offering of Holding common stock, subject to certain conditions, to require Holding to register any or all of its securities under the Securities Act on Form S-1, Form S-2 or Form S-3 at Holding's expense.

        Piggyback Registrations.    All holders of registrable securities will be entitled to request the inclusion of their securities in any registration statement at Holding's expense whenever Holding proposes to register any offering of its securities (other than pursuant to a demand registration).

Stock Option Plan

        Holding's board of directors adopted the Option Plan, pursuant to which a pool of approximately 10% of Holding's common stock, or 161,556 shares, are reserved for issuance to management and employees in order to provide incentives to such persons. See "Management—Stock Option Plan."

Bonus Payments and Deferred Compensation Plan and Trust

        In connection with and prior to the Acquisition, Mr. Woodhams' incentive agreement and Mr. Naylor's and Ms. Witters' employment agreements were amended to provide for payments upon consummation of the Acquisition to these employees. Mr. Woodhams, Mr. Naylor and Ms. Witters received, respectively, an amount equal to 4%, 3% and 3% of the net purchase price (calculated without reduction for these payments), which payments reduced the amounts otherwise payable to the selling shareholders. Ms. Witters received such payment in cash. Messrs. Woodhams and Naylor reinvested approximately $0.3 million and $0.2 million of the amounts received by them in common stock of Holding and received interests in a new Pierre Foods, Inc. Deferred Compensation Plan (the "Plan") in the amount of approximately $2.8 million and $2.1 million, respectively. The remainder was paid to them in cash.

        The Plan is intended to be an unfunded plan subject to the rights of creditors of Pierre Foods and a bonus plan exempt from the requirements of ERISA. Messrs. Woodhams and Naylor are entitled to receive payments from the Plan upon the tenth anniversary thereof, upon their termination as employees of us or our affiliates due to death or disability, or upon certain redemptions of any preferred stock held in a trust to fund the Plan. Upon consummation of the Acquisition, in order to fund the Plan, Pierre Foods established an irrevocable grantor trust for the purpose of accumulating assets to provide for the obligations under the Plan. The trust acquired preferred stock of Holding with an aggregate liquidation value of $4.9 million.

Transaction Fees

        Madison Dearborn Partners IV, L.P. received a fee of $5.0 million at the closing of the Acquisition, plus out-of-pocket expenses incurred in connection with the Acquisition. Madison Dearborn may be paid additional fees from time to time in the future for providing management, consulting or advisory services and will be reimbursed for all future expenses incurred in connection with its investment in Holding.

Previous Agreements

        On March 8, 2004, we and the trustee under the indenture relating to our then existing senior notes executed a Fourth Supplemental Indenture and, pursuant to the terms of the Fourth Supplemental Indenture, we terminated substantially all of our related party transactions. The following related party transactions were specifically permitted to continue under the terms of the Fourth Supplemental Indenture:

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  Columbia Hill Land Company, LLC, owned 50% by each of Messrs. Richardson and Clark, leased office space to us in Hickory, North Carolina, pursuant to a ten-year lease that commenced in September 1998. Rents paid under the lease were approximately $116,000 in fiscal 2004. This lease was terminated in connection with the Acquisition.

  •
  On August 13, 2003, we obtained a three year variable rate $40 million revolving credit facility from Fleet Capital Corporation. Messrs. Richardson and Clark provided guarantees of value and validity of the collateral securing this credit facility; they did not, however, guarantee payment of the facility, nor did they receive guarantee fees. We repaid this revolving credit facility in connection with the Acquisition.

  •
  On March 8, 2004, we took title to an aircraft that was transferred from Columbia Hill Aviation, subject to existing purchase money debt. We originally leased the aircraft from Columbia Hill Aviation beginning in the fourth quarter of fiscal 2002. Effective March 1, 2002, the original lease was cancelled and replaced with a non-exclusive lease agreement. Pursuant to this new lease, we were obligated to make 16 quarterly lease payments of $471,500 each for the right to use the aircraft for up to 115 flight hours per quarter, based on availability. Under this lease agreement, Columbia Hill Aviation was responsible for all expenses incurred in the operation of the use of the aircraft, except that we provided the flight crew. During fiscal 2004, we paid Columbia Hill Aviation approximately $2.6 million in lease payments. Columbia Hill Aviation was not our subsidiary; however, we considered Columbia Hill Aviation a non-independent special purpose leasing entity. Accordingly, Columbia Hill Aviation's financial condition, results of operations and cash flows have been included in our consolidated financial statements included herein. Under the terms of the operating lease with Columbia Hill Aviation, and the financing agreements between Columbia Hill Aviation and its creditor, we did not maintain the legal rights of ownership to the aircraft, nor did Columbia Hill Aviation's creditor maintain any legal recourse to us. The aircraft was distributed to the selling shareholders prior to the Acquisition.

  •
  We loaned Mr. Richardson $5.0 million to purchase shares of our common stock. This note was distributed to the selling shareholders in connection with the Acquisition.

Management Buyout

        In April 2001, we entered into a management buyout agreement with PF Management. This going-private transaction was completed on July 26, 2002, and resulted in Pierre Foods becoming a wholly-owned subsidiary of PF Management. Accordingly, our common stock ceased trading in the public markets. See note 1 to the audited consolidated financial statements contained elsewhere in this prospectus.

DESCRIPTION OF NEW SENIOR CREDIT FACILITY

        In connection with the Acquisition, we entered into a new senior credit facility with Wachovia Bank, National Association, as administrative and collateral agent, and Wachovia Capital Markets, LLC and Banc of America Securities LLC, as joint lead arrangers and book-running managers, and a syndicate of banks, financial institutions and other institutional lenders. Set forth below is a summary of the material terms of the new senior credit facility.

        The new senior credit facility provides for aggregate borrowings by us of up to $190.0 million. The new senior credit facility provides for:

  •
  a five-year $40.0 million revolving credit facility, and

  •
  a six-year $150.0 million term loan facility.

        We used the $150.0 million borrowed under the term loan facility to finance in part the Acquisition, refinance substantially all of our existing indebtedness (including, without limitation, repayment in full of our then existing credit facility and redemption of all of our senior notes), pay related fees and expenses incurred in connection with the Acquisition and provide ongoing working capital. The revolving credit facility will be used for general corporate purposes, subject to certain limitations.

Collateral and Guarantees

        The loans and other obligations under the new senior credit facility are guaranteed by Holding, PF Management and each of our existing and future direct and indirect subsidiaries (other than certain of our foreign subsidiaries).

        Our obligations under the new senior credit facility and the guarantees are secured by:

  •
  all present and future shares of capital stock of (or other ownership or profit interests in) each of our present and future subsidiaries (limited, in the case of certain of our foreign subsidiaries, to a pledge of 66% of the capital stock of each such entity), all of our equity interests owned or otherwise held by PF Management and all of the equity interests in PF Management owned or otherwise held by Holding;

  •
  all of our and each of our guarantors' present and future intercompany debt;

  •
  substantially all of our and each of our guarantors' present and future property and assets, real and personal; and

  •
  all proceeds and products of the property and assets described above.

Interest and Fees

        Our term borrowings under the new senior credit facility and, for the first six months after the closing date, our revolving borrowings under the new senior credit facility, will bear interest at a rate per annum which, at our option, can be either:

  •
  a Eurodollar rate, defined as LIBOR plus 2.75%; or

  •
  an alternative Base Rate, which will generally be Wachovia's prime rate plus 1.75%.

        After the first six months, the revolving borrowings will bear interest at a rate equal to LIBOR or Wachovia's prime rate plus a margin set under a pricing grid based on leverage ratios.

        During the continuance of any default under the new senior credit agreement, the rate on all obligations owed may be increased by 2% per annum.

        We are also required to pay a commitment fee calculated at the rate of 0.50% per annum on the average daily unused portion of the revolving credit facility, payable quarterly in arrears and on the date of termination or expiration of the commitments.

Repayments; Prepayments

        The revolving credit facility will terminate, and all amounts outstanding thereunder will be due and payable, in 2009. The term loan facility is subject to quarterly amortization of principal, in 24 installments, with 0.25% of the initial aggregate term loan to be payable at the end of each of the first 23 quarters and 94.25% of the initial aggregate term loan amount to be payable in 2010.

        Voluntary prepayments of principal outstanding under the new senior credit facility are permitted at any time in whole or in part without premium or penalty, upon the giving of proper notice. In addition, we are required to prepay amounts outstanding under the new senior credit facility in an amount equal to:

  •
  subject to certain thresholds, exceptions and re-investment rights, 100% of all net cash proceeds (1) from sales of property and assets of Holding and its subsidiaries (with exceptions to include sales of inventory in the ordinary course of business); (2) of extraordinary receipts, including casualty and condemnation payments and proceeds; and (3) from the issuance or incurrence after the closing of the new senior credit facility of additional debt of Holding or any of its subsidiaries, subject to certain exceptions, including certain debt otherwise permitted under the new senior credit agreement;

  •
  subject to certain exceptions, 50% of all net cash proceeds from the issuance of additional equity interests in Holding or any of its subsidiaries otherwise permitted under the new senior credit agreement (excluding certain equity contributions to fund permitted acquisitions and certain permitted investments); and

  •
  75% of excess cash flow, as defined in our new senior credit facility, which will be reduced to 50% if a target leverage ratio is met.

        These amounts will be applied to the prepayment of the new senior credit facility in the following manner: first, to the principal repayment installments of the term loan facility scheduled to be repaid in the next 12 months in direct order of maturity, second, ratably to the remaining principal payment installments of the term loan, and thereafter, to the revolving credit facility.

Certain Covenants

        The new senior credit facility requires us to meet a maximum leverage ratio and a minimum fixed charge coverage ratio. In addition, the new senior credit facility contains certain covenants which, among other things, include restrictions on: the incurrence of additional indebtedness and guarantee obligations; liens; loans, acquisitions, joint ventures and other investments; mergers, consolidations, sales, transfers and other dispositions of property or assets; dividends, distributions, redemptions and other restricted payments; changes in the nature of the business; transactions with affiliates; payments and dividends affecting our subsidiaries; amending or modifying organizational documents, subordinated debt documents, and transaction documents; prepaying, redeeming or repurchasing certain debt; changes in accounting policies or reporting practices; speculative transactions, negative pledges and other designated senior debt; and other matters customarily restricted in such agreements.

Events of Default

        The new senior credit facility contains customary events of default, including, without limitation, payment defaults; breaches of representations and warranties; covenant defaults; cross-defaults to certain other material agreements or indebtedness in excess of specified amounts; certain events of bankruptcy and insolvency; inability to pay debts, attachment, etc.; certain ERISA events; judgment defaults in excess of specified amounts and material nonmonetary judgment defaults; actual or asserted invalidity or impairment of credit agreement or collateral; change of control; and failure of the new senior credit facility to constitute senior debt and designated senior debt.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        All of our capital stock is owned by PF Management. PF Management is a wholly-owned subsidiary of Holding. In connection with the Acquisition, Holding was capitalized with $142.5 million of equity capital in the form of common and preferred stock. Members of our management team, Norbert E. Woodhams and Robert C. Naylor, collectively own approximately 4% of Holding's common stock. Messrs. Woodhams and Naylor also received options pursuant to a new stock option plan, which provides for total issuances of up to approximately 10% of Holding's common stock to our management and employees. For more information, see "Management—Stock Option Plan" and "Certain Relationships and Related Transactions."

        The following table sets forth certain information with respect to the beneficial ownership of the common stock of Holding as of June 30, 2004, by (1) each person whom we know to own beneficially more than five percent of the outstanding shares of common stock of Holding; (2) each of the directors and executive officers of Holding; and (3) all of the directors and executive officers of Holding as a group. Unless otherwise stated, each of the persons in the table has sole voting and investment power with respect to the securities beneficially owned. We have calculated beneficial ownership in accordance with the applicable rules and regulations under the Exchange Act. Percentage ownership is based on 1,474,000 shares of common stock outstanding as of June 30, 2004.

	Beneficially owned
Name of Beneficial Owner	Number of Shares	Percentage of Class
Madison Dearborn(1)(2)	1,420,000	96.3%
Norbert E. Woodhams(3)	31,000	2.1%
Robert C. Naylor(3)	23,000	1.6%
Robin P. Selati(1)(4)	—	—
Nicholas W. Alexos(1)(4)	—	—
George A. Peinado(1)(4)	—	—
All directors and executive officers as a group (5) persons)	1,474,000	100%

(1)
The address for each of Madison Dearborn, and Messrs. Selati, Alexos and Peinado is c/o Madison Dearborn Capital Partners, 70 West Madison Street, Suite 3800, Chicago, Illinois 60602.

(2)
All shares listed are beneficially owned by Madison Dearborn Capital Partners IV, L.P.

(3)
The address for each of Messrs. Woodhams and Naylor is c/o Pierre Foods, Inc., 9990 Princeton Road, Cincinnati, Ohio 45246.

(4)
Each of Messrs. Selati, Alexos and Peinado disclaims beneficial ownership of the shares held of record by Madison Dearborn, except to the extent of any pecuniary interest therein.

THE EXCHANGE OFFER

        This section of the prospectus describes the exchange offer. While we believe that the following description covers the material terms of this exchange offer, this summary may not contain all of the information that is important to you. For a more complete understanding of this exchange offer, you should carefully read the entire prospectus and the other documents to which we refer, including the Registration Rights Agreement filed as an exhibit to the registration statement of which this prospectus is a part.

Purpose and Effect of the Exchange Offer

        We have entered into a Registration Rights Agreement pursuant to which we have agreed, for the benefit of the holders of the outstanding notes, that we will, at our cost,

  (1)
  within 90 days after the issue date of the outstanding notes, file a registration statement (the "Exchange Offer Registration Statement") of which this prospectus is a part, with the SEC with respect to a registered offer to exchange the outstanding notes for notes that will have terms substantially identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, and will be guaranteed by the guarantors on terms substantially identical in all material respects to the guarantees,

  (2)
  within 180 days after the issue date of the outstanding notes, use our reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act. Upon the Exchange Offer Registration Statement being declared effective, we will offer the exchange notes in exchange for surrender of the outstanding notes, and

  (3)
  keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to the holders of the outstanding notes. For each note surrendered to us pursuant to the exchange offer, the holder of such note will receive an exchange note having a principal amount equal to that of the surrendered note.

        Under existing SEC interpretations, the exchange notes would in general be freely transferable after the exchange offer without further registration under the Securities Act; provided that, in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act be delivered as required. We have agreed for a period of 180 days after consummation of the exchange offer to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such exchange notes acquired as described below. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the Exchange Offer Registration Rights Agreement, including certain indemnification rights and obligations.

        Each holder of outstanding notes that wishes to exchange such outstanding notes for exchange notes in the exchange offer will be required to make certain representations including representations that

  (1)
  any exchange notes to be received by it will be acquired in the ordinary course of its business;

  (2)
  it has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

  (3)
  it is not an "affiliate," as defined in Rule 405 of the Securities Act, of us or any of the guarantors, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

        If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

        In the event that applicable interpretations of the staff of the SEC do not permit us to effect such an exchange offer, or if for any other reason the exchange offer is not consummated within 180 days of the issue date of the outstanding notes or, under certain circumstances, if the initial purchasers shall so request, we will, at our own expense,

  (1)
  as promptly as practicable, file a shelf registration statement covering resales of the outstanding notes (the "Shelf Registration Statement");

  (2)
  use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act; and

  (3)
  use our reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of the disposition of the notes covered by the Shelf Registration Statement or two years after the issue date of the outstanding notes.

        We will, in the event of the Shelf Registration Statement, provide to each holder of the outstanding notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the outstanding notes has become effective and take certain other actions as are required to permit unrestricted resales of the outstanding notes. A holder of the outstanding notes that sells such notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange Offer Registration Rights Agreement which are applicable to such a holder, including certain indemnification rights and obligations.

        If we fail to comply with the above provisions or if such registration statement fails to become effective, then, as liquidated damages, additional interest shall become payable in respect of the outstanding notes as follows if:

  (1)
  we and the Guarantors fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing; or

  (2)
  any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); or

  (3)
  we and the Guarantors fail to consummate the exchange offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

  (4)
  the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of notes during the periods specified in the Registration Rights Agreement,

(each such event referred to in clauses (1) through (4) above is a "Registration Default"), the sole remedy available to holders of the outstanding notes will be the immediate assessment of additional interest ("Additional Interest") as follows: the per annum interest rate on the notes will increase by 0.25%, and the per annum interest rate will increase by an additional 0.25% for each subsequent 90-day period during which the Registration Default remains uncured, up to a maximum additional interest rate of 1.0% per annum in excess of the interest rate on the cover of this prospectus. All Additional Interest will be payable to holders of the outstanding notes in cash on each interest payment date, commencing with the first such date occurring after any such Additional Interest commences to accrue, until such Registration Default is cured. After the date on which such Registration Default is cured, the interest rate on the outstanding notes will revert to the interest rate originally borne by the outstanding notes, as shown on the cover of this prospectus.

        The preceding is a summary of the material provisions of the Exchange Offer Registration Rights Agreement. We encourage you to read the Registration Rights Agreement in its entirety, a copy of which was filed with the registration statement, of which this prospectus is a part of.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Any holder may tender some or all of its outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

        The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

  (1)
  the exchange notes bear a designation and a different CUSIP Number from the outstanding notes;

  (2)
  the exchange notes have been registered under the Securities Act and hence will not bear legends restricting their transfer; and

  (3)
  the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture.

        As of the date of this prospectus, $125,000,000 aggregate principal amount of the outstanding notes were outstanding. We have fixed the close of business on                        , 2004 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

        Holders of outstanding notes do not have any appraisal or dissenters' rights under the North Carolina Business Corporation Act, or the indenture relating to the notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

        We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice of such acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

        If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder of such notes, promptly after the expiration date of the exchange offer.

        Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "—Fees and Expenses."

Expiration Date; Extensions; Amendments

        The term "expiration date" will mean 5:00 p.m., New York City time, on                        , 2004, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" will mean the latest date and time to which the exchange offer is extended.

        In order to extend the exchange offer, we will make a press release or other public announcement, notify the exchange agent of any extension by oral or written notice and will mail to the registered holders an announcement of such extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, to extend the exchange offer, or to terminate the exchange offer if any of the conditions set forth below under "—Conditions" have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offer in any manner. Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time on the next business day following such decision. Any announcement of delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

Interest on the Exchange Notes

        The exchange notes will bear interest from their date of issuance. Holders of outstanding notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes on                        , 2005. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

        Interest on the exchange notes is payable semi-annually on each January 15 and July 15, commencing on                        , 2005.

Procedures for Tendering Outstanding Notes

        Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent's message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding notes, letter of transmittal or an agent's message and other required documents must be completed and received by the exchange agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

        The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding notes that the participant has received and agrees:

(1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

        By executing the letter of transmittal, each holder will make to us the representations set forth above in the third paragraph under the heading "—Purpose and Effect of the Exchange Offer."

        The tender by a holder and our acceptance thereof will constitute agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent's message.

        The method of delivery of outstanding notes and the letter of transmittal or agent's message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

        Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the letter of transmittal.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Medallion System unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

        The Medallion System is a program under which eligible financial institutions guarantee signatures in connection with the sale, assignment or transfer of securities. By medallion guaranteeing the securities to be sold, assigned and transferred, the guarantor takes financial responsibility if the transfer is completed fraudulently. A medallion signature guarantee may be obtained from a bank, brokerage firm, credit union or savings and loan institution that is a member of the Medallion System, as most such institutions are.

        If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in this prospectus, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the outstanding notes with the signature thereon guaranteed by a member firm of the Medallion System.

        If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to the establishment of such accounts, any financial institution that is a participant in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account with respect to the outstanding notes in accordance with DTC's procedures for the transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent's account at DTC, unless an agent's message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

        All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes. If we waive a condition we will waive it for all holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date. Prior to the expiration of the exchange offer, all conditions set forth in the letter of transmittal must be met or waived. If we chose to waive any required condition and that waiver constitutes a material change to the offering, the offer will be extended at least five business days.

Guaranteed Delivery Procedures

        Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

  (A)
  the tender is made through a member firm of the Medallion System;

  (B)
  prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

  (C)
  the properly completed and executed letter of transmittal of facsimile thereof, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

        To withdraw a tender of outstanding notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

  (1)
  specify the name of the person having deposited the outstanding notes to be withdrawn;

  (2)
  identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

  (3)
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

  (4)
  specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn.

        All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, which determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "—Procedures for Tendering" at any time prior to the expiration date.

Conditions

        Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may, prior to the expiration of the exchange offer, terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if:

  (1)
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which we reasonably believe might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

  (2)
  any law, statute, rule, regulation or interpretation by the Staff of the SEC is proposed, adopted or enacted, which we reasonably believe might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

  (3)
  any governmental approval has not been obtained, which approval we reasonably believe to be necessary for the consummation of the exchange offer as contemplated by this prospectus.

        If we determine in our sole discretion that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding notes (see "—Withdrawal of Tenders") or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

Exchange Agent

        U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Overnight Courier or Registered/Certified Mail:	By Facsimile Transmission:

U.S. Bank National Association Corporate Trust Services 60 Livingston Avenue St. Paul, MN 55107 Attention: Specialized Finance Department	(651) 495-8097 For information or to confirm receipt of facsimile by telephone (call toll-free): (800) 934-6802

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates' officers and regular employees.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

        We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

        The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer.

Consequences of Failure to Exchange

        The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the outstanding notes may be resold only:

  (1)
  to us upon redemption of such notes or otherwise;

  (2)
  so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

  (3)
  outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

  (4)
  pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes

        With respect to resales of exchange notes, based on interpretations by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the Staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

DESCRIPTION OF NOTES

        The following description is a summary of the material provisions of the notes and the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, define your rights as holders of the notes. See "—Additional Information."

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." Certain defined terms used in this description but not defined below under "Certain Definitions" have the meanings assigned to them in the indenture. In this description, the word "issuer" refers only to Pierre Foods, Inc., and not to any of its subsidiaries.

        Pierre Merger Corp. issued the notes under an indenture among itself, and U.S. Bank National Association, as trustee (the "Trustee"), in a private transaction that was not subject to the registration requirements of the Securities Act. Upon consummation of the Acquisition, Pierre Foods, Inc. and each of its Domestic Subsidiaries executed a supplemental indenture wherein Pierre Foods, Inc. assumed all of Pierre Merger Corp.'s obligations under the notes and the indenture and the Domestic Subsidiaries guaranteed the notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

        Any notes that remain outstanding after completion of the exchange offer, together with the exchange notes issued in the exchange offer, will be treated as a single class of securities for all purposes under the indenture, including waivers, amendments, redemptions, and offers to purchase.

        Unless otherwise required by the context, references in this description to the "notes" include the notes originally issued to the initial purchasers and the exchange notes we will issue in this exchange offer.

Brief Description of the Notes and the Note Guarantees

The Notes

        The notes:

  •
  are unsecured, senior subordinated obligations of the issuer;

  •
  are subordinated in right of payment to all existing and future senior debt of the issuer;

  •
  are pari passu in right of payment with any future senior subordinated Indebtedness of the issuer; and

  •
  will be guaranteed by the Guarantors.

        Assuming the Transactions, including the issuance of the notes, had been completed on June 5, 2004, the notes would have been subordinated to approximately $150.2 million of the issuer's Senior Debt, $150.0 million of which would have consisted of borrowings under its new senior credit facility.

The Note Guarantees

        The notes are guaranteed by all of the current and future Domestic Subsidiaries of the issuer. See "—Additional Note Guarantees." As of the date of the indenture, all of the issuer's subsidiaries will be "Domestic Subsidiaries" and Guarantors. In the future, the issuer may have additional subsidiaries that are not "Domestic Subsidiaries."

        Each Note Guarantee:

  •
  is an unsecured, senior subordinated obligation of the Guarantor;

  •
  is subordinated in right of payment to all existing and future Senior Debt of the Guarantor; and

  •
  is pari passu in right of payment with any future senior subordinated Indebtedness of the Guarantor.

        Assuming the Transactions, including the issuance of the notes, had been completed on June 5, 2004, the Note Guarantees would have been subordinated to approximately $150.0 million of Senior Debt of the Guarantors, all of which would have consisted of guarantees of borrowings under the issuer's new senior credit facility. As indicated above and as discussed in detail below under the subheading "—Subordination," payments on the notes and under the Note Guarantees are subordinated to the prior payment in full in cash of all Senior Debt. The indenture permits the issuer and the Guarantors to incur additional Senior Debt.

        As of the date of the indenture, all of our subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of its subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

        The issuer issued $125.0 million aggregate principal amount of notes in the initial offering. The issuer may issue additional notes from time to time. Any offering of additional notes is subject to the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. We will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on July 15, 2012.

        Interest on the notes accrues at the rate of 9 7/8% per annum and is payable semi-annually in arrears on January 15 and July 15, commencing on January 15, 2005. We will make each interest payment to the holders of record on the immediately preceding January 1 and July 1.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a holder has given wire transfer instructions to the issuer, the issuer will pay all principal, interest and premium and Liquidated Damages, if any, on that holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the issuer elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The Trustee will initially act as Paying Agent and Registrar. The issuer may change the Paying Agent or Registrar without prior notice to the holders, and the issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the issuer may require a holder to pay any taxes and fees required by law or permitted by the indenture. The issuer is not required to transfer or exchange any note selected for redemption.

        Also, the issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

        The registered holder of a note will be treated as the owner of it for all purposes.

Note Guarantees

        The Guarantors jointly and severally guarantee the issuer's obligations under the notes. Each Note Guarantee is subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Note Guarantee is limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Risks Related to the Notes—Federal and state statutes allow courts, under specific circumstances, to void the notes or the guarantees and require noteholders to return payments received from the issuer or the guarantors."

        The indenture provides that a Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the issuer or another Guarantor, unless:

  (1)
  immediately after giving effect to that transaction, no Default or Event of Default exists; and

  (2)
  either:

  (a)
  the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is a corporation, partnership or limited liability company, organized or existing under (i) the laws of the United States, any state thereof or the District of Columbia or (ii) the laws of the same jurisdiction as that Guarantor and, in each case, assumes all the obligations of that Guarantor under the indenture, its Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

  (b)
  in the case of a Guarantor, such sale or other disposition complies with the "Asset Sale" provisions of the indenture, including the application of the Net Proceeds therefrom.

        The Note Guarantee of a Guarantor will be released:

  (1)
  in connection with any sale of Capital Stock of such Guarantor to a Person that results in the Guarantor no longer being a Subsidiary of the issuer, if the sale of such Capital Stock of that Guarantor complies with the "Asset Sale" provisions of the indenture;

  (2)
  if the issuer properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

  (3)
  in the event of a Covenant Defeasance or Legal Defeasance.

Subordination

        The payment of principal, interest and premium and Liquidated Damages, if any, on the notes are subordinated to the prior payment in full in cash of all Senior Debt of the issuer, including Senior Debt of the issuer incurred after the date of the indenture.

        The holders of Senior Debt of the issuer are entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt of the issuer (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt of the issuer) before the holders of notes will be entitled to receive any payment with respect to the notes (except that holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "—Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of the issuer:

  (1)
  in a liquidation or dissolution of the issuer;

  (2)
  in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the issuer or its property;

  (3)
  in an assignment for the benefit of creditors; or

  (4)
  in any marshaling of the issuer's assets and liabilities.

        The issuer also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "—Legal Defeasance and Covenant Defeasance") if:

  (1)
  a payment default on Designated Senior Debt of the issuer occurs and is continuing; or

  (2)
  any other default (a "nonpayment default") occurs and is continuing on any series of Designated Senior Debt of the issuer that permits holders of that series of Designated Senior Debt of the issuer to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from a representative of the holders of any Designated Senior Debt of the issuer.

        Payments on the notes may and shall be resumed:

  (1)
  in the case of a payment default on Designated Senior Debt of the issuer, upon the date on which such default is cured or waived; and

  (2)
  in case of a nonpayment default on Designated Senior Debt of the issuer, the earlier of (x) the date on which such default is cured or waived, (y) 179 days after the date on which the applicable Payment Blockage Notice is received or (z) the date the Trustee receives notice from the representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of such Designated Senior Debt of the issuer has been accelerated.

        No new Payment Blockage Notice may be delivered unless and until:

  (1)
  360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

  (2)
  all scheduled payments of principal, interest and premium and Liquidated Damages, if any, on the notes that have come due have been paid in full in cash.

        No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

        If the Trustee or any holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "—Legal Defeasance and Covenant Defeasance") when:

  (1)
  the payment is prohibited by these subordination provisions; and

  (2)
  the Trustee or the holder has actual knowledge that the payment is prohibited; provided that such actual knowledge shall not be required in the case of any payment default on Designated Senior Debt of the issuer;

the Trustee or the holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Debt of the issuer. Upon the proper written request of the holders of Senior Debt of the issuer or if there is any payment default on any Designated Senior Debt, the Trustee or the holder, as the case may be, shall deliver the amounts in trust to the holders of Senior Debt of the issuer or their proper representative.

        The issuer and the Trustee must promptly notify holders of the issuer's Senior Debt if payment of the notes is accelerated because of an Event of Default.

        As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the issuer, holders of notes may recover less ratably than creditors of the issuer who are holders of Senior Debt of the issuer.

        Payments under the Note Guarantee of each Guarantor are subordinated to the prior payment in full of all Senior Debt of such Guarantor, including Senior Debt of such Guarantor incurred after the date of the indenture, on the same basis as provided above with respect to the subordination of payments on the notes by the issuer to the prior payment in full of Senior Debt of the issuer. See "Risk Factors—Risks Related to the Notes—Your right to receive payments on the notes and the guarantees is junior to all of our and the guarantors' senior indebtedness, including our new credit facility" and "—Since the notes are unsecured, your right to enforce remedies is limited by the rights of holders of secured debt."

Optional Redemption

        At any time prior to July 15, 2007, the issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 109.875% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings of the issuer (or of the Parent to the extent such proceeds are contributed to the common equity of the issuer); provided that:

  (1)
  at least 65% of the aggregate principal amount of notes initially issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by the issuer and its Subsidiaries); and

  (2)
  the redemption must occur within 90 days of the date of the closing of such Equity Offering (or, in the case of any Equity Offering by the Parent, the contribution to the issuer).

        Except pursuant to the preceding paragraph, the notes are not be redeemable at the issuer's option prior to July 15, 2008.

        On or after July 15, 2008, the issuer may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

Year	Percentage
2008	104.938%
2009	102.469%
2010 and thereafter	100.000%

        The issuer may acquire notes by means other than a redemption, whether by tender offer, open market purchase, negotiated transaction or otherwise, in accordance with applicable securities laws, so long as that acquisition does not otherwise violate the terms of the indenture.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, each holder of notes will have the right to require the issuer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the Change of Control Payment Date. Within 30 days following any Change of Control, the issuer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

        On the Change of Control Payment Date, the issuer will, to the extent lawful:

  (1)
  accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

  (3)
  deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the issuer.

        The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

        Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 30 days following a Change of Control, the issuer will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. The issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The Credit Agreement prohibits the issuer from purchasing any notes and also provides that certain change of control events with respect to the issuer would constitute a default under that agreement. Any future credit agreements or other agreements relating to Senior Debt to which the issuer becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the issuer is prohibited from purchasing notes, the issuer could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the issuer does not obtain such a consent or repay such borrowings, the issuer will remain prohibited from purchasing notes. In such case, the issuer's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

        The provisions described above that require the issuer to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        The issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the issuer and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or if a notice of redemption for all outstanding notes has been given pursuant to the indenture under the caption "Optional Redemption." A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. notes repurchased pursuant to a Change of Control Offer will be retired and cancelled.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the issuer to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

        The issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  the issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

  (2)
  such fair market value is determined by the issuer's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee; and

  (3)
  at least 75% of the consideration therefor received by the issuer or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof. For purposes of this provision, each of the following shall be deemed to be cash:

  (a)
  any liabilities (as shown on the issuer's or such Restricted Subsidiary's most recent balance sheet) of the issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets and, in the case of liabilities other than Non-Recourse Debt, where the issuer and all Restricted Subsidiaries are released from any further liability in connection therewith (including by operation of law);

  (b)
  any securities, notes or other obligations received by the issuer or any such Restricted Subsidiary from such transferee that are converted by the issuer or such Restricted

      Subsidiary into cash within 180 days thereafter (to the extent of the cash received in that conversion); and

    (c)
    any Designated Non-cash Consideration received by the issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received since the date of the indenture pursuant to this clause (c) that is at that time outstanding, not to exceed $5.0 million (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

        For purposes of paragraph (3) above, any liabilities of the issuer or any Restricted Subsidiary that are not assumed by the transferee of such assets and in respect of which the issuer and all Restricted Subsidiaries are not released from any future liabilities in connection therewith shall not be considered consideration.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the issuer may apply such Net Proceeds at its option:

  (1)
  to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

  (2)
  to repay any Indebtedness which was secured by the assets sold in such Asset Sale;

  (3)
  to purchase Replacement Assets or make a capital expenditure that is used or useful in a Permitted Business; or

  (4)
  some combination of the foregoing.

Pending the final application of any such Net Proceeds, the issuer may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." Within 30 days after the aggregate amount of Excess Proceeds exceeds $10.0 million, the issuer will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the notes plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the issuer may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the notes and such other pari passu Indebtedness to be purchased shall be purchased on a pro rata basis based on the principal amount of notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        The issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, the issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

        The Credit Agreement prohibits the issuer from purchasing any notes. Any future credit agreements or other agreements relating to Senior Debt to which the issuer becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the issuer is prohibited from purchasing notes, the issuer could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the issuer does not obtain such a consent or repay such borrowings, the issuer will remain prohibited from purchasing notes. In such case, the issuer's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

  (1)
  if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

  (2)
  if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

        No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

        The issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of the issuer's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the issuer's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such, other than dividends, payments or distributions (a) payable in Equity Interests (other than Disqualified Stock) of the issuer or (b) to the issuer or a Restricted Subsidiary of the issuer;

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation) any Equity Interests of the issuer or the Parent;

  (3)
  make any payment of principal or premium on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the notes or the Note Guarantees, except a payment of principal at the Stated Maturity thereof; or

  (4)
  make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

        unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

  (2)
  the issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the issuer and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (6), (7), (8), (10), (13) and (16) of the next succeeding paragraph), is less than the sum, without duplication, of:

  (a)
  50% of the Consolidated Net Income of the issuer for the period (taken as one accounting period) from June 6, 2004 to the end of the issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

  (b)
  100% of the amount received in cash plus the fair market value, as determined in good faith by the Board of Directors of the issuer, of property and marketable securities received by the issuer subsequent to the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the issuer (other than Excluded Contributions) or net cash proceeds received by the issuer subsequent to the date of the indenture from the issue or sale of Disqualified Stock or debt securities of the issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the issuer); plus

  (c)
  an amount equal to the net reduction in Restricted Investments made by the issuer and its Restricted Subsidiaries subsequent to the date of the indenture, resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances or other transfers of assets, in each case to the issuer or any such Restricted Subsidiary from any such Investment, or from the net cash proceeds from the sale of any such Investment, or from a redesignation of an Unrestricted Subsidiary to a Restricted Subsidiary, but only if and to the extent such amounts are not included in the calculation of Consolidated Net Income and not to exceed in the case of any Investment the amount of the Investment previously made by the issuer or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; provided that any amounts in excess of the amount of the Investment previously made may be added to the amounts otherwise available under this clause (c) to make Restricted Investments pursuant to this clause (3) but not for other Restricted Payments.

        The preceding provisions will not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

  (2)
  the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the issuer or any Restricted Subsidiary or of any Equity Interests of the issuer or any Parent in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the issuer) of, Equity Interests of the issuer (or the Parent to the extent the net cash proceeds are contributed to the common equity of the issuer) other than Disqualified Stock; provided that the amount of any such net proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

  (3)
  the repayment, defeasance, redemption, repurchase or other acquisition of Indebtedness of the issuer or any Restricted Subsidiary subordinated to the notes or any Note Guarantee with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

  (4)
  the payment of any dividend by a Restricted Subsidiary of the issuer to the holders of its common Equity Interests on a pro rata basis;

  (5)
  the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the issuer and any distribution, loan or advance to the Parent for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Parent, in each case held by any former or current employees, officers, directors or consultants of the issuer or any of its Restricted Subsidiaries or their respective estates, spouses, former spouses or family members under any management equity plan or stock option or other management or employee benefit plan or compensatory arrangement upon the death, disability or termination of employment of such Persons, in an amount not to exceed $2.0 million in any calendar year; provided that the issuer may carry over and make in subsequent calendar years, in addition to the amounts permitted for such calendar year, the amount of such purchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding calendar year up to a maximum of $4.0 million in any calendar year; and provided further that such amount in any calendar year may be increased by an amount not to exceed (i) the net cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the issuer (or the Parent to the extent such net cash proceeds are contributed to the common equity of the issuer) to employees, officers, directors or consultants of the issuer and its Restricted Subsidiaries that occurs after the date of the indenture (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments) plus (ii) the cash proceeds of key man life insurance policies received by the issuer and its Restricted Subsidiaries after the date of the indenture less any amounts previously applied to the payment of Restricted Payments pursuant to this clause (5); provided further that cancellation of Indebtedness owing to the issuer or the Parent from employees, officers, directors and consultants of the issuer or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the issuer from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the indenture; provided further that the net cash proceeds from such sales of Equity Interests described in clause (i) of this clause (5) shall be excluded from clause 3(b) of the preceding paragraph to the extent such proceeds have been or are applied to the payment of Restricted Payments pursuant to this clause (5);

  (6)
  (i) the payment of dividends or other distributions or the making of loans or advances to the Parent in amounts required for the Parent to pay franchise taxes and other fees required to maintain its existence and provide for all other operating costs of the Parent to the extent attributable to the ownership or operation of the issuer and its Restricted Subsidiaries, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses including all costs and expenses with respect to filings with the SEC, and (ii) fees and expenses incurred in connection with any acquisition permitted by the terms of the indenture, up to an aggregate amount under this clause (6) of $1.0 million per fiscal year ($2.0 million following any underwritten public offering of Equity Interests of the issuer or the Parent) plus any indemnification or expense reimbursement claims made by directors or officers of the Parent attributable to the ownership or operation of the issuer and its Restricted Subsidiaries;

  (7)
  the payment of dividends or other distributions by the issuer to the Parent in amounts required to pay the tax obligations of the Parent attributable to the issuer and its Subsidiaries determined as if the issuer and its Subsidiaries had filed a separate consolidated, combined or unitary return for the relevant taxing jurisdiction; provided that any refunds received by the Parent attributable to the issuer or any of its Subsidiaries shall promptly be returned by the Parent to the issuer through a contribution to the common equity of, or the purchase of common stock (other than Disqualified Stock) of the issuer from, the issuer; and provided further that the amount of any such contribution or purchase shall be excluded from clause (3)(b) of the preceding paragraph;

  (8)
  repurchases of Capital Stock deemed to occur upon the cashless exercise of stock options and warrants;

  (9)
  other Restricted Payments not otherwise permitted pursuant to this covenant in an aggregate amount not to exceed $12.5 million;

  (10)
  Restricted Payments to holders of equity interests of PF Management contemplated by the Stock Purchase Agreement, including in connection with any post-closing purchase price adjustments, earn-outs, indemnification or escrow arrangements or payments under the Tax Sharing Agreement; provided that the aggregate amount of the post-closing earn-out based upon the achievement by the issuer of certain performance measures described in the Stock Purchase Agreement shall not exceed $13.0 million;

  (11)
  the declaration and payment of dividends and distributions to holders of any class or series of Disqualified Stock of the issuer or any of its Restricted Subsidiaries or preferred stock of any such Restricted Subsidiaries, in each case issued or incurred in accordance with the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (12)
  upon the occurrence of a Change of Control and within 60 days after completion of the offer to repurchase notes pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders Change of Control" (including the purchase of all notes tendered), any purchase or redemption of Indebtedness of the issuer subordinated to the notes that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest);

  (13)
  any payments described in the prospectus under "Summary—The Transactions," "Use of Proceeds" or "Certain Relationships and Related Transactions," made by the issuer (including any payments made by the issuer to the Parent) in connection with the Transactions;

  (14)
  Investments that are made with Excluded Contributions;

  (15)
  after completion of an offer to repurchase notes under the covenant described above under "—Asset Sales," the repurchase, redemption or other acquisition or retirement for value of Indebtedness of the issuer that is subordinated to the notes with Excess Proceeds remaining after such offer to the extent such Excess Proceeds are permitted to be used for general corporate purposes under the covenant described above under "—Asset Sales"; and

  (16)
  the repurchase, redemption or other acquisition for value of Equity Interests of the issuer or the Parent representing fractional shares of such Equity Interests in connection with a merger, consolidation, amalgamation or other combination involving the issuer or the Parent; provided that the aggregate amount of such repurchase, redemption or other acquisition for value pursuant to this clause (16) does not to exceed $500,000;

  provided, however, that in the case of clauses (5), (9), (11) and (15) above, no Default or Event of Default has occurred and is continuing.

        For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (16) above or is entitled to be made pursuant to the first paragraph of this covenant, the issuer shall, in its sole discretion, classify the Restricted Payment in any manner that complies with the covenant. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall, if the fair market value thereof exceeds $2.0 million, be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $7.5 million. Not later than the date of making any Restricted Payment, the issuer shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

        The issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the issuer will not issue any Disqualified Stock and the issuer will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred stock; provided, however, that the issuer and the Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, the Guarantors may issue preferred stock and any Foreign Restricted Subsidiary may incur Acquired Debt, if the Fixed Charge Coverage Ratio for the issuer's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  (a) the incurrence by the issuer or any Restricted Subsidiary of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the issuer and the Restricted Subsidiaries thereunder) not to exceed $190.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the issuer or any Restricted Subsidiary to permanently repay any Indebtedness under Credit Facilities (and, in the case of any revolving credit Indebtedness under a Credit Facility, to effect a corresponding commitment reduction thereunder) pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (2)
  the incurrence of the Existing Indebtedness;

  (3)
  the incurrence by the issuer and the Guarantors of Indebtedness represented by the notes to be issued on the date of the indenture and the related Note Guarantees and the exchange notes and the related Note Guarantees to be issued therefor pursuant to the Registration Rights Agreement;

  (4)
  the incurrence by the issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price, or cost of construction or improvement, of property (real or personal), plant or equipment used in the business of the issuer or any of its Restricted Subsidiaries (whether through the direct acquisition of such assets or the acquisition of Equity Interests of any Person owning such assets) in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (x) $10.0 million and (y) 8% of Total Tangible Assets;

  (5)
  the incurrence by the issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (14) or (16) of this paragraph;

  (6)
  the incurrence by the issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the issuer and any of its Restricted Subsidiaries; provided, however, that:

  (a)
  if the issuer or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the issuer, or the Note Guarantee, in the case of a Guarantor; and

  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the issuer or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the issuer or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

  (7)
  the incurrence by the issuer or any of its Restricted Subsidiaries of Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

  (8)
  the guarantee by the issuer or any Restricted Subsidiary of Indebtedness of the issuer or a Restricted Subsidiary of the issuer that was permitted to be incurred by another provision of this covenant;

  (9)
  the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the issuer as accrued, accreted or amortized to the extent required by the definition thereof;

  (10)
  the incurrence by the issuer or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims or self-insurance; provided, however, that, upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

  (11)
  the incurrence by the issuer or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the issuer or such Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of the issuer or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of that Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of those non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the issuer and/or that Restricted Subsidiary in connection with that disposition;

  (12)
  the issuance of Disqualified Stock or preferred stock by any of the issuer's Restricted Subsidiaries issued to the issuer or another Restricted Subsidiary; provided that (i) any subsequent issuance or transfer of any Equity Securities that results in such Disqualified Stock or preferred stock being held by a Person other than the issuer or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such shares of Disqualified Stock or preferred stock to a Person that is not either the issuer or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an issuance of such shares of Disqualified Stock or preferred stock that was not permitted by this clause (12);

  (13)
  the incurrence by the issuer or any of its Restricted Subsidiaries of obligations in respect of performance and surety bonds and completion guarantees provided by the issuer or such Restricted Subsidiary in the ordinary course of business;

  (14)
  the incurrence by the issuer or any Restricted Subsidiary of Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed $12.5 million;

  (15)
  contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

  (16)
  the incurrence by any Foreign Restricted Subsidiary of Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (16), not to exceed $5.0 million; and

  (17)
  the incurrence by the issuer of Indebtedness consisting of promissory notes issued to current or former officers, directors, employees or consultants (or their estates, spouses or former spouses) of the issuer or Parent or any Restricted Subsidiary of the issuer, issued to purchase or redeem Equity Interests of the issuer or Parent; provided that (x) the aggregate principal amount of such Indebtedness at any time outstanding does not exceed $5.0 million and (y) such Indebtedness is expressly subordinated in right of payment to the notes and does not provide for the payment of principal or interest thereon or other payments with respect thereto until 91 days after the date on which the notes mature.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the issuer will be permitted to classify such item of Indebtedness on the date of its incurrence, and from time to time may reclassify, in any manner that complies with this covenant at such time. Indebtedness under the Credit Agreement outstanding immediately following the Acquisition shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

Limitation on Senior Subordinated Debt

        The issuer will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of the issuer and senior in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in right of payment to such Guarantor's Note Guarantee. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the issuer or any Guarantor, as applicable, solely by virtue of being unsecured or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

        The issuer will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured (or, in the case of subordinated Indebtedness, prior or senior thereto, with the same relative priority as the notes shall have with respect to such subordinated Indebtedness) until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to the issuer or any of its Restricted Subsidiaries or pay any indebtedness owed to the issuer or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to the issuer or any of its Restricted Subsidiaries; or

  (3)
  transfer any of its properties or assets to the issuer or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  Existing Indebtedness and the Credit Agreement as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such encumbrances than those contained in such Existing Indebtedness and the Credit Agreement, as in effect on the date of the indenture;

  (2)
  the indenture, the notes and the Note Guarantees or by other Indebtedness of the issuer or of a Guarantor which is pari passu in right of payment with the notes or Note Guarantees, as applicable, incurred under an indenture pursuant to the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that the encumbrances and restrictions are no more restrictive, taken as a whole, than those contained in the indenture;

  (3)
  applicable law or regulation;

  (4)
  any agreements or instrument governing Indebtedness or Capital Stock of a Person acquired by the issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

  (5)
  customary non-assignment provisions in leases entered into in the ordinary course of business;

  (6)
  purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

  (7)
  an agreement entered into for the sale or disposition of Capital Stock or assets of a Restricted Subsidiary or an agreement entered into for the sale of specified assets (in either case, so long as such encumbrance or restriction, by its terms, terminates on the earlier of the termination of such agreement or the consummation of such agreement and so long as such restriction applies only to the Capital Stock or assets to be sold);

  (8)
  Permitted Refinancing Indebtedness, provided that the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (9)
  Permitted Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

  (10)
  customary limitations on the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

  (11)
  cash or other deposits or net worth imposed by customers or agreements entered into in the ordinary course of business; and

  (12)
  Indebtedness of any Foreign Restricted Subsidiary incurred pursuant to clause (16) of the second paragraph of the covenant entitled "—Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that the Board of Directors of the issuer determines in good faith at the time such dividend or other payment restrictions are created that they will not materially adversely affect the issuer's ability to fulfill its obligations under the notes and the indenture.

Merger, Consolidation or Sale of Assets

        The issuer will not, directly or indirectly, consolidate or merge with or into another Person (whether or not the issuer is the surviving corporation), and the issuer will not, and will not cause or permit any Restricted Subsidiary to, sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person (including by way of consolidation or merger), unless:

  (1)
  either: (a) the issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided that, in the case such Person is a limited liability company or a partnership, a co-obligor of the notes is a corporation;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than the issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the issuer under the notes, the indenture and the Registration Rights Agreement, in each case pursuant to agreements reasonably satisfactory to the Trustee;

  (3)
  immediately after such transaction and any related financing transactions, no Default or Event of Default exists; and

  (4)
  the issuer or the Person formed by or surviving any such consolidation or merger (if other than the issuer), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," or if not, the Fixed Charge Coverage Ratio on such basis is higher than the Fixed Charge Coverage Ratio immediately prior to such transactions.

        In addition, neither the issuer nor any Restricted Subsidiary may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to the Acquisition. In addition, clause (4) of this "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the issuer and any of its Restricted Subsidiaries.

Transactions with Affiliates

        The issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate on or after the date of the indenture (each, an "Affiliate Transaction"), unless:

  (1)
  such Affiliate Transaction is on terms that are no less favorable to the issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable arm's length transaction by the issuer or such Restricted Subsidiary with an unrelated Person; and

  (2)
  the issuer delivers to the Trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved in good faith by a majority of the members of the Board of Directors (and, if there are disinterested directors, a majority thereof); and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, an opinion as to the fairness to the issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any reasonable consulting or employment agreement or arrangement entered into by the issuer or any of its Restricted Subsidiaries approved in good faith by a majority of the members of the Board of Directors of the issuer (and, if there are disinterested directors, a majority thereof);

  (2)
  transactions between or among the issuer and/or its Restricted Subsidiaries;

  (3)
  payment of reasonable directors fees to directors of the issuer and the Parent or any Restricted Subsidiary of the issuer and the provision of customary indemnification to directors and officers of the issuer and the Parent or any Restricted Subsidiary of the issuer;

  (4)
  sales of Equity Interests (other than Disqualified Stock) to Affiliates of the issuer;

  (5)
  any tax sharing agreement or arrangement and payments pursuant thereto among the issuer and its Subsidiaries and any other Person with which the issuer or its Subsidiaries is required or permitted to file a consolidated, combined or unitary tax return or with which the issuer or any of its Restricted Subsidiaries is or could be part of a consolidated, combined or unitary group for tax purposes in amounts not otherwise prohibited by the indenture; provided that any refunds received by any such other Person attributable to the issuer or any of its Subsidiaries shall promptly be returned by such other Person to the issuer through a contribution to the common equity of, or the purchase of common stock (other than Disqualified Stock) of the issuer from, the issuer;

  (6)
  Restricted Payments that are permitted by the provisions of the indenture described above under the caption "—Restricted Payments" or any Permitted Investment;

  (7)
  loans to employees that are approved in good faith by a majority of the Board of Directors of the issuer in an amount not to exceed $1.0 million outstanding at any time and advances and expense reimbursements to employees in the ordinary course of business;

  (8)
  transactions with a Person engaged in a Permitted Business; provided that all the outstanding ownership interests of such Person are owned only by the issuer, its Restricted Subsidiaries and Persons who are not Affiliates of the issuer;

  (9)
  so long as there is no Default or Event of Default that has occurred and is continuing, the payment of customary annual fees and related expenses to the Principals; provided that such fees shall not, in the aggregate, exceed $2.0 million (plus out-of-pocket expenses) in any twelve- month period commencing after the date of the indenture; and

  (10)
  so long as there is no Default or Event of Default that has occurred and is continuing, the payment of fees for customary management, consulting and advisory services and related expenses to the Principals made pursuant to financial advisory, consulting, financing, underwriting or placement agreements or otherwise in respect of other investment banking, financial advisory or consulting services, including, without limitation, in connection with acquisitions or divestitures, in each case, which payments are (i) reasonably related to the services performed, (ii) approved in good faith by a majority of the members of the Board of Directors (and if there are directors not affiliated with the Equity Sponsor, a majority thereof), and (iii) either (x) the amount of such fees when taken together with all other fees paid in reliance on this clause (10) (including any fees paid pursuant to clause (y) below) does not exceed $1.0 million in any twelve-month period or (y) the amount of such fees, in the case of any investment banking, financing or financial advisory services does not exceed 1.25% of the aggregate value of the transaction (including enterprise value in connection with acquisitions or divestitures (or portion thereof)) in respect of which such services are rendered.

Additional Note Guarantees

        If the issuer or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary on or after the date of the indenture, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee within 20 Business Days of the date on which it was acquired or created.

Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of the issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event shall there be any Unrestricted Subsidiaries on or immediately following the date of the indenture. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the issuer and its Restricted Subsidiaries in the Subsidiary so designated (after giving effect to any sale of Equity Interests of such Subsidiary in connection with such designation) will be deemed to be a Restricted Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "—Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of "Permitted Investments." That designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Limitations on Issuances of Guarantees of Indebtedness

        The issuer will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the issuer or any other Restricted Subsidiary (other than a Guarantee or pledge by a Foreign Restricted Subsidiary securing the payment of Indebtedness of another Foreign Restricted Subsidiary) unless either (1) such Restricted Subsidiary is a Guarantor or (2) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary's Guarantee of or pledge to secure such other Indebtedness, unless such other Indebtedness is Senior Debt, in which case the Guarantee of the notes may be subordinated to the Guarantee of such Senior Debt to the same extent as the notes are subordinated to such Senior Debt.

        Notwithstanding the preceding paragraph, any Note Guarantee may provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption "—Note Guarantees." The form of the Note Guarantee will be attached as an exhibit to the indenture.

Business Activities

        The issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses.

Payments for Consent

        The issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        Whether or not required by the SEC, so long as any notes are outstanding, the issuer will furnish to the Trustee, and will furnish upon request to the Trustee on behalf of the holders of notes, in each case within the time periods specified in the SEC's rules and regulations:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the issuer were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the issuer's certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if the issuer were required to file such reports;

provided that the first such report shall be furnished upon the later of (i) the 45th day following the date of the indenture and (ii) the time period specified in the SEC's rules and regulations.

        In addition, following the date by which the issuer is required to consummate the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the SEC, the issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the issuer and the Guarantors have agreed that, for so long as any notes (but not the exchange notes) remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        If the issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of the issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the issuer.

Events of Default and Remedies

        Each of the following is an Event of Default:

  (1)
  default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes whether or not prohibited by the subordination provisions of the indenture;

  (2)
  default in payment when due of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

  (3)
  failure by the issuer or any of its Restricted Subsidiaries to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Change of Control," "—Repurchase at the Option of Holders—Asset Sales," or "—Certain Covenants—Merger, Consolidation or Sale of Assets";

  (4)
  failure by the issuer or any of its Restricted Subsidiaries for 45 days after notice by the Trustee or by holders of at least 25% in principal amount of the then outstanding notes to comply with any of the other agreements in the indenture;

  (5)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the issuer or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

  (a)
  is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its express maturity;

  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $7.5 million or more;

  (6)
  failure by the issuer or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $7.5 million, which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable;

  (7)
  except as permitted by the indenture, any Note Guarantee of a Guarantor shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

  (8)
  certain events of bankruptcy or insolvency with respect to the issuer or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately by notice in writing to the issuer specifying the respective Event of Default; provided, however, that so long as any Indebtedness permitted to be incurred pursuant to the Credit Agreement shall be outstanding, that acceleration shall not be effective until the earlier of (1) an acceleration of Indebtedness under the Credit Agreement; or (2) five business days after receipt by the issuer and the Agent under the Credit Agreement of written notice of the acceleration of the notes.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages) if it determines that withholding notice is in their interest.

        The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes. In the event of a declaration of acceleration of the notes because an Event of Default described in clause (5) has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the issuer or a Restricted Subsidiary of the issuer or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto and if (i) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except nonpayment of principal, premium or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

        The issuer is required to deliver to the Trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the issuer is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the issuer or any Guarantor, as such, shall have any liability for any obligations of the issuer or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        The issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees ("Legal Defeasance") except for:

  (1)
  the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

  (2)
  the issuer's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the Trustee, and the issuer's and the Guarantor's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, the issuer may, at its option and at any time, elect to have the obligations of the issuer and the Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the issuer must specify whether the notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, the issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case, to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the issuer or any of its Subsidiaries is a party or by which the issuer or any of its Subsidiaries is bound, including the Credit Agreement;

  (6)
  the issuer must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the issuer with the intent of preferring the holders of notes over the other creditors of the issuer with the intent of defeating, hindering, delaying or defrauding creditors of the issuer or others;

  (7)
  if the notes are to be redeemed prior to their Stated Maturity, the issuer must deliver to the Trustee irrevocable instructions to redeem all of the notes on the specified redemption date; and

  (8)
  the issuer must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

  (1)
  reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions, or waive any payment, with respect to the redemption of the notes (other than payment provisions relating to the covenant described under the caption "—Repurchase at Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any note payable in money other than U.S. dollars;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

  (7)
  release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

  (8)
  make any change in the preceding amendment and waiver provisions.

        In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the holders of the notes will require the consent of the holders of at least 75% in aggregate principal amount of notes then outstanding. Any amendment to, or waiver of, the provisions of the indenture relating to subordination or legal or covenant defeasance that is adverse to the holders of Senior Debt will require the consent of the Agent under the Credit Agreement.

        Notwithstanding the preceding, without the consent of any holder of notes, the issuer, the Guarantors and the Trustee may amend or supplement the indenture or the notes:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of the issuer's or any Guarantor's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the issuer's or such Guarantor's assets;

  (4)
  to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect in any material respect the legal rights under the indenture of any such holder;

  (5)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

  (6)
  to provide for the issuance of additional notes in accordance with the indenture;

  (7)
  to add Guarantors with respect to the notes or to secure the notes;

  (8)
  to comply with the rules of any applicable securities depositary;

  (9)
  to provide for a successor trustee in accordance with the terms of the indenture or to otherwise comply with any requirement of the indenture; or

  (10)
  to conform the text of the indenture or the notes to any provision of the Description of Notes.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when the issuer or any Guarantor has paid or caused to be paid all sums payable by it under the indenture and either:

  (1)
  all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the issuer) have been delivered to the Trustee for cancellation; or

  (2)
  (a) all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year, including as a result of a redemption notice properly given pursuant to the indenture, and the issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption; (b) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the issuer or any Guarantor is a party or by which the issuer or any Guarantor is bound; and (c) the issuer has delivered irrevocable instructions to the Trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

        In addition, the issuer must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the Trustee becomes a creditor of the issuer or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days or apply to the SEC for permission to continue or resign.

        The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Registration Rights; Liquidated Damages

        The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. We urge you to read the Joinder Agreement, which defines our assumption of the issuer's obligations under the Registration Rights Agreement, and the Registration Rights Agreement in its entirety because it, and not this description, defines your registration rights as holders of these notes. See "—Additional Information."

        The issuer, the Guarantors and the Initial Purchasers entered into the Registration Rights Agreement on June 30, 2004. On June 30, 2004, we entered into the Joinder Agreement, whereby we agreed to assume the obligations of the issuer under the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the issuer and the Guarantors will agree to use reasonable best efforts to file with the SEC the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the exchange notes. Upon the effectiveness of the Exchange Offer Registration Statement, the issuer and the Guarantors will offer to the holders of notes pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their notes for exchange notes.

        If:

  (1)
  the issuer and the Guarantors are not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy; or

  (2)
  any holder of notes notifies the issuer prior to the 20th day following consummation of the Exchange Offer that:

  (a)
  it is prohibited by law or SEC policy from participating in the Exchange Offer; or

  (b)
  that it may not resell the exchange notes acquired by it in the Exchange Offer to the public without delivering a prospectus (other than by reason of such holder's status as an affiliate of the issuer) and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

  (c)
  that it is a broker-dealer and owns notes acquired directly from the issuer or an affiliate of the issuer,

the issuer and the Guarantors will file with the SEC a Shelf Registration Statement to cover resales of the notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

        The issuer and the Guarantors will use their reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC.

        The Registration Rights Agreement provides that:

  (1)
  the issuer and the Guarantors will file an Exchange Offer Registration Statement with the SEC on or prior to 90 days after June 30, 2004;

  (2)
  the issuer and the Guarantors will use their reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 180 days after June 30, 2004;

  (3)
  unless the Exchange Offer would not be permitted by applicable law or SEC policy, the issuer and the Guarantors will

  (a)
  commence the Exchange Offer; and

  (b)
  issue exchange notes in exchange for all notes tendered prior thereto in the Exchange Offer; and

  (4)
  if obligated to file the Shelf Registration Statement, the issuer and the Guarantors will file the Shelf Registration Statement with the SEC on or prior to 90 days after such filing obligation arises and will use their reasonable best efforts to cause the Shelf Registration to be declared effective by the SEC on or prior to 180 days after such obligation arises.

        If:

  (1)
  the issuer and the Guarantors fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing; or

  (2)
  any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); or

  (3)
  the issuer and the Guarantors fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

  (4)
  the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of notes during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then the issuer and the Guarantors will pay Liquidated Damages to each holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default, in an amount equal to 0.25% per annum of the principal amount of notes held by such holder.

        The amount of the Liquidated Damages will increase by an additional 0.25% per annum of the principal amount of such notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of 1.0% per annum of the principal amount of such notes.

        All accrued Liquidated Damages will be paid by the issuer and the Guarantors on each Damages Payment Date to the Global Note holder by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

        Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

        Holders of notes will be required to make certain representations to the issuer (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring notes, a holder will be deemed to have agreed to indemnify the issuer and the Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the issuer.

Governing Law

        The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Acquisition" has the meaning set forth in the prospectus.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

        "Asset Acquisition" means (a) an Investment by the issuer or any of its Restricted Subsidiaries in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the issuer, or shall be merged with or into the issuer or any Restricted Subsidiary of the issuer, or (b) the acquisition by the issuer or any Restricted Subsidiary of the issuer of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—

    Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance or sale of Equity Interests by any of the issuer's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (other than in each case, director qualifying shares or shares required by applicable law to be held by a Person other than the issuer or a Restricted Subsidiary).

        Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

  (1)
  any single transaction or series of related transactions that involves assets having a fair market value of less than $2.0 million;

  (2)
  a transfer of assets or cancellation of Indebtedness between or among the issuer and its Restricted subsidiaries;

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary to the issuer or to another Restricted Subsidiary;

  (4)
  the sale, lease, sub-lease, license, sub-license or consignment of equipment, inventory, intellectual property, products, services, accounts receivable or other assets in the ordinary course of business;

  (5)
  the sale or other disposition of cash or Cash Equivalents;

  (6)
  a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments";

  (7)
  the licensing of intellectual property to third Persons on customary terms as determined by the Board of Directors in good faith;

  (8)
  any sale or disposition of any property or equipment that has become damaged, worn-out, obsolete, condemned, given over in lieu of deed or otherwise unsuitable or not required for the ordinary course of the business of the issuer and its Restricted Subsidiaries;

  (9)
  foreclosure of assets;

  (10)
  the creation or realization of any Lien permitted under the indenture; and

  (11)
  the settlement or write-off of accounts receivable or sale of overdue accounts receivable for collection in the ordinary course of business.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation or a committee thereof authorized to exercise the power of the board of directors of such corporation;

  (2)
  with respect to a partnership, the Board of Directors of the general partner of the partnership; and

  (3)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

  (1)
  United States dollars;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 360 days from the date of acquisition, unless such securities are deposited to defease any Indebtedness;

  (3)
  certificates of deposit and eurodollar time deposits with maturities of not more than 360 days from the date of acquisition, bankers' acceptances with maturities of not more than 360 days and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a rating of P-2 or better from Moody's Investor Service, Inc. or A-2 or better from Standard & Poor's Rating Services;

  (4)
  repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having a rating of P-2 or better from Moody's Investor Service, Inc. or A-2 or better from Standard & Poor's Rating Services and in each case maturing not more than 360 days after the date of acquisition; and

  (6)
  money market funds at least substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent and its Restricted Subsidiaries or the issuer and its Restricted Subsidiaries, in each case, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or Related Parties of the Principals;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of the issuer;

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of the issuer or the Parent, as the case may be;

  (4)
  the first day on which a majority of the members of the Board of Directors of the Parent or the issuer are not Continuing Directors; or

  (5)
  the Parent or the issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Parent or the issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Parent, the issuer or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Parent or the issuer outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of the surviving or transferee person.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period and, without duplication, plus:

  (1)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (2)
  Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

  (3)
  depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expense was deducted in computing such Consolidated Net Income; plus

  (4)
  any management fees paid to the Principals by the issuer in such period, to the extent that any such management fees were deducted in computing such Consolidated Net Income; provided that the maximum aggregate amount of such management fees in any 12-month period shall not exceed the greater of $2.0 million and an amount equal to 1.0% of the consolidated earnings before interest, taxes, depreciation and amortization of the issuer and its Subsidiaries for such period; minus

  (5)
  non-cash items increasing such Consolidated Net Income for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period;

        in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges of and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the issuer shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the issuer (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the issuer and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the issuer by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

  (2)
  the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (except, for purposes of calculating Consolidated Net Income for the covenant described under "Restricted Payments," in each case to the extent of the amount of dividends or distributions that have been paid to the issuer or to any Restricted Subsidiary not subject to any such restrictions);

  (3)
  the Net Income (or loss) of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

  (4)
  the cumulative effect of a change in accounting principles shall be excluded;

  (5)
  notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries;

  (6)
  any non-cash goodwill or other intangible asset impairment charges incurred subsequent to the date of the indenture resulting from the application of SFAS 142 shall be excluded;

  (7)
  the net loss of any Person other than a Restricted Subsidiary shall be excluded;

  (8)
  non-cash compensation charges resulting from stock options, restricted stock grants or other equity-incentive programs, or resulting from the accretion or accrual of dividends on preferred stock held by the issuer's deferred compensation plan (to the extent not paid in cash by the issuer or any of its Restricted Subsidiaries), shall be excluded; and

  (9)
  any increase in cost of goods sold as a result of the step-up in inventory valuation arising from applying the purchase method of accounting in accordance with GAAP in connection with the Acquisition or any acquisition consummated after the date of the indenture, net of taxes, shall be excluded.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the issuer or the Parent, as the case may be, who:

  (1)
  was a member of such Board of Directors on the date of the Acquisition; or

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

        "Credit Agreement" means that certain Credit Agreement, dated as of June 30, 2004, by and among the issuer, Wachovia Bank, National Association, as Administrative Agent, Banc of America Securities LLC, as Syndication Agent, and the other Lenders named therein providing for up to $150.0 million in term loan borrowings and $40.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, restated, substituted or refinanced in whole or in part from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the issuer as additional borrowers or such Subsidiaries or other Persons as guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of notes, in each case as amended, modified, renewed, refunded, replaced, restated, substituted or refinanced in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Non-cash Consideration" means the fair market value of non-cash consideration received by the issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers' Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

        "Designated Senior Debt" means:

  (1)
  any Indebtedness outstanding under the Credit Agreement; and

  (2)
  after the Credit Agreement has been paid in full (or, prior to such time, with the consent of the lenders under the Credit Agreement), any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by the issuer as "Designated Senior Debt."

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the issuer or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the issuer or such Subsidiary in order to satisfy applicable statutory or regulatory obligations; and provided further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments." The term "Disqualified Stock" shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 91 days after the date on which the notes mature.

        "Domestic Subsidiary" means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia.

        "Earn-out Obligation" means any contingent consideration based on future operating performance of the acquired entity or assets or other purchase price adjustment or indemnification obligation, payable following the consummation of an acquisition based on criteria set forth in the documentation governing or relating to such acquisition.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means an offering (including in a private placement) of the Equity Interests (other than Disqualified Stock) of the issuer or the Parent, other than public offerings with respect to the Equity Interests registered on Form S-8.

        "Equity Sponsor" means Madison Dearborn Partners, LLC, a Delaware limited liability company.

        "Excluded Contribution" means the net cash proceeds or Cash Equivalents received by the issuer from:

  (1)
  contributions to its common equity capital; and

  (2)
  the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the issuer or any Subsidiary) of Equity Interests (other than Disqualified Stock) of the issuer, in each case designated within 60 days of receipt of such net cash proceeds as Excluded Contributions pursuant to an Officers' Certificate, so long as the net cash proceeds therefrom are excluded from clause 3(b) of the covenant described under "Certain Covenants—Limitations on Restricted Payments."

        "Existing Indebtedness" means Indebtedness outstanding on the date of the indenture, other than under the Credit Agreement and the indenture.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the issuer or any Restricted Subsidiary of the issuer during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis including Pro Forma Cost Savings assuming that all such acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated Cash Flow resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the issuer or was merged with or into the issuer or any Restricted Subsidiary of the issuer since the beginning of such period) shall have made any acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period;

  (2)
  in calculating Fixed Charges attributable to interest on any Indebtedness computed on a pro forma basis, (a) interest on outstanding Indebtedness determined on a fluctuating basis as of the Calculation Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Calculation Date; (b) if interest on any Indebtedness actually incurred on the Calculation Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Calculation Date will be deemed to have been in effect during the four-quarter period; and (c) notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest rate swaps, caps or collars, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreement; and

  (3)
  for any applicable four-quarter reference period that includes any period of time prior to the date of the indenture, pro forma effect shall be given to the Transactions and the following adjustments: distribution expense, commissions, rent expense, compensation expense, travel and entertainment, office expense, aircraft expense, operating loss of business retained by selling shareholders, cumulative effect of accounting change, professional fees, board of director fees, community relations and directing, non-cash compensation expense and other expenses (which totalled $3,884 for the pro forma fiscal year ended March 6, 2004) all as calculated in good faith by a responsible financial or accounting officer of the issuer, as if they had occurred on the first day of such four-quarter reference period.

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs (excluding amortization of or write-off of debt issuance costs with respect to the Transactions) and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

  (2)
  the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

  (3)
  any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

  (4)
  the product of (a) all dividends and distributions, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any Disqualified Stock or preferred stock of any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the issuer (other than Disqualified Stock) or to the issuer or a Restricted Subsidiary of the issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "Foreign Restricted Subsidiary" means any Restricted Subsidiary of the issuer incorporated in any jurisdiction outside the United States; provided that substantially all of such Restricted Subsidiary's assets are located outside the United States.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Guarantors" means:

  (1)
  each direct or indirect Domestic Subsidiary of the issuer on the date of the indenture; and

  (2)
  any other Subsidiary that executes a Note Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns until released from their obligations under their Note Guarantees and the indenture in accordance with the terms of the indenture.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging, swapping or otherwise managing interest rate risk;

  (2)
  commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of fixing, hedging, swapping or otherwise managing commodity price risk; and

  (3)
  foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging, swapping or otherwise managing foreign currency exchange rate risk.

        "Holding" means Pierre Holding Corp., a Delaware corporation.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

  (1)
  borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  banker's acceptances;

  (4)
  representing Capital Lease Obligations;

  (5)
  the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

  (6)
  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person; provided that Indebtedness shall not include any Earn-out Obligation, except to the extent that the contingent consideration relating thereto is not paid within 10 Business Days after the contingency relating thereto is resolved.

        The amount of any Indebtedness outstanding as of any date shall be:

  (1)
  the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

  (2)
  the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness; and

  (3)
  with respect to Indebtedness of another Person secured by a Lien on the assets of the issuer or any of its Restricted Subsidiaries, the lesser of the fair market value of the property secured or the amount of the secured Indebtedness.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made consistent with past practices), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the issuer or any Restricted Subsidiary of the issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the issuer, the issuer shall be deemed to have made a Restricted Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by the issuer or any Restricted Subsidiary of the issuer of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the issuer or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1)
  any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale (without reference to the $2.0 million limitation); or (b) the disposition of any other assets by such Person or any of its Restricted Subsidiaries (other than in the ordinary course of business) or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary or nonrecurring gain (or loss) (including nonrecurring gains or losses of the issuer and its Subsidiaries incurred in connection with the Stock Purchase Agreement and the related refinancing), together with any related provision for taxes on such extraordinary or nonrecurring gain (or loss).

        "Net Proceeds" means the aggregate cash proceeds received by the issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the costs relating to such Asset Sale or disposition of such non-cash consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness (other than revolving credit Indebtedness, unless there is a required reduction in commitments) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any (1) reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and (2) any reserve or payment with respect to any liabilities associated with such asset or assets and retained by the issuer after such sale or other disposition thereof, including, without limitation, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither the issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

  (2)
  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

        "Note Guarantee" means a Guarantee of the notes pursuant to the indenture.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, costs, expenses and other liabilities payable under the documentation governing any Indebtedness.

        "Parent" means any direct or indirect parent company of the issuer.

        "Permitted Business" means any business conducted or proposed to be conducted (as described in this prospectus) by the issuer and its Restricted Subsidiaries on the date of the indenture and other businesses reasonably related or ancillary thereto.

        "Permitted Investments" means:

  (1)
  any Investment in the issuer or in a Restricted Subsidiary of the issuer;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by the issuer or any Restricted Subsidiary of the issuer in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of the issuer; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the issuer or a Restricted Subsidiary of the issuer;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale or other sale of assets that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (5)
  any Investment the payment for which consists of Equity interests (other than Disqualified Stock) of the issuer; provided that the fair market value of such Investment shall be excluded from clause 3(b) of the first paragraph of the covenant described under the caption "—Certain Covenants—Restricted Payments";

  (6)
  Hedging Obligations;

  (7)
  other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (7) since the date of the indenture, not to exceed $7.5 million, plus, if an Investment pursuant to this clause (7) is made in any Person that is not a Restricted Subsidiary of the issuer at the date of the making of the Investment and such Person becomes a Restricted Subsidiary after such date, the lesser of (x) the amount of such Investment (valued at the date of the making of such Investment) made pursuant to this clause (7) by the issuer and its Restricted Subsidiaries in the Person so designated and (y) the aggregate fair market value of such Investment owned by the issuer and its Restricted Subsidiaries in the Person so designated immediately prior to such designation, plus an amount equal to any other net reduction in Investments made pursuant to this clause (7), not to exceed in the case of any such Investment, the amount of the Investment previously made and only if and to the extent such amounts are not included in the calculation of Consolidated Net Income;

  (8)
  any Investment of the issuer or any of its Restricted Subsidiaries existing on the date of the indenture;

  (9)
  loans to employees that are approved in good faith by a majority of the Board of Directors of the issuer in an amount not to exceed $1.0 million outstanding at any time;

  (10)
  any Investment acquired by the issuer or any of its Restricted Subsidiaries:

  (a)
  in exchange for any other Investment or accounts receivable held by the issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of a Person, or

  (b)
  as a result of a foreclosure by the issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

  (11)
  Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

  (12)
  advances to customers or suppliers in the ordinary course of business that are recorded in accordance with GAAP as accounts receivable or prepaid expenses or lease, utility and other similar deposits in the ordinary course of business; and

  (13)
  Investments in joint ventures engaged in a Permitted Business not in excess of $10.0 million in the aggregate outstanding at any one time, plus, if an Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary of the issuer at the date of the making of the Investment and such Person becomes a Restricted Subsidiary after such date, the lesser of (x) the amount of such Investment (valued at the date of the making of such Investment) made pursuant to this clause (13) by the issuer and its Restricted Subsidiaries in the Person so designated and (y) the aggregate fair market value of such Investment owned by the issuer and its Restricted Subsidiaries in the Person so designated immediately prior to such designation, plus an amount equal to any other net reduction in Investments made pursuant to this clause (13), not to exceed in the case of any such Investment, the amount of the Investment previously made and only if and to the extent such amounts are not included in the calculation of Consolidated Net Income.

        "Permitted Junior Securities" means:

  (1)
  Equity Interests in the issuer or any other business entity provided for by a plan of reorganization as a successor thereto; or

  (2)
  debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt at least to the same extent as, or to a greater extent than, the notes and the Note Guarantees are subordinated to Senior Debt under the indenture.

        "Permitted Liens" means:

  (1)
  Liens on the assets of the issuer and any guarantor securing Senior Debt (including Hedging Obligations with respect to Senior Debt) that was permitted by the terms of the indenture to be incurred;

  (2)
  Liens in favor of the issuer or any Restricted Subsidiary of the issuer;

  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the issuer or any Restricted Subsidiary of the issuer; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the issuer or the Restricted Subsidiary;

  (4)
  Liens on property existing at the time of acquisition thereof by the issuer or any Restricted Subsidiary of the issuer; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the issuer or the Restricted Subsidiary;

  (5)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

  (6)
  Liens of the issuer and its Restricted Subsidiaries existing on the date of the indenture and any renewals or extensions thereof, in each case on terms no more restrictive than, and not extending to any property or assets other than those covered by such Liens, on the date of the indenture;

  (7)
  Liens incurred in the ordinary course of business of the issuer or any Restricted Subsidiary of the issuer with respect to obligations that do not exceed $10.0 million at any one time outstanding;

  (8)
  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business;

  (9)
  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (10)
  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith;

  (11)
  Liens to secure Indebtedness of any Foreign Restricted Subsidiary permitted to be incurred under the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets of such Foreign Restricted Subsidiary;

  (12)
  Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books and records of the issuer in accordance with GAAP;

  (13)
  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business;

  (14)
  easements, rights-of-way, municipal and zoning restrictions and other similar charges, title defects, encumbrances or irregularities in respect of real property not interfering in any material respect with the ordinary course of the business of the issuer or any of its Restricted Subsidiaries;

  (15)
  judgment or attachment Liens not giving rise to an Event of Default;

  (16)
  leases, subleases, licenses or sublicenses granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the issuer or any of its Restricted Subsidiaries or materially detracting from the value of the relative assets of the issuer or any of its Restricted Subsidiaries;

  (17)
  banker's Liens, rights of set-off and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the issuer or any Restricted Subsidiary;

  (18)
  Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

  (19)
  Liens which arise under Article 4 of the UCC on items in collection and documents and proceeds related thereto; and

  (20)
  financing statements filed in connection with operating leases or consignments.

        "Permitted Refinancing Indebtedness" means any Indebtedness of the issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium and other amounts necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or any Note Guarantee, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes or such Note Guarantee on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (4)
  such Indebtedness is incurred either by the issuer or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock issuer, trust, unincorporated organization, limited liability issuer or government or other entity.

        "PF Management" means PF Management, Inc., a North Carolina corporation.

        "Principals" means the Equity Sponsor and its Affiliates.

        "Pro Forma Cost Savings" means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an Asset Acquisition that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the date of the indenture, (ii) were actually implemented by the business that was the subject of any such Asset Acquisition within six months after the date of the Asset Acquisition and prior to the Calculation Date that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such Asset Acquisition and that the issuer reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the Asset Acquisition and, in the case of each of (i), (ii) and (iii), are described, as provided below, in an officer's certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by a certificate delivered to the Trustee from the issuer's Chief Financial Officer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable.

        "Related Party" means:

  (1)
  any controlling stockholder, partner, member, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

  (2)
  any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause.

        "Replacement Assets" means (1) non-current assets that will be used or useful in a Permitted Business or (2) all or substantially all of the assets of a Permitted Business or (3) a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

        "Senior Debt" means:

  (1)
  all Indebtedness of the issuer or any Guarantor outstanding under the Credit Agreement and all Hedging Obligations with respect thereto, whether outstanding on the date of the indenture or incurred thereafter;

  (2)
  any other Indebtedness of the issuer or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Note Guarantee; and

  (3)
  all Obligations with respect to the items listed in the preceding clauses (1) and (2) (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law).

        Notwithstanding anything to the contrary in the preceding paragraph, Senior Debt will not include:

  (1)
  any Indebtedness that is, by its express terms, subordinated in right of payment to any other Indebtedness of the issuer or any Guarantor;

  (2)
  any liability for federal, state, local or other taxes owed or owing by the issuer;

  (3)
  any Indebtedness of the issuer to any of its Subsidiaries or other Affiliates (except to the extent such Affiliate is a lender under the Credit Agreement);

  (4)
  any trade payables; or

  (5)
  the portion of any Indebtedness that is incurred in violation of the indenture.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Stock Purchase Agreement" means the Stock Purchase Agreement, dated as of May 11, 2004, among PF Management, the PF Management Inc. Shareholders, David R. Clark (as shareholders' agent) and Holding, as in effect on the date of the indenture.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

        "Tax Sharing Agreement" means the Tax Sharing Agreement, dated as of May 11, 2004, among PF Management, Pierre Holding Corp., the PF Management Shareholders, David R. Clark (as shareholders' agent) and Holding, as in effect on the date of the indenture.

        "Total Tangible Assets" means the total consolidated assets, less applicable depreciation, amortization and other valuation reserves and less all goodwill, trade names, trademarks, patents, unamortized debt discount and other intangibles, of the issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet of the issuer prepared in conformity with GAAP

        "Transactions" has the meaning set forth in the prospectus.

        "Unrestricted Subsidiary" means any Subsidiary of the issuer that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  is not party to any agreement, contract, arrangement or understanding with the issuer or any Restricted Subsidiary of the issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the issuer;

  (3)
  is a Person with respect to which neither the issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

  (4)
  is a guarantor or otherwise directly or indirectly provides credit support for any Indebtedness of the issuer or any of its Restricted Subsidiaries at the time of such designation unless such guarantee or credit support is released upon such designation; and

  (5)
  has at least one director on its Board of Directors that is not a director or executive officer of the issuer or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the issuer or any of its Restricted Subsidiaries.

        Any designation of a Restricted Subsidiary of the issuer as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," the issuer shall be in default of such covenant.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

Book-Entry, Delivery and Form

        The exchange notes will be represented by one or more notes in registered, global form without interest coupons, collectively, the "global notes." The global notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the global notes may be transferred, in whole and not in part, only by DTC to another nominee of DTC, by a nominee of DTC to DTC or another nominee, or by DTC or this nominee to a successor of DTC or a nominee of this successor. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.

Depositary Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participants and to facilitate the clearance and settlement of transactions in those securities between these participants through electron book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to indirect participants, which include other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

        DTC has also advised us that, pursuant to procedures established by it:

          (1)   upon deposit of the global notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the global notes; and

          (2)   ownership of these interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the global notes).

        Investors in the global notes who are participants in DTC's system may hold their interests in the global notes directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in such system. Euroclear and Clearstream will hold interests in the global notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A. and The Chase Manhattan Bank N.A., as operator of Clearstream. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and special interest, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the Persons in whose names the notes, including the global notes, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, none of us, the trustee or any agent of ours or the trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date in accordance with instructions provided to DTC. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we not the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear and Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of each of Euroclear and Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee or any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A global note is exchangeable for definitive notes in registered certificated form, which we refer to as "certificated notes," if:

          (1)   DTC notifies us that it (a) is unwilling or unable to continue as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary;

          (2)   we, at our option, notify the trustee in writing that we elect to cause the issuance of the certificated notes; or

          (3)   there shall have occurred and be continuing a Default or Event of Default with respect to the notes.

        In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

        The issuer will make payments in respect of the notes represented by the global notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the global note holder. The issuer will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the global notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The issuer expects that secondary trading in any certificated notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. DTC has advised the issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the notes but does not purport to be a complete analysis of all the potential tax considerations. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated or proposed thereunder, judicial authority, published administrative positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with our statements and conclusions. This summary deals only with holders that purchase notes at their original issuance at their issue price (the first price at which a substantial amount of the notes is sold for money to the public, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and that will hold the notes as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, tax-exempt organizations, S corporations, partnerships or other pass-through entities, insurance companies, broker-dealers, dealers or traders in securities or currencies, certain former citizens or residents of the United States, and taxpayers subject to the alternative minimum tax. This summary also does not discuss notes held as part of a hedge, straddle, synthetic security or conversion transaction, or situations in which the "functional currency" of a United States holder (as defined below) is not the United States dollar. Moreover, the effect of any applicable estate, state, local or non-United States tax laws is not discussed.

        THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE ESTATE TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

        The term "United States holder" means a beneficial owner of a note that is, for United States federal income tax purposes:

  (1)
  an individual citizen or resident of the United States;

  (2)
  a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state thereof (including the District of Columbia);

  (3)
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  (4)
  a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons has the authority to control all of its substantial decisions, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

        The term "non-United States holder" means a beneficial owner of a note that is neither a United States holder nor a partnership for United States federal income tax purposes.

        If an entity treated as a partnership for United States federal income tax purposes holds the notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A holder that is a partner of a partnership purchasing the notes should consult with its own tax advisor about the United States federal income tax consequences of purchasing, holding and disposing of the notes.

United States Holders

        Payment of Interest.    The stated interest on a note will be included in the gross income of a United States holder as ordinary income at the time such interest is accrued or received in accordance with the holder's regular method of accounting for United States federal income tax purposes. The notes are not expected to be issued with "original issue discount" within the meaning of Section 1273 of the Code.

        Additional Interest.    It is possible that the IRS could assert that the additional interest which we would be obliged to pay if the exchange offer registration statement is not filed or declared effective within the applicable time periods (or certain other actions are not taken), as described above under the heading "Description of Notes—Registration Rights; Liquidated Damages" is a "contingent payment." In that case, the notes may be treated as contingent payment debt instruments for United States federal income tax purposes, with the result that the timing, amount of income included and the character of income recognized may be different from the consequences discussed herein. However, the Treasury regulations regarding debt instruments that provide for one or more contingent payments state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, contingencies which are remote or incidental as of the issue date are ignored. We believe that, as of the issue date, the likelihood of our paying additional interest is remote and, accordingly, we do not intend to treat the notes as contingent payment debt instruments. Such determination by us is binding on all holders unless a holder discloses its differing position in a statement attached to its timely filed United States federal income tax return for the taxable year during which a note was acquired. This discussion assumes that the notes will not be treated as contingent payment debt instruments for United States federal income tax purposes.

        Exchange of Notes in the Exchange Offer.    The exchange of notes for exchange notes in the contemplated exchange offer will not constitute a taxable event to United States holders. Consequently, a United States holder will not recognize gain upon receipt of an exchange note, the United States holder's basis in the exchange note will be the same as its basis in the corresponding note immediately before the exchange, and the United States holder's holding period in the exchange note will include the holder's holding period in the note exchanged therefor.

        Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes. Upon the sale, exchange, redemption, retirement or other taxable disposition of a note (other than an exchange of notes in the exchange offer, as described above), a United States holder generally will recognize capital gain or loss equal to the difference between (i) the amount realized on the sale, exchange redemption, retirement or other taxable disposition (not including the amount allocable to accrued and unpaid interest not previously included in gross income), which will be treated as ordinary interest income, and (ii) that holder's adjusted tax basis in the note. The amount realized will be equal to the sum of the amount of cash and the fair market value of any property received in exchange for the note. A United States holder's adjusted tax basis in a note generally will equal that holder's cost reduced by any principal payments on the note received by such holder. The capital gain or loss will be long-term capital gain or loss if the United States holder's holding period in the note is more than one year at the time of sale, exchange, redemption or other taxable disposition.

        A United States holder that sells a note between interest payment dates will be required to treat as ordinary interest income an amount equal to interest that has accrued through the date of sale and has not been previously included in income.

        Information Reporting and Backup Withholding Tax.    In general, we must report certain information to the IRS with respect to payments of principal, premium, if any, and interest on a note (including the payment of liquidated damages) and payments of the proceeds of the sale or other disposition of a note to certain non-corporate United States holders. The payor (which may be us or an intermediate payor) will be required to withhold backup withholding tax currently at a rate of 28% if (i) the payee fails to furnish a taxpayer identification number ("TIN") to the payor or establish an exemption from backup withholding, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a notified payee underreporting with respect to interest or dividends described in Section 3406(c) of the Code or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding under the Code. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a United States holder will be allowed as a credit against that holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Non-United States Holders

        Payment of Interest.    Generally, interest income of a non-United States holder with respect to the notes that is (i) not effectively connected with a United States trade or business, and (ii) in the case of a treaty resident, attributable to a permanent establishment in the United States will not be subject to United States federal income tax or withholding tax, provided that (i) the non-United States holder does not actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote, (ii) the non-United States holder is not a controlled foreign corporation related to us actually or constructively through stock ownership, (iii) the non-United States holder is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business and (iv) subject to the immediately following paragraph, either (a) the holder provides an applicable Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the notes and provides a statement to us or our agent under penalties of perjury in which it certifies that an applicable Form W-8 (or a suitable substitute) has been received by it from the non-United States holder or qualifying intermediary and furnishes a copy to us or our agent.

        Except to the extent that an applicable treaty otherwise provides, a non-United States holder generally will be taxed in the same manner as a United States holder with respect to interest that is effectively connected with a United States trade or business of the non-United States holder. Effectively connected interest received by a corporate non-United States holder may also, in some circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to United States federal income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the holder delivers a properly executed IRS Form W-8ECI (or a suitable substitute form) to the payor.

        Exchange of Notes in the Exchange Offer.    The exchange of notes for exchange notes in the contemplated exchange offer will not constitute a taxable event for United States federal income tax purposes. See "—United States Holders—Exchange of Notes in the Exchange Offer."

        Additional Interest.    We believe that the possibility of additional interest is remote and, accordingly, we do not intend to treat the notes as contingent payment debt instruments for United States federal income tax purposes. This discussion assumes that the notes will not be treated as contingent payment debt instruments for United States federal income tax purposes. See "—United States Holders—Additional Interest."

        Sale, Exchange, Redemption or other Taxable Disposition of Notes. A non-United States holder of a note generally will not be subject to United States federal income tax or withholding tax on any gain realized on a sale, exchange, redemption or other taxable disposition of the note (other than any amount representing accrued but unpaid interest on the note, which is subject to the rules discussed above under "—Non-United States Holders—Payment of Interest") unless (i) the gain is effectively connected with a United States trade or business of the non-United States holder or (ii) in the case of a non-United States holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other requirements are met.

        Information Reporting and Backup Withholding Tax.    United States information reporting requirements and backup withholding tax generally will not apply to payments on a Note to a non-United States holder if the non-United States holder certifies that such holder is a foreign person as described in "—Non-United States Holders—Payment of Interest," provided that the payor does not have actual knowledge or reason to know that the holder is a United States person.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase of the notes and exchange notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions or ERISA or the Code (collectively, "similar laws"), and entities whose underlying assets are considered to include "plan assets" (within the meaning of ERISA or of any similar laws) of such plans, accounts and arrangements (each, a "plan").

General fiduciary matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA plan") and prohibit certain transactions involving the assets of an ERISA plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA plan or the management or disposition of the assets of such an ERISA plan, or who renders investment advice for a fee or other compensation to such an ERISA plan, is generally considered to be a fiduciary of the ERISA plan.

        In considering an investment in the notes and exchange notes of a portion of the assets of any plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar laws relating to a fiduciary's duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

Prohibited transaction issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA plan with respect to which we or the initial purchasers are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions ("PTCEs") that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 81-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, the notes and exchange notes should not be purchased or held by any person investing "plan assets" of any plan, unless such purchase and holding (and the exchange of notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable similar laws.

Representation

        Accordingly, by acceptance of a note or an exchange note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any plan or (ii) the purchase and holding of the notes (and the exchange of notes for exchange notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable similar laws.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes (and holding the notes or exchange notes) on behalf of, or with the assets of, any plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any similar laws to such transactions and whether an exemption would be applicable.

PLAN OF DISTRIBUTION

        Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal.

        Prior to the exchange offer, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offer. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we are required to file a shelf registration statement with respect to the outstanding notes. The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission of the notes to trading in the National Association of Securities Dealers Automated Quotation System. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of the shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

LEGAL MATTERS

        The validity and enforceability of the exchange notes and the guarantee and other legal matters, including the tax free nature of the exchange, will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois (a limited liability partnership that includes professional corporations). Certain partners of Kirkland & Ellis LLP are members of a partnership that is an investor in Madison Dearborn Capital Partners IV, L.P. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Madison Dearborn, and some of its affiliates (including Pierre Foods and its subsidiaries) in connection with various legal matters.

EXPERTS

        The financial statements of Pierre Foods, Inc. and Subsidiaries as of March 6, 2004 and March 1, 2003, and for each of the three years in the period ended March 6, 2004, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report express an unqualified opinion and includes an explanatory paragraph referring to the change in method of accounting for goodwill), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        Pierre Foods files annual, quarterly and current reports and other information with the SEC. You may access and read Pierre Foods' SEC filings through the SEC's internet site at www.sec.gov. This site contains reports and other information that Pierre Foods files electronically with the SEC. You may also read and copy any document Pierre Foods files at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

        We will provide you without charge a copy of the notes, the indenture and the registration rights agreement. You may request copies of these documents by contacting us at the address below.

        While any of the notes remain outstanding, we will make available, upon request, to any beneficial owner and any prospective purchaser of the notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to Pierre Foods, Inc., 9990 Princeton Road, Cincinnati, Ohio 45246.

INDEX TO FINANCIAL STATEMENTS

Page
PIERRE FOODS, INC.
CONSOLIDATED FINANCIAL STATEMENTS:
Consolidated Balance Sheets as of June 5, 2004 (unaudited) and March 6, 2004	F-2
Consolidated Statements of Operations and Retained Earnings (Deficit) (unaudited) for the First Quarter Ended June 5, 2004 and May 31, 2003	F-3
Consolidated Statements of Cash Flows (unaudited) for the First Quarter Ended June 5, 2004 and May 31, 2003	F-4
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-11
CONSOLIDATED FINANCIAL STATEMENTS: (audited)
Consolidated Balance Sheets as of March 6, 2004 and March 1, 2003	F-12
Consolidated Statements of Operations for the Fiscal Years Ended March 6, 2004, March 1, 2003 and March 2, 2002	F-13
Consolidated Statements of Shareholders' Equity for the Fiscal Years Ended March 6, 2004, March 1, 2003 and March 2, 2002	F-14
Consolidated Statements of Cash Flows for the Fiscal Years Ended March 6, 2004, March 1, 2003 and March 2, 2002	F-15
Notes to Consolidated Financial Statements	F-16

PIERRE FOODS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 5, 2004	March 6, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$115,056	$204,865
Certificates of deposit	1,240,000	1,240,000
Accounts receivable, net	22,198,232	25,641,608
Inventories	42,164,569	38,974,018
Refundable income taxes	19,704	—
Deferred income taxes	3,569,766	3,569,766
Prepaid expenses and other current assets (includes prepayments to related parties of $24,000 at March 6, 2004)	3,090,515	3,236,867

Total current assets	72,397,842	72,867,124

PROPERTY, PLANT AND EQUIPMENT, NET	60,699,417	60,695,455

OTHER ASSETS:
Tradename, net	38,808,636	38,808,636
Note receivable—related party	—	993,247
Deferred income taxes	482,215	482,215
Deferred loan origination fees, net	4,451,261	1,627,601
Other	278,836	296,694

Total other assets	44,020,948	42,208,393

Total Assets	$177,118,207	$175,770,972

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Current installments of long-term debt	$5,145,341	$1,628,276
Trade accounts payable	8,126,136	7,170,004
Accrued interest	172,499	3,242,623
Accrued payroll and payroll taxes	4,968,209	5,745,950
Accrued promotions	2,910,052	3,064,769
Income taxes payable	—	39,248
Accrued taxes (other than income and payroll)	1,177,426	901,693
Other accrued liabilities (includes related party liabilities of $4,503,219 at March 6, 2004)	721,812	4,964,703

Total current liabilities	23,221,475	26,757,266

LONG-TERM DEBT, less current installments	157,827,958	142,065,760

OTHER LONG-TERM LIABILITIES	232,934	327,411

SHAREHOLDERS' EQUITY (DEFICIT):
Common stock—Class A, 100,000 shares authorized, issued and outstanding at June 5, 2004 and March 6, 2004	29,098,533	29,438,172
Retained earnings (deficit)	(28,262,693)	(17,817,637)
Note receivable—related party	(5,000,000)	(5,000,000)

Total shareholders' equity (deficit)	(4,164,160)	6,620,535

Total Liabilities and Shareholders' Equity (Deficit)	$177,118,207	$175,770,972

See accompanying notes to unaudited consolidated financial statements.

PIERRE FOODS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)

(unaudited)

	First Quarter Ended
	June 5, 2004	May 31, 2003
REVENUES	$92,013,282	$81,479,869

COSTS AND EXPENSES:
Cost of goods sold (includes related party transactions totaling $1,440,205 in first quarter 2004)	67,045,187	56,219,915
Selling, general and administrative expenses (includes related party transactions totaling $28,920 and $7,840,152 in first quarter 2005 and first quarter 2004, respectively)	18,838,377	20,097,275
Loss on disposition of property, plant and equipment, net	339,921	—
Depreciation	1,186,126	1,150,757

Total costs and expenses	87,409,611	77,467,947

OPERATING INCOME	4,603,671	4,011,922
INTEREST EXPENSE	(4,783,404)	(3,447,480)

INCOME (LOSS) BEFORE INCOME TAX (PROVISION) BENEFIT	(179,733)	564,442
INCOME TAX (PROVISION) BENEFIT	58,952	(188,207)

NET INCOME (LOSS)	$(120,781)	$376,235

RETAINED EARNINGS (DEFICIT):
Balance at beginning of period	$(17,817,637)	$(15,440,263)
Net income (loss)	(120,781)	376,235
Distributions of special purpose leasing entity	—	(186,000)
Transaction with the common shareholder	(10,324,275)	—

Balance at end of period	$(28,262,693)	$(15,250,028)

NET INCOME (LOSS) PER COMMON SHARE—BASIC AND DILUTED	$(1.21)	$3.76

WEIGHTED AVERAGE SHARES OUTSTANDING—BASIC AND DILUTED	100,000	100,000

See accompanying notes to unaudited consolidated financial statements.

PIERRE FOODS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	First Quarter Ended
	June 5, 2004	May 31, 2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(120,781)	$376,235

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,186,126	1,150,757
Amortization of deferred loan origination fees	548,339	210,646
Loss on disposition of property, plant and equipment, net	339,921	—
Decrease in other assets	17,859	17,858
Decrease in other long-term liabilities	(94,477)	(88,916)
Changes in operating assets and liabilities:
Receivables	3,443,376	1,580,731
Inventories	(3,190,551)	(3,148,649)
Refundable income taxes, prepaid expenses and other current assets	56,199	1,726,692
Trade accounts payable and other accrued liabilities	(2,365,972)	3,772,807

Total adjustments	(59,180)	5,221,926

Net cash provided by (used in) operating activities	(179,961)	5,598,161

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(1,543,062)	(4,668,501)

Net cash used in investing activities	(1,543,062)	(4,668,501)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (repayments) under revolving credit agreement	$6,144,555	$(312,320)
Principal payments on long-term debt	(1,139,342)	(93,917)
Loan origination fees	(3,371,999)	(22,500)
Distributions of special purpose leasing entity	—	(186,000)

Net cash provided by (used in) financing activities	1,633,214	(614,737)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(89,809)	314,923
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	204,865	274,329

CASH AND CASH EQUIVALENTS, END OF PERIOD	$115,056	$589,252

See accompanying notes to unaudited consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 5, 2004

(unaudited)

1.    Basis of Presentation

        The financial information as of March 6, 2004, included in these financial statements has been derived from the audited consolidated financial statements included in that report. In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all adjustments necessary to present fairly the financial position of the Company as of June 5, 2004 and March 6, 2004, the results of operations for the first quarter ended June 5, 2004 and May 31, 2003, and the cash flows of the Company for the first quarter ended June 5, 2004 and May 31, 2003. The thirteen week period ended June 5, 2004 is referred to as "first quarter 2005" and the thirteen week period ended May 31, 2003 is referred to as "first quarter 2004." Financial statement presentation used for the first quarter 2004 has been reclassified, where applicable, to conform to financial statement presentation used for first quarter 2005.

        The Company reports the results of its operations using a 52-53 week basis. In line with this, each quarter of the fiscal year will contain 13 weeks except for the infrequent fiscal years with 53 weeks.

        The results of interim operations for first quarter 2005 are not necessarily indicative of the results to be expected for the full fiscal year. These interim unaudited consolidated financial statements should be read in conjunction with the Company's March 6, 2004 audited consolidated financial statements and notes thereto.

2.    Inventories

        A summary of inventories, by major classifications, follows:

	June 5, 2004	March 6, 2004
Manufacturing supplies	$1,658,742	$1,572,212
Raw materials	7,108,573	5,427,936
Finished goods	33,387,906	31,972,713
Work in process	9,348	1,157

Total	$42,164,569	$38,974,018

3.    Long-Term Debt

        Long term debt is comprised of the following:

	June 5, 2004	March 6, 2004
12.25% Senior Notes, interest payable on June 1 and December 1 of each year, maturing on June 1, 2006	$115,000,000	$115,000,000
Revolving line of credit, maximum borrowings of $40 million with floating interest rates maturing 2007	19,424,540	13,279,985
PF Management debt assumed by Company	13,540,607	—
5.25% Term loan subline-equipment	4,404,770	4,583,339
5.25% Term loan subline-real estate	4,583,330	4,708,331
Aircraft lease-variable interest rate	5,529,956	5,606,686
6% Note payable maturing 2008	270,983	270,983
4.89% to 11.9% capitalized lease obligations maturing 2008	219,113	244,713

Total long term debt	162,973,299	143,694,037
Less current installments	5,145,341	1,628,276

Long-term debt, less current installments	$157,827,958	$142,065,761

        As of June 5, 2004, the Company had outstanding borrowings under its revolving credit facility of $19.4 million and borrowing availability of approximately $6.8 million.

        On March 8, 2004, following a consent solicitation in which consents of holders of $112.4 million in aggregate principal amount of the Company's outstanding senior notes due 2006 (the "Notes"), representing 97.74% of the outstanding Notes, consented to a Fourth Supplemental Indenture between the Company and U.S. Bank National Association, as trustee (the "Trustee"), the Company entered into the Fourth Supplemental Indenture with the Trustee. Among other things, the Fourth Supplemental Indenture increased the annual interest rate on the Notes from 10.75% to 12.25% through March 31, 2005 and 13.25% thereafter; required the payment of a cash consent fee of $3.5 million (3% of the principal amount of Notes held by each consenting noteholder); granted to the noteholders liens on the assets of the Company and its subsidiaries, such liens being junior to the senior liens securing the Company's credit facility, granted to noteholders a repurchase right allowing all of the noteholders to require the Company to repurchase their Notes at par plus accrued interest on March 31, 2005; provided for the payment of a portion of certain cash flow of the Company (referred to as "excess cash") to reduce the principal amount of Notes outstanding at the end of the Company's fiscal years; added restrictive covenants limiting the compensation payable to certain senior executives of the Company and limiting future related party transactions; required the termination of all related party transactions, except for certain specifically-permitted transactions (see Note 7, "Related Party Transactions"); provided for the assumption by the Company of approximately $15.3 million of subordinated debt of PF Management, Inc., the sole shareholder of the Company; required the Company to comply with certain corporate governance standards, including appointing an independent director acceptable to the Company and the noteholders to its board and hiring an independent auditor to monitor the Company's compliance with the Indenture; and waived any and all defaults of the Indenture existing as of March 8, 2004.

        The restrictive covenants limiting compensation payable to certain senior executives of the Company did permit for bonus payments to those executives above the compensation limitations. The bonus payments would be based on the profitability of the Company and cash payments made on the Notes.

        Concurrently with the execution of the Fourth Supplemental Indenture, the Company took title to an aircraft transferred from a related party subject to $5.6 million of existing purchase money debt; assumed $15.3 million of debt from PF Management; cancelled the $1.0 million related party note receivable against the debt assumed from PF Management; cancelled the balances owed by the Company to certain related parties, as follows: $0.5 million owed to Columbia Hill Aviation; $3.5 million owed to PF Purchasing; $0.5 million owed to PF Distribution; and assumed the operating leases of PF Distribution in connection with the Fourth Supplemental Indenture. Minimum lease payments on the former PF Distribution operating leases will be $3.0 million during fiscal year 2005, $2.9 million during fiscal year 2006 and $0.5 million during fiscal year 2007.

        Subsequent to the end of the first quarter 2005, on June 30, 2004, the shareholders of PF Management closed the sale of their shares of stock of PF Management to an affiliate of Madison Dearborn Partners ("Madison Dearborn"), see Note 8, "Subsequent Events." In conjunction with the sale, effective June 30, 2004, the Company terminated its three-year variable-rate $40 million revolving credit facility. Existing debt issuance costs related to the Company's former $40 million facility in the amount of $0.5 million and a prepayment penalty in the amount of $0.4 million were paid to the former lender and were charged to interest expense. Also effective June 30, 2004, the Company obtained a $190 million credit facility from a new lender which includes a six-year variable-rate $150 million term loan and a five-year variable rate $40 million revolving credit facility with a $10 million letter of credit subfacility. Funds available under this new facility are available for working capital requirements, permitted investments and general corporate purposes. Borrowings under the new facility bear interest at floating rates based upon the interest rate option selected from time to time by the Company and are secured by a first-priority security interest in substantially all of the Company's assets. The interest rate for borrowings under the new revolving credit facility at June 30, 2004 was 5.75% (prime plus 1.5%). The interest rate for borrowings under the new term loan at June 30, 2004 was 3.98% (libor plus 2.75%). Repayment of borrowings under the term loan is will be $375,000 per quarter beginning on September 4, 2004, with a balloon payment of $141.4 million due on June 5, 2010. The maturity date of the $40 million revolving credit facility is June 30, 2009. In addition, the Company is required to satisfy certain financial covenants regarding cash flow and capital expenditures.

        Also in conjunction with the sale, the Company issued $125.0 million of 9 7/8% Senior Subordinated Notes due 2012 (the "New Notes"). The proceeds of the New Notes, together with the equity contributions from Madison Dearborn and certain members of management (see Note 8, "Subsequent Events") and borrowings under our new senior credit facility, were used to finance the acquisition of the Company and to repay outstanding indebtedness, including paying off debt of PF Management assumed by the Company under the Fourth Supplemental Indenture (except capital leases), paying for the Notes tendered in connection with the tender offer described in Note 8 and redeeming the Notes not tendered.

4.    Comprehensive Income

        Total comprehensive income (loss) is comprised solely of net income (loss) in first quarter 2005 and first quarter 2004. Comprehensive income (loss) was ($120,781) and $376,235 for the first quarter 2005 and the first quarter 2004, respectively.

5.    Supplemental Cash Flow Disclosures—Cash Paid During the Period and Non-Cash Transactions

	First Quarter Ended June 5, 2004	First Quarter Ended May 31, 2003
Cash paid during the period for interest	$7,293,586	$80,247

Non-cash transactions:
Assumption of PF Management debt	$14,274,050	$—
Cancellation of note receivable	$993,247	$—
Cancellation of accrual to PF Purchasing	$3,479,007	$—
Cancellation of accrual to PF Distribution	$535,251	$—
Other	$174,874	$—

6.    Recently Issued Accounting Guidance

        In December of 2003, the FASB issued FIN 46R, "Consolidation of Variable Interest Entities" ("FIN 46R"), which replaces the same titled FIN 46 that was issued in January 2003. FIN 46R addresses how to identify variable interest entities and the criteria that requires a company to consolidate such entities in its financial statements. FIN 46R is effective for the first reporting period that ends after March 15, 2004. This statement did not have an impact on the Company's financial statements.

7.    Related Party Transactions

        As described in Note 3, "Long-Term Debt", on March 8, 2004, following a consent solicitation in which a majority of the holders of the Company's outstanding Notes consented to a Fourth Supplemental Indenture between the Company and the Trustee, the Company entered into the Fourth Supplemental Indenture with the Trustee. Among other things, the Fourth Supplemental Indenture limited future related party transactions and required the termination of all related party transactions, except for certain specifically-permitted transactions.

        The following related party transactions were specifically permitted under the terms of the Fourth Supplemental Indenture:

  •
  Columbia Hill Land Company, LLC, owned 50% by each of James C. Richardson and David R. Clark, our Chairman and Vice-Chairman, respectively, leases office space to the Company in Hickory, North Carolina, pursuant to a ten-year lease that commenced in September 1998. Rents paid under the lease were approximately $29,000 during both first quarter 2005 and first quarter 2004.

  •
  On March 8, 2004 the Company took title to an aircraft that was transferred from Columbia Hill Aviation, LLC ("CHA"), owned 100% by PF Management, subject to existing purchase money debt. The aircraft was originally leased by the Company from CHA beginning in the fourth quarter of fiscal 2002. Effective March 1, 2002, the original lease was cancelled and replaced with a non-exclusive lease agreement. Pursuant to this new lease, the Company was obligated to make 16 quarterly lease payments of $471,500 each for the right to use the aircraft for up to 115 flight hours per quarter, based on availability. Under this lease agreement, CHA was responsible for all expenses incurred in the operation of the use of the aircraft, except that the Company provided its own flight crew.

        All other related party transactions that were in effect at March 6, 2004 were terminated as of March 8, 2004 pursuant to the terms of the Fourth Supplemental Indenture. As a result of the termination of these related party transactions, subsequent to March 8, 2004, the Company has performed its purchasing and distribution services internally.

        The following transactions were entered into on March 8, 2004 as required by the Fourth Supplemental Indenture:

Assumption of PF Management debt	$(14,274,050)
Accrued liabilities to PF Purchasing cancelled	3,479,007
Note receivable cancelled	(993,247)
Accrued liabilities to PF Distribution cancelled	535,251
Cash received	763,999
Other	(174,874)

Total	$(10,663,914)

Allocated to the following accounts:
Transactions with common shareholder	$10,324,275
Commons Stock	339,639

Total	$10,663,914

  The $339,639 charge represents the removal of members' equity of CHA.

8.    Subsequent Events

        On May 11, 2004, the shareholders of PF Management, the sole shareholder of the Company, agreed to sell their shares of stock in PF Management to an affiliate of Madison Dearborn. The sale closed on June 30, 2004.

        In connection with the sale, the following occurred:

  •
  The Company merged with Pierre Merger Corp., an affiliate of Madison Dearborn, with the Company being the surviving corporation following the merger.

  •
  The Company terminated its three-year variable-rate $40 million revolving credit facility and obtained a $190 million credit facility from a new lender which includes a six-year variable-rate $150 million term loan and five-year variable rate $40 million revolving credit facility with a $10 million letter of credit subfacility. See Note 3, "Long-Term Debt."

  •
  The Company terminated its remaining related party transactions (described in Note 7, "Related Party Transactions"), transferred miscellaneous assets to Messrs. Richardson and Clark, and distributed its airplane to Mr. Richardson.

  •
  Pierre Merger Corp. closed a cash tender offer and consent solicitation for the Company's Notes. Holders of approximately $110 million, or approximately 96%, of aggregate principal amount of the Company's outstanding Notes tendered their Notes. The Company, as the surviving corporation of the merger with Pierre Merger Corp., accepted and paid for all Notes tendered pursuant to the tender offer. In connection with the tender, the Noteholders agreed to the terms of a Fifth Supplemental Indenture, which eliminated substantially all of the restrictive covenants contained in the indenture governing the Notes, including the covenants contained in the Fourth Supplemental Indenture. A redemption notice for the Notes not tendered was issued on June 30, 2004 and these Notes were redeemed as of July 20, 2004.

  •
  The Company issued the New Notes. The proceeds of the New Notes, together with the equity contributions from Madison Dearborn and certain members of management (as described below) and borrowings under our new senior credit facility, were used to finance the acquisition of the Company and to repay outstanding indebtedness, including paying off debt of PF Management assumed by the Company under the Fourth Supplemental Indenture (except capital leases), paying for the Notes tendered in connection with the tender offer described above and redeeming the Notes not tendered. The indenture governing the New Notes contains restrictive covenants, including, among others, restrictions on the ability of the Company to pay dividends, enter into affiliate transactions, incur indebtedness and make investments.

  •
  The Company's President and Chief Executive Officer, Norbert E. Woodhams, and its Senior Vice President of Sales, Marketing and New Product Development, Robert C. Naylor, signed employment agreements committing them to continue working for the Company after the sale. The stated term of employment for each executive is one year, but each agreement will renew automatically and continuously year-to-year unless terminated. In addition, Messrs. Woodhams and Naylor made equity investments of $3.1 million and $2.3 million, respectively, in the Company under its new owner. Messrs. Woodhams and Naylor invested $4.9 million of the total $5.4 million investment in a deferred compensation plan. This deferred compensation plan was funded through a rabbi trust that acquired preferred stock of Pierre Holding with an aggregate liquidation value of $4.9 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Pierre Foods, Inc.
Cincinnati, Ohio

        We have audited the accompanying consolidated balance sheets of Pierre Foods, Inc. and subsidiaries (the "Company") as of March 6, 2004 and March 1, 2003, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three fiscal years in the period ended March 6, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at March 6, 2004 and March 1, 2003, and the results of its operations and its cash flows for each of the three fiscal years in the period ended March 6, 2004 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the financial statements, effective March 3, 2002 the Company changed its method of accounting for goodwill.

DELOITTE & TOUCHE LLP
Cincinnati, Ohio
May 17, 2004

PIERRE FOODS, INC.

CONSOLIDATED BALANCE SHEETS

	March 6, 2004	March 1, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$204,865	$274,329
Certificate of deposit of special purpose entity	1,240,000	1,240,000
Accounts receivable, net	25,641,608	23,654,358
Inventories	38,974,018	32,584,777
Refundable income taxes	—	165,829
Deferred income taxes	3,569,766	2,642,526
Prepaid expenses and other current assets (includes related party amounts of $24,000 and $375,000 in fiscal 2004 and fiscal 2003, respectively)	3,236,867	3,264,746

Total current assets	72,867,124	63,826,565
PROPERTY, PLANT AND EQUIPMENT, NET	60,695,455	55,549,083

OTHER ASSETS:
Tradename, net	38,808,636	38,808,636
Note receivable-related party	993,247	993,247
Deferred income taxes	482,215	6,283,871
Deferred loan origination fees, net	1,627,601	2,950,109
Other	296,694	369,500

Total other assets	42,208,393	49,405,363

Total Assets	$175,770,972	$168,781,011

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$1,628,276	$369,467
Trade accounts payable	7,170,004	9,422,256
Accrued payroll and payroll taxes	5,745,950	5,929,464
Accrued interest	3,242,623	3,056,662
Accrued promotions	3,064,769	2,280,788
Income taxes payable	39,248	—
Accrued taxes (other than income and payroll)	901,693	561,642
Other accrued liabilities (includes related party amounts of $4,503,219 and $425,330 in fiscal 2004 and fiscal 2003, respectively)	4,964,703	1,490,086

Total current liabilities	26,757,266	23,110,365
LONG-TERM DEBT, less current installments	136,772,418	130,387,174
OBLIGATION OF SPECIAL PURPOSE ENTITY	5,293,342	5,591,813
OTHER LONG-TERM LIABILITIES	327,411	693,750
DEFERRED INCOME TAXES	—	—
COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS' EQUITY:
Common stock—Class A, 100,000 shares authorized, issued and outstanding at March 6, 2004 and March 1, 2003	29,438,172	29,438,172
Accumulated deficit	(17,817,637)	(15,440,263)
Note receivable-related party	(5,000,000)	(5,000,000)

Total shareholders' equity	6,620,535	8,997,909

Total Liabilities and Shareholders' Equity	$175,770,972	$168,781,011

See accompanying notes to consolidated financial statements.

PIERRE FOODS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Years Ended
	March 6, 2004	March 1, 2003	March 2, 2002
REVENUES, NET:	$358,549,316	$276,338,823	$243,277,822
COSTS AND EXPENSES:
Cost of goods sold (includes net related party transactions totaling $5,295,036, $4,283,025 and $620,191 in fiscal 2004, 2003 and 2002, respectively)	254,235,016	184,091,572	160,781,388
Selling, general and administrative expenses (includes related party transactions totaling $32,487,545, $24,305,405 and $3,943,452 in fiscal 2004, 2003 and 2002, respectively)	79,982,134	71,351,817	62,398,791
Net loss on disposition of property, plant and equipment	11,042	88,937	83,833
Depreciation and amortization	4,604,954	4,124,641	6,437,873

Total costs and expenses	338,833,146	259,656,967	229,701,885

OPERATING INCOME	19,716,170	16,681,856	13,575,937

OTHER INCOME (EXPENSE):
Interest expense	(16,979,028)	(14,228,220)	(13,206,634)
Other income, net (includes related party income totaling $371,610 and $58,203 in fiscal 2003 and 2002, respectively)	—	446,825	364,237

Other expense, net	(16,979,028)	(13,781,395)	(12,842,397)

INCOME BEFORE INCOME TAX AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	2,737,142	2,900,461	733,540
INCOME TAX PROVISION	(1,303,347)	(1,122,478)	(732,960)

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	1,433,795	1,777,983	580
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (net of income tax benefit of $10,415,037)	—	(18,604,534)	—

NET INCOME (LOSS)	$1,433,795	$(16,826,551)	$580

NET INCOME (LOSS) PER COMMON SHARE—BASIC AND DILUTED
Income before extraordinary item and cumulative effect of accounting change	$14.34	$17.78	$0.01
Cumulative effect of accounting change	—	(186.05)

Net income (loss) per common share—basic and diluted	$14.34	$(168.27)	$0.01

WEIGHTED AVERAGE SHARES OUTSTANDING—BASIC AND DILUTED	100,000	100,000	100,000

See accompanying notes to consolidated financial statements.

PIERRE FOODS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Common Stock	Common Stock Class A	Additional Paid in Capital	Retained Earnings (Deficit)	Receivable From Shareholder	Total Shareholders' Equity
BALANCE AT MARCH 3, 2001	$5,781,480	—	$23,317,053	$2,768,265	$(5,000,000)	$26,866,798
Net income	—	—	—	580	—	580
Capital Contributions to special purpose entity	—	—	339,639	—	—	339,639

BALANCE AT MARCH 2, 2002	5,781,480	—	23,656,692	2,768,845	(5,000,000)	27,207,017
Recapitalization	(5,781,480)	29,438,172	(23,656,692)	—	—	—
Net loss	—	—	—	(16,826,551)	—	(16,826,551)
Distributions of special purpose entity	—	—	—	(1,382,557)	—	(1,382,557)

BALANCE AT MARCH 1, 2003	—	29,438,172	—	(15,440,263)	(5,000,000)	8,997,909
Net income	—	—	—	1,433,795	—	1,433,795
Distribution to parent—tax benefit	—	—	—	(3,578,169)	—	(3,578,169)
Distributions of special purpose entity	—	—	—	(233,000)	—	(233,000)

BALANCE AT MARCH 6, 2004	$—	$29,438,172	$—	$(17,817,637)	$(5,000,000)	$6,620,535

See accompanying notes to consolidated financial statements.

PIERRE FOODS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Years Ended
	March 6, 2004	March 1, 2003	March 2, 2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$1,433,795	$(16,826,551)	$580

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Cumulative effect of accounting change	—	18,604,534	—
Depreciation and amortization	4,604,954	4,124,641	6,437,873
Amortization of deferred loan origination fees	769,587	746,262	528,202
Deferred income taxes	1,296,247	1,286,191	806,004
Write-off of deferred loan origination fees	1,233,530	—	—
Net loss on disposition of assets (net of writedowns)	11,042	88,937	83,833
(Increase) decrease in other assets	72,806	79,831	(440,931)
Decrease in other long-term liabilities	(366,339)	(338,946)	(314,535)
Changes in operating assets and liabilities providing (using) cash:
Receivables	(1,987,250)	(2,170,878)	(3,271,133)
Inventories	(6,389,241)	(8,731,922)	2,951,208
Refundable income taxes, prepaid expenses and other assets	193,708	(1,726,478)	630,899
Trade accounts payable and other accrued liabilities	2,388,092	4,906,862	2,440,434

Total adjustments	1,827,136	16,869,034	9,851,854

Net cash provided by operating activities	3,260,931	42,483	9,852,434

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of assets to others	278,400	83,000	1,000
Increase in related party notes receivables	—	—	(58,203)
Capital expenditures	(10,040,768)	(16,216,292)	(5,994,017)
Certificate of deposit of special purpose entity	—	—	(1,240,000)

Net cash used in investing activities	(9,762,368)	(16,133,292)	(7,291,220)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings (repayment) of revolving credit agreement with former lender	(15,085,147)	15,085,147	—
Net borrowings under new revolving credit agreement	13,279,986	—	—
Borrowings under equipment term loan subline	5,000,000	—	—
Borrowings under real estate term loan subline	5,000,000	—	—
Principal payments on long-term debt	(849,257)	(311,967)	(134,107)
Loan origination fees	(680,609)	(1,603,467)	(1,949)
Capital contributions to (distributions of) special purpose entity	(233,000)	(1,382,557)	339,639

Net cash provided by financing activities	6,431,973	11,787,156	203,583

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(69,464)	(4,303,653)	2,764,797
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	274,329	4,577,982	1,813,185

CASH AND CASH EQUIVALENTS, END OF YEAR	$204,865	$274,329	$4,577,982

See accompanying notes to consolidated financial statements.

PIERRE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    BASIS OF PRESENTATION AND ACQUISITION

        Description of Business.    Pierre Foods, Inc. (the "Company" or "Pierre Foods," formerly known as "Fresh Foods, Inc." or "Fresh Foods") is a vertically integrated producer and marketer of fully-cooked branded and private label protein and bakery products and microwaveable sandwiches for the domestic foodservice market. The Company sells its products through various distribution channels under Pierre and Design™, Pierre Pizza Parlor™, Pierre Main Street Diner™, Pierre Select™, Fast Bites®, Fast Choice®, Rib-B-Q®, Hot 'n Ready®, Big AZ®, Chop House®, Deli Breaks™ and Mom 'n' Pop's® brand names.

        Acquisition of Pierre Foods Division of Hudson Foods, Inc.    On June 9, 1998, the Company purchased certain of the net operating assets of the Pierre Foods Division ("Pierre Cincinnati") of Hudson Foods, Inc. ("Hudson"), a wholly owned subsidiary of Tyson Foods. The acquisition was accounted for using the purchase method of accounting. The purchase price, which totaled $119.3 million including capitalized transaction costs, was allocated to the net underlying assets based on their respective fair values. Excess purchase price over fair value of the underlying assets was allocated to goodwill, trade name and assembled work force and was being amortized on a straight-line basis over lives ranging from fifteen to thirty years until fiscal 2003, at which time, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142 ("SFAS 142"), which requires, among other things, the discontinuance of goodwill amortization (Note 2).

        Management Buyout.    On April 26, 2001, the Company signed a definitive exchange agreement documenting a management buyout proposal by PF Management. In July 2001, the Special Committee of the Board of Directors of the Company received a competing proposal from William E. Simon & Sons ("Simon") and Triton Partners ("Triton") in which Simon and Triton proposed to commence a tender offer to purchase the Company's common stock for $2.50 per share, subject to certain conditions. The Special Committee was considering the Simon and Triton proposal in light of the exchange agreement and other factors when the Company was contacted in August 2001 by counsel to an Ad Hoc Committee of holders of the Company's 10.75% Senior Notes due 2006 who stated that the members of the Ad Hoc Committee, collectively owning at least $90 million in aggregate principal amount of the Senior Notes, were interested in negotiating with the Company to restructure the Company's debt and equity capital. The Special Committee and the Board of Directors decided that the Company should pursue these negotiations; however, when the Company and the Ad Hoc Committee were unable to agree on a mutually acceptable proposal, the Company terminated formal negotiations with the Ad Hoc Committee.

        On December 13, 2001, Simon entered into an agreement with PF Management, guaranteed by the Company, whereby Simon agreed to assist PF Management in completing the management buyout and possible subsequent restructurings of PF Management and the Company. Commensurate with the signing of this agreement, Simon withdrew its offer made in July 2001 with Triton. Following the signing of this agreement, PF Management and the Company entered into an amendment of the definitive exchange agreement. The amendment, dated December 20, 2001, provided for an increase in the exchange price to be paid in the management buyout from $1.21 to $2.50 per share.

        On June 25, 2002, a definitive proxy statement was filed with the Securities and Exchange Commission in connection with a special meeting of shareholders, at which the shareholders were asked to approve the Amended and Restated Agreement and Plan of Share Exchange dated as of December 20, 2001, and amended as of June 20, 2002.

        On July 26, 2002, the Company's shareholders approved the Amended and Restated Agreement and Plan of Share Exchange dated as of December 20, 2001, and amended as of June 20, 2002 and the management buyout of the Company was completed on July 26, 2002. This going-private transaction resulted in the Company becoming a wholly-owned subsidiary of PF Management; accordingly, there is no public market for the Company's common stock. The Company had 5,781,480 shares issued and outstanding immediately before the closing and 2,500,000 shares of preferred stock authorized, none of which were outstanding. After the closing, the Company amended and restated its Articles of Incorporation to authorize the issuance of up to 100,000 shares of Class A common stock as the only authorized class of capital stock of the Company. All 100,000 shares of authorized common stock have been issued to PF Management. All per share amounts have been retroactively restated in the accompanying Consolidated Financial Statements and Notes to Consolidated Financial Statements for all periods presented to reflect the transaction.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Principles of Consolidation.    The accompanying consolidated financial statements include Pierre Foods, Inc. and subsidiaries, as well as the accounts of the special purpose leasing entity (see Note 16). All intercompany transactions have been eliminated.

        Fiscal Year.    The Company reports the results of operations using a 52-53 week basis. Each quarter of the fiscal year contains 13 weeks except for the infrequent fiscal years with 53 weeks. Fiscal 2004 represents a 53 week period. Fiscal 2003 and fiscal 2002 represent 52 week periods.

        The Company's fiscal year ended March 6, 2004 is referred to herein as "fiscal 2004," its fiscal year ended March 1, 2003 is referred to herein as "fiscal 2003," and its fiscal year ended March 2, 2002 is referred to herein as "fiscal 2002."

        Cash and cash equivalents.    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

        Inventories.    Inventories are stated at the lower of cost (first-in, first-out) or market.

        Property, Plant and Equipment.    Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs which do not significantly extend the useful lives of assets are charged to operations whereas additions and betterments, including interest costs incurred during construction, which was not material for any year presented, are capitalized.

        Depreciation of property, plant and equipment is provided over the estimated useful lives of the respective assets on the straight-line basis. Leasehold improvements are depreciated over the shorter of their estimated useful lives or the terms of the respective leases. Property under capital leases is amortized in accordance with the Company's normal depreciation policy. Depreciation expense, along with amortization of intangible assets, is recorded as a separate line item in the consolidated statements of operations. Cost of goods sold and selling, general and administrative expenses exclude depreciation expense.

        The Company evaluates the carrying values of long-lived assets for impairment by assessing recoverability based on forecasted operating cash flows on an undiscounted basis, and determined no impairment existed at March 6, 2004 or March 1, 2003.

        Goodwill and Other Intangible Assets.    During fiscal 2002 and prior years, Goodwill and other intangible assets were being amortized using the straight line method over a 30 year period. The carrying value of goodwill and other intangible assets was evaluated periodically as events and circumstances indicated a possible inability to recover its carrying amount. Amortization expense recognized for the fiscal year ended March 2, 2002 was $2,693,499.

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS 142, "Goodwill and Other Intangible Assets," which was effective for the fiscal year beginning March 3, 2002. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. Upon the Company's adoption of SFAS 142 on March 3, 2002, the Company ceased amortizing goodwill and indefinite-lived intangibles. Also effective March 3, 2002, the Company reclassified the value assigned to its assembled workforce to goodwill.

        In adopting SFAS 142, the Company considered valuations based discounted cash flow models and on market values of publicly-traded equity, as adjusted, plus publicly-owned subordinated notes, which were determined in conjunction with the Management Buyout in fiscal 2003 (See Note 1—Basis of Presentation, Acquisition and Discontinued Operations for discussion on Management Buyout). The Company's analysis determined that the entire carrying amount of the goodwill balance at March 3, 2002 was impaired. The carrying amount, $29,019,571 was written-off as the Cumulative Effect of an Accounting Change, net of income taxes of $10,415,037, in the statement of operations.

        Prior to adopting SFAS 142, the Company had the following acquired intangible assets recorded as of March 2, 2002:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Goodwill	$33,571,687	$(4,552,116)	$29,019,571

Intangible assets with indefinite lives:
Trade name	$44,340,000	$(5,531,364)	$38,808,636

Total	$77,911,687	$(10,083,480)	$67,828,207

        As required by SFAS 142, the results for fiscal 2002 have not been restated. The table below presents the effect on net income (loss) and income (loss) per share as if SFAS 142 had been in effect for fiscal 2002:

	Fiscal Year Ended March 6, 2004	Fiscal Year Ended March 1, 2003	Fiscal Year Ended March 2, 2002
Reported net income (loss)	$1,433,795	$(16,826,551)	$580
Add back goodwill and tradename amortization (net of tax)	—	—	1,688,823

Adjusted net income (loss)	$1,433,795	$(16,826,551)	$1,689,403

Basic and diluted net
Income (loss) per share Reported net income (loss)	$14.34	$(168.27)	$0.01
Add back goodwill and tradename amortization (net of tax)	—	—	16.88

Adjusted net income (loss)	$14.34	$(168.27)	$16.89

        Economic Useful Life of Intangible Assets.    The Company reviews the economic useful life of its intangible assets annually. The determination of the economic useful life of an intangible asset requires a significant amount of judgment and entails significant subjectivity and uncertainty.

        Deferred Loan Origination Fees.    Deferred loan origination fees associated with the Company's revolving credit facility and long-term debt are amortized based on the term of the respective agreements. This amortization expense is included in interest expense.

        Revenue Recognition.    Revenue from sales of food processing products is recorded at the time title transfers. Standard shipping terms are FOB destination, therefore title passes at the time the product is delivered to the customer. Revenue is recognized as the net amount to be received after deductions for estimated discounts, product returns and other allowances.

        Significant Customer.    Sales to Carl Karcher Enterprises Inc. ("CKE") accounted for approximately 24% and 11%, of our net sales in fiscal 2004 and 2003, respectively. No other customer accounted for 10% or more of net sales during fiscal years 2004, 2003 and 2002.

        Promotions.    Promotional expenses associated with rebates, marketing promotions and special pricing arrangements are recorded as a reduction of revenues at the time the sale is recorded, in accordance with Emerging Issues Task Force Issue No. 01-9 "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of a Vendor's Products)". Certain of these expenses are estimated based on expected future payments to be made under these programs. The Company believes the estimates recorded in the financial statements are reasonable estimates of the Company's liability.

        Advertising Costs.    The Company expenses advertising costs as incurred. Advertising expense for fiscal 2004, fiscal 2003 and fiscal 2002 was $558,689, $652,927 and $810,367, respectively.

        Research and Development.    The Company expenses research and development costs as incurred. Research and development expense for fiscal 2004, fiscal 2003 and fiscal 2002 was $885,575, 648,774 and $372,797, respectively.

        Distribution Expense.    The Company expenses distribution costs as incurred. These costs include warehousing, fulfillment and freight costs, and are included in selling, general and administrative expense. Distribution expense included in operations for fiscal 2004, fiscal 2003 and fiscal 2002 was $31,126,379, $21,544,140 and $17,828,859, respectively (See Note 16).

        Income Taxes.    Income taxes are provided for temporary differences between the tax and financial accounting bases of assets and liabilities using the asset and liability method. The tax effects of such differences are reflected in the balance sheet at the enacted tax rate applicable to the years when such differences are scheduled to reverse. The effect on deferred taxes of a change in tax rates is recognized in the period that includes the enactment date.

        Reclassifications.    Financial statements for fiscal 2003 and fiscal 2002 have been reclassified, where applicable, to conform to the financial statement presentation used in fiscal 2004.

        Use of Estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant accounting estimates include sales discounts and promotional allowances, inventory reserves, insurance reserves, and useful lives assigned to intangible assets. Actual results could differ from those estimates.

        Going Concern Assumption.    Significant assumptions underlie the belief that the Company anticipates that its fiscal 2005 cash requirements for working capital and debt service will be met through a combination of funds provided by operations and borrowings under its $40 million credit facility, including, among other things, that there will be no material adverse developments in the business, liquidity or significant capital requirements of the Company.

        New Accounting Pronouncements.    In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143 ("SFAS 143"), "Accounting for Asset Retirement Obligations," was adopted by the Company beginning March 2, 2003. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement cost. The adoption of SFAS 143 did not have a material impact on the Company's financial position and results of operations.

        In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148 ("SFAS 148")—"Accounting for Stock-Based Compensation—Transition and Disclosure." This statement amends Statement of Financial Accounting Standards 123, "Accounting for Stock-Based Compensation" to provide alternative methods of transition for an entity that changes to the fair value based method of accounting for stock-based employee compensation and changes the disclosure requirements. This statement was effective for financial statements for fiscal years ending after December 15, 2002. The Company adopted SFAS No. 148 effective March 1, 2003. During fiscal 2003, effective with the management buyout discussed in Note 1, all stock option plans were terminated and all outstanding options were cancelled, however, the necessary disclosure requirements of SFAS 148 are presented in Note 2 of the Notes to Consolidated Financial Statements.

        In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149 ("SFAS 149"),—"Amendment of Statement 133 on Derivative Instruments and Hedging Activities." The statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities under Statement of Financial Accounting Standards No. 133. SFAS 149 is effective for all contracts entered into or modified after June 30, 2003. This Statement did not have an impact on the Company's financial statements.

        In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 ("SFAS 150"),—"Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement requires certain freestanding financial instruments to be reported as liabilities by their issuers. The provisions of SFAS 150, which also include a number of new disclosure requirements, are effective for instruments entered into or modified after May 31, 2003 and pre-existing instruments as of the beginning of the first interim period that commences after June 15, 2003. This statement did not have an impact on the Company's financial statements.

        In November 2002, the FASB issued FASB Interpretation No. ("FIN") 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"), which expands the disclosures a guarantor is required to provide in its annual and interim financial statements regarding its obligations for certain guarantees. Disclosures are required to be included in financial statements issued after December 15, 2002 (see Note 7). FIN 45 also requires the guarantor to recognize a liability for the fair value of an obligation assumed for guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material impact on the Company's financial position and results of operations.

        In December of 2003, the FASB issued FIN 46R, "Consolidation of Variable Interest Entities" ("FIN 46R"), which replaces the same titled FIN 46 that was issued in January 2003. FIN 46R addresses how to identify variable interest entities and the criteria that requires a company to consolidate such entities in its financial statements. FIN 46R is effective for the first reporting period that ends after March 15, 2004. The Company does not believe that the adoption of FIN 46R will have a material impact on its financial position and results of operations.

        Stock Compensation.    The Company accounts for its stock option plans using the intrinsic value based method. Had compensation for stock options granted been determined using the fair value based method, the Company's net income (loss) and net income (loss) per common share amounts for fiscal 2004, 2003, and 2002 would approximate the following pro forma amounts:

	Fiscal Years Ended
	March 6, 2004	March 1, 2003	March 2, 2002
Net income (loss), as reported	$1,433,795	$(16,826,551)	$580
Deduct:
Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax effects	—	(171,335)	(253,434)

Net income (loss), pro forma	$1,433,795	$(16,997,886)	$(252,854)

Net income (loss) per common share—basic and diluted, as reported:	$14.34	$(168.27)	$0.01

Net income (loss) per common share—basic and diluted, pro forma:	$14.34	$(169.98)	$(2.53)

3.    ACCOUNTS AND NOTES RECEIVABLE

        Accounts and notes receivable consist of the following:

	March 6, 2004	March 1, 2003
Accounts receivable:
Trade accounts receivable (less allowance for doubtful receivables of $353,543 and $309,741 at March 6, 2004 and March 1, 2003)	$24,300,201	$23,072,351
Other receivables	1,341,407	582,007

Total accounts receivable	$25,641,608	$23,654,358

Related party note receivable (includes accrued interest) (Note 16):	$993,247	$993,247

Total noncurrent note receivable	$993,247	$993,247

        See Note 16 regarding a $5,000,000 note receivable from a significant shareholder presented as a reduction of shareholders' equity.

        The following is a summary of activity in the allowance for doubtful receivables for the three years in the period ended March 6, 2004:

Year Ended	Balance Beginning of Period	Additions Charged to Costs and Expenses	Deduction Amounts Charged Off—Net	Balance End of Period
March 6, 2004	$309,741	507,077	463,275	$353,543
March 1, 2003	219,118	108,646	18,023	309,741
March 2, 2002	244,881	199,840	225,603	219,118

PIERRE FOODS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.    INVENTORIES

        A summary of inventories, by major classification, follows:

	March 6, 2004	March 1, 2003
Manufacturing supplies	$1,572,212	$1,361,313
Raw materials	5,427,936	6,688,473
Work in process	1,157	3,955
Finished goods	31,972,713	24,531,036

Total	$38,974,018	$32,584,777

5.    PROPERTY, PLANT AND EQUIPMENT

        The major components of property, plant and equipment are as follows:

	Estimated Useful Life	March 6, 2004	March 1, 2003
Land		$1,270,025	$1,304,018
Land improvements	10-20 years	585,729	382,204
Buildings	20-40 years	26,492,579	23,454,089
Leasehold improvements	5-20 years	1,145,737	1,521,889
Machinery and equipment	5-20 years	45,793,907	38,915,741
Machinery and equipment under capital leases	5-15 years	325,871	389,873
Furniture and fixtures	5-15 years	5,798,747	5,653,632
Furniture and fixtures under capital leases	5-15 years	58,102	58,102
Aircraft (Note 16 and Note 17)	16 years	6,200,000	6,200,000
Automotive equipment	2-5 years	644,926	816,353
Construction in progress		338,357	1,962,435

Total		88,653,980	80,658,336
Less accumulated depreciation and amortization		27,958,525	25,109,253

Property, plant and equipment, net		$60,695,455	$55,549,083

6.    INTANGIBLE ASSETS

        Intangible assets consist of the following:

	March 6, 2004	March 1, 2003
Tradename	$38,808,636	$38,808,636

        The Company adopted SFAS 142, "Goodwill and Other Intangible Assets," on March 3, 2002. Upon adoption, the Company ceased amortizing goodwill and indefinite-lived intangibles. The Company recorded no amortization expense in fiscal 2004 and fiscal 2003.

7.    FINANCING ARRANGEMENTS

        Long-term debt is comprised of the following:

	March 6, 2004	March 1, 2003
10.75% Senior Notes, interest payable on June 1 and December 1 of each year, maturing on June 1, 2006	$115,000,000	$115,000,000
Revolving line of credit, maximum borrowings of $40 million, with floating interest rates maturing 2007	13,279,985	15,085,147
5.25% Term loan subline—equipment	4,583,339	—
5.25% Term loan subline—real estate	4,708,331	—
6% Notes Payable maturing 2008 (Note 16)	270,983	$270,983
4.89% to 11.9% capitalized lease obligations maturing 2008 (Note 9)	244,713	110,655

Total long-term debt	138,087,351	130,466,785
Less current installments	1,314,933	79,611

Long-term debt, excluding current installments	$136,772,418	$130,387,174

        The Senior Notes are unsecured obligations of the Company, subject to certain financial and non-financial covenants. At March 6, 2004, the Company believes it was in compliance with all covenants under the Senior Notes; but continued compliance will depend on future cash flows and net income, which are not assured (See also Note 17)

        Effective August 13, 2003, the Company terminated its five-year variable-rate $50 million revolving credit facility. Also effective August 13, 2003, the Company obtained a three-year variable rate $40 million revolving credit facility from a new lender, which includes a $5 million real estate term loan subline, a $5 million equipment term loan subline and a $7.5 million letter of credit subfacility. Funds available under this new facility are available for working capital requirements, permitted investments and general corporate purposes. Borrowings under the new facility bear interest at floating rates based upon the interest rate option selected from time to time by the Company and are secured by a first-priority security interest in substantially all of the Company's assets. The interest rate for borrowings under the new facility at March 6, 2004 was 5% (prime plus 1%). Borrowings under the new facility are due the earlier of ninety days prior to the redemption of the Senior Notes or August 13, 2006. Repayment is also required in the amount of the proceeds from the sale of any collateral. In addition, the Company is required to satisfy certain financial covenants regarding cash flow and capital expenditures.

        The average rate on the $40 million revolving credit line was 5.66% for the fiscal year ended March 6, 2004. The average rate on the $50 million revolving credit line was 8.23% for the fiscal year ended March 1, 2003. At March 6, 2004, the Company had outstanding borrowings under this new revolving credit facility of $13.3 million and borrowing availability of approximately $12.9 million. Also, at March 6, 2004, the Company had borrowings under the real estate subline and the equipment subline of $4.7 million and $4.6 million, respectively. At March 1, 2003, the Company had outstanding borrowings under the revolving credit facility of $15.1 million, and had approximately $4.6 million of additional borrowing availability.

	2005	2006	2007	2008	Total
Long-Term Debt Maturities, Including Capital Leases (Note 9)	$1,314,933	$116,303,479	$20,188,912	$280,027	$138,087,351

        Obligation of special purpose entity is comprised of a seven year variable rate note payable, due in monthly installments with a balloon payment due in December 2008 (see Note 16):

	March 6, 2004	March 1, 2003
Obligation of special purpose entity	$5,606,686	$5,881,669
Less current installments	313,344	289,856

Obligation of special purpose entity, excluding current installments	$5,293,342	$5,591,813

	2005	2006	2007	2008	2009 and Thereafter	Total
Obligation of Special Purpose Entity	$313,344	$331,029	$349,712	$369,450	$4,243,151	$5,606,686

8.    INCOME TAXES

        The income tax provision (benefit) is summarized as follows:

	Fiscal Years Ended
	March 6, 2004	March 1, 2003	March 2, 2002
Current:
Federal	$—	$(232,761)	$(59,063)
State	7,100	69,048	(13,981)

Total current	7,100	(163,713)	(73,044)

Deferred:
Federal	1,077,657	1,161,298	694,949
State	218,590	124,893	111,055

Total deferred	1,296,247	1,286,191	806,004

Total provision (benefit)	$1,303,347	$1,122,478	$732,960

        Actual income tax provision are different from amounts computed by applying a statutory federal income tax rate to income or loss. The computed amount is reconciled to total income tax provision.

	Fiscal Years Ended
	March 6, 2004		March 1, 2003		March 2, 2002
	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income	Amount	Percent of Pretax Loss
Computed provision at statutory rate	$930,628	34.0%	$986,156	34.0%	$249,404	34.0%
Tax effect resulting from:
State income taxes, net of federal tax provision	214,720	7.8	128,001	4.4	55,857	7.6
Compensation limitation	—	0.0	18,360	0.6	315,941	43.0
Income of Columbia Hill Aviation	(260,504)	(9.5)	(403,663)	(13.9)	—
Meals and entertainment	359,165	13.1	386,830	13.3	80,429	11.0
Other permanent differences	59,338	2.2	6,794	0.3	31,329	4.3

Income tax provision	$1,303,347	47.6%	$1,122,478	38.7%	$732,960	99.9%

        The approximate tax effect of each type of temporary difference and carryforward that gave rise to the Company's deferred income tax assets and liabilities for fiscal 2003 and fiscal 2002 is as follows:

	March 6, 2004			March 1, 2003
	Assets	Liabilities	Total	Assets	Liabilities	Total
Current:
Allowance for doubtful receivables	$641,274		$641,274	$355,239	$—	$355,239
Inventory	1,033,554		1,033,554	1,102,107	—	1,102,107
Accrued promotional expense	1,213,601		1,213,601	840,698	—	840,698
Accrued vacation pay	479,528		479,528	419,132	—	419,132
Reserve for returns	70,155		70,155	45,925	—	45,925
Reserves—other	3,634		3,634	18,865	—	18,865
Prepaid expenses		(254,633)	(254,633)		(257,087)	(257,087)
Accrued worker's compensation	218,037		218,037	142,396	—	142,396
Consulting Agreements	116,362		116,362
Other	48,254		48,254	—	(24,749)	(24,749)

Total current	3,824,399	(254,633)	3,569,766	2,924,362	(281,836)	2,642,526

Noncurrent:
Property, plant and equipment		(6,948,257)	(6,948,257)	—	(5,237,655)	(5,237,655)
Consulting agreements	—		—	270,562	—	270,562
Goodwill amortization	3,368,976		3,368,976	5,331,733	—	5,331,733
General business credit carryforward	1,070,799		1,070,799	1,070,799	—	1,070,799
Alternative minimum tax credit carryforward	206,421		206,421	206,421	—	206,421
Federal loss carryforward	1,807,420		1,807,420	3,510,287	—	3,510,287
State loss carryforward	181,922		181,922	430,000	—	430,000
Charitable contribution carryforward	177,155		177,155	231,758	—	231,758
Other	617,779		617,779	469,966	—	469,966

Total noncurrent	7,430,472	(6,948,257)	482,215	11,521,526	(5,237,655)	6,283,871

Total current and noncurrent	$11,254,871	$(7,202,890)	$4,051,981	$14,445,888	$(5,519,491)	$8,926,397

        The Company will file a consolidated federal income tax return, with its parent corporation, PF Management, for fiscal 2004. Under consolidated tax return rules, PF Management will be able to utilize the net operating loss and certain other deductions of the Company that could not otherwise be currently utilized by the Company on a separate return basis. The tax sharing agreement between PF Management and the Company does not require PF Management to reimburse the Company for the net operating loss and other deductions that could not be currently utilized on a separate return basis. Accordingly, the Company recorded a noncash distribution to PF Management in the amount of $3,578,169 for the utilization of the Company's deferred tax assets in PF Management's consolidated federal income tax return.

        At March 6, 2004, federal and state loss carryovers of approximately $5,316,000 and $9,858,000, respectively, are available to offset future federal and state taxable income. The carryover periods range from fifteen to twenty years, which will result in expirations of varying amounts beginning in fiscal 2015 and continuing through fiscal 2022.

        Realization of certain deferred tax assets is dependent upon generating sufficient taxable income in the appropriate jurisdiction prior to the expiration of the carryforward periods. Although realization is not assured, management believes it is more likely than not the deferred tax assets will be realized.

9.    LEASED PROPERTIES

        The Company operates certain machinery and equipment and furniture and fixtures under leases classified as capital leases. The leases have original terms ranging from one to eight years. The assets covered under these leases have carrying values of $310,904 and $162,358 at March 6, 2004 and March 1, 2003, respectively.

        Certain machinery and equipment and real estate are under operating leases with terms that are effective for varying periods until 2012. Certain of these leases have remaining renewal clauses, exercisable at the option of the lessee. Amounts below include leases with related parties (see Note 16).

        At March 6, 2004, minimum rental payments required under operating and capital leases are summarized as follows:

	Minimum Rental Payments
Fiscal Year	Operating Leases	Capital Leases	Total
2005	$878,482	$114,764	$993,246
2006	614,704	95,841	710,545
2007	384,653	47,694	432,347
2008	288,645	9,139	297,784
2009	157,450	—	157,450
Later years	190,400	—	190,400

Total minimum lease payments	$2,514,334	267,438	$2,781,772

Less amount representing interest		(22,725)

Present value of minimum lease payments under capital leases (Note 7)		$244,713

        Rental expense charged to continuing operations is as follows:

	Fiscal Year Ended
	March 6, 2004	March 1, 2003	March 2, 2002
Real estate	$525,830	$192,396	$164,003
Equipment	928,190	981,533	1,185,738

Total	$1,454,020	$1,173,929	$1,349,741

10.    EMPLOYEE BENEFITS

        The Company maintains a 401(k) Retirement Plan for its employees which provides that the Company will make a matching contribution of up to 50% of an employee's voluntary contribution, limited to the lesser of 5% of that employee's annual compensation or $13,000 for fiscal 2004. The Company's contributions were $494,203, $484,639, and $450,085 in fiscal 2004, 2003 and 2002, respectively.

        The Company provides employee health insurance benefits to employees. During fiscal 2002, benefits were provided through both fully insured and self insurance group medical plans, which are partially funded by the Company. During fiscal 2004 and fiscal 2003, medical benefits were provided primarily through self insurance group medical plans. During fiscal 2004, 2003 and 2002, contributions included in operations were $4,139,845, $2,833,789 and $1,579,999, respectively.

        Effective August 1, 2000, the Company adopted the Pierre Foods, Inc. Compensation Exchange Plan. The Plan is a non-qualified deferred compensation plan in which eligible participants consist of highly compensated employees and the Company's Board of Directors. Cash contributions to the Plan were $43,839 and $55,270 during fiscal 2003 and fiscal 2002, respectively. Effective December 31, 2002, the Company terminated the plan.

11.    STOCK OPTIONS

        The Company's 1997 Incentive Stock Option Plan, as amended, provided for the issuance of up to 1,000,000 shares of the Company's common stock to key employees, including officers of the Company. The Company may grant Incentive Stock Options ("ISOs") or nonqualified stock options to eligible employees. Stock options granted under this plan have terms of ten years, vest evenly over five years, and are assigned an exercise price of not less than the fair value on the date of grant.

        The Company's 1997 Special Stock Option Plan, as amended, provided for the issuance of up to 1,500,000 shares of the Company's common stock to key management employees, including officers and directors of the Company and certain other individuals. All options granted under this Plan are nonqualified stock options. Stock options granted under this plan have terms of ten years, vest immediately, and are assigned an exercise price of not less than the fair value on the date of the grant.

        During fiscal 2003, effective with the management buyout discussed in Note 1—Basis of Presentation, Acquisition and Discontinued Operations, all stock option plans were terminated and all outstanding options were cancelled.

        A summary of the changes in shares under option and the weighted-average exercise prices for these Plans follows:

	1997 Incentive Stock Option Plan		1997 Special Stock Option Plan
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Balance at March 3, 2001	260,800	8.52	237,500	7.04
Forfeited or cancelled	(80,800)	8.95	(112,500)	3.20

Balance at March 2, 2002	180,000	8.33	125,000	10.50
Forfeited or cancelled	(180,000)	8.33	(125,000)	10.50
Exercised	—	—	—	—

Balance at March 1, 2003	—	—	—	—

12.    DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

        The Company's nonderivative financial instruments consist primarily of cash and cash equivalents, trade and note receivables, trade payables and long-term debt. The estimated fair values of the financial instruments have been determined by the Company using available market information and appropriate valuation techniques. Considerable judgment is required, however, to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

        At March 6, 2004 excluding long-term debt, the book values of each of the nonderivative financial instruments recorded in the Company's balance sheet are considered representative of fair value due to variable interest rates, short terms to maturity and/or short length of time outstanding.

        The fair value of the Company's Senior Notes is estimated based on quoted market prices and interest rates currently available for issuance of debt with similar terms and maturities. As of March 6, 2004 and March 1, 2003, the fair value of the Senior Notes was $115,000,000 and $85,100,000, respectively.

13.    MAJOR BUSINESS SEGMENT

        During fiscal 2004, fiscal 2003 and fiscal 2002, the Company operated solely in the food manufacturing segment. Sales by major product line are as follows:

	Net Revenues by Source Fiscal Years Ended
	March 6, 2004	March 1, 2003	March 2, 2002
Food Processing:
Fully-Cooked Protein Products	$214,738,933	$149,302,819	$139,634,468
Microwaveable Sandwiches	136,423,374	119,087,550	95,779,980
Bakery and Other Products	7,387,009	7,948,454	7,863,374

Total Food Processing	$358,549,316	$276,338,823	$243,277,822

        Significantly all revenues and long-lived assets are derived from and reside in the United States.

14.    COMMITMENTS AND CONTINGENCIES

        The Company's new three year variable rate $40 million revolving credit facility includes letter of credit subfacilities in the amount of $7.5 million. The Company provides a secured letter of credit in the amount of $3,500,000 to its insurance carrier for the underwriting of certain performance bonds, which expires in fiscal 2005. The Company also provides secured letters of credit to its insurance carriers for outstanding and potential worker's compensation and general liability claims. Letters of credit for these claims totaled $75,000 in fiscal 2004. In addition, the Company provides secured letters of credit to a limited number of suppliers. Letters of credit for suppliers totaled $250,000 in fiscal 2004.

        The Company is involved in various legal proceedings. Management believes, based on the advice of legal counsel, that the outcome of such proceedings will not have a materially adverse effect on the Company's financial position or future results of operations and cash flows.

	Commitments by Fiscal Year
	2005	2006	2007	2008	2009 and Thereafter	Total
Letters of Credit	$3,825,000	$—	$—	$—	$—	$3,825,000
Purchase Commitments for						—
Capital Projects	204,517	—	—	—	—	204,517

Total	$4,029,517	$—	$—	$—	$—	$4,029,517

	Contractual Obligations by Fiscal Year
	2005	2006	2007	2008	2009 and Thereafter	Total
Long-Term Debt	$1,214,280	$116,214,280	$20,143,095	$270,983	$—	$137,842,638
Capital Lease Obligations	100,653	89,199	45,817	9,041	—	244,710
Operating Lease Obligations	878,482	614,704	384,653	288,645	347,850	2,514,334
Consulting and Noncompete Agreements	327,411	—	—	—	—	327,411
Obligation of Special Purpose Entity	313,344	331,029	349,712	369,450	4,243,151	5,606,686

Total	$2,834,170	$117,249,212	$20,923,277	$938,119	$4,591,001	$146,535,779

        See Note 17 to the Consolidated Financial Statements for a further discussion of commitments, contingencies and contractual obligations.

15.    SUPPLEMENTAL CASH FLOW INFORMATION

        Cash paid for interest, income taxes refunded and non-cash transactions consisting of notes issued for assets acquired, capital lease additions and certain tax benefits utilized by the Parent account for as a distribution to the Parent are as follows:

	Fiscal Years Ended
	March 6, 2004	March 1, 2003	March 2, 2002
Interest	$14,857,594	$13,515,920	$12,612,803
Income taxes refunded	$197,977	$68,506	$1,164,569
Notes issued for assets acquired	$—	$270,983	—
Capital lease additions	$273,208	$73,475	—
Distribution to parent—tax benefit	$3,578,167	$—	—

        During the fourth quarter of fiscal 2002, the special purpose leasing entity exchanged a note payable in the amount of $6,200,000 for the purchase of an aircraft for $6,200,000, in a non-cash transaction (see Note 16).

16.    TRANSACTIONS WITH RELATED PARTIES

        Related party transactions during fiscal 2004, 2003 and 2002 arose in connection with the following relationships:

        As discussed in Note 17—"Restructuring of Senior Notes," on March 8, 2004 the Company executed a Fourth Supplemental Indenture and, pursuant to the terms of the Fourth Supplemental Indenture, the Company terminated substantially all of its related party transactions. The following related party transactions are specifically permitted under the terms of the Fourth Supplemental Indenture:

  •
  Columbia Hill Land Company, LLC, owned 50% by each of Messrs. Richardson and Clark, Chairman and Vice-Chairman, respectively, leases office space to the Company in Hickory,

    North Carolina, pursuant to a ten-year lease that commenced in September 1998. Rents paid under the lease were approximately $116,000 in fiscal 2004.

  •
  As described above, on August 13, 2003, the Company obtained a three year variable rate $40 million revolving credit facility from Fleet Capital Corporation. Messrs. Richardson and Clark have provided guarantees of value and validity of the collateral securing this credit facility; they did not, however, guarantee payment of the facility, nor are they receiving guarantee fees (see further discussion in "Liquidity and Capital Resources").

  •
  On March 8, 2004 the Company took title to an aircraft that was transferred from Columbia Hill Aviation, LLC ("CHA"), owned 100% by PF Management, subject to existing purchase money debt. The aircraft was originally leased by the Company from CHA beginning in the fourth quarter of fiscal 2002. Effective March 1, 2002, the original lease was cancelled and replaced with a non-exclusive lease agreement. Pursuant to this new lease, the Company was obligated to make 16 quarterly lease payments of $471,500 each for the right to use the aircraft for up to 115 flight hours per quarter, based on availability. Under this lease agreement, CHA was responsible for all expenses incurred in the operation of the use of the aircraft, except that the Company provided its own flight crew. During fiscal 2004, the Company paid CHA approximately $2.6 million in lease payments. CHA was not a subsidiary of the Company; however, the Company considered CHA a non-independent special purpose leasing entity. Accordingly, CHA's financial condition, results of operations and cash flows have been included in the Company's consolidated financial statements included herein. Under the terms of the operating lease with CHA, and the financing agreements between CHA and its creditor, the Company did not maintain the legal rights of ownership to the aircraft, nor did CHA's creditor maintain any legal recourse to the Company.

        Any related party transactions described below that were in effect at March 6, 2004 were subsequently terminated as of March 8, 2004 pursuant to the terms of the Fourth Supplemental Indenture. As a result of the termination of these related party transactions, subsequent to March 8, 2004, the Company will perform the purchasing and distribution services internally. Other related party services will be outsourced as necessary at comparable cost.

        Under an agreement with a management services entity owned by certain officers and directors, as amended on December 17, 1999, the Company received corporate management services, which included, among other things, strategic planning, investor relations, management of the Company's banking, accounting and legal relationships and general oversight. Management fees paid under this agreement were in lieu of salary compensation for certain of the Company's senior executives. Amounts paid under the agreement were $925,000 in fiscal 2002. Effective April 25, 2001, the agreement was assigned to another management services entity, owned by certain officers and directors. Fees paid in fiscal 2002 under the assigned agreement were $325,000, with an additional $350,000 paid as a termination fee, and $292,500 paid in bonuses to its senior executives. This agreement was cancelled as of September 3, 2001. In addition, $426,435 was paid to this entity for reimbursement of expenses incurred in connection with the exchange as required by the amended exchange agreement (see Note 1).

        The Company uses the services of an entity in which the Company's principal shareholders have substantial ownership interests. Services provided by this entity include accounting, tax and administrative services, as well as consulting services related to the development of new sales, warehousing and distribution programs. Total payments for such services were approximately $203,000, $650,000 and $1,130,000 in fiscal 2004, 2003 and 2002, respectively.

        The Company uses the services of an entity owned 100% by PF Management. This entity serves as the exclusive purchasing agent pursuant to a three-year agreement that commenced September 3, 2001. Under the agreement, the entity pays $100,000 per quarter for the right to serve as exclusive purchasing agent. Net payments to the purchasing entity were approximately $2,122,000, $3,960,000 and $620,000 in fiscal 2004, fiscal 2003 and fiscal 2002, respectively, and are recorded in cost of goods sold.

        During the fourth quarter of fiscal 2002, the Company leased an aircraft from an entity owned 100% by PF Management. Under this lease, the Company maintained its own flight department and was responsible for all operating costs. Total payments under that lease were approximately $168,000 in fiscal 2002. Effective March 1, 2002, that lease was cancelled and replaced with a four-year non-exclusive operating lease agreement. Pursuant to the new lease, the Company is obligated to make minimum quarterly lease payments of $471,500 each for the right to use the aircraft for a specified number of hours. Under this lease arrangement, the entity is responsible for all expenses incurred in the operation and use of the aircraft, except that the Company must provide its own crew. On March 1, 2002, the Company paid $943,000 as a refundable deposit under the agreement and $471,500 for its first quarterly lease payment. During fiscal 2004 and fiscal 2003, the Company paid approximately $2,597,000 and $3,188,000, respectively for the aircraft lease.

        The aircraft leasing entity is owned 100% by PF Management and the Company considers the entity a non-independent special purpose leasing entity. Accordingly, the entity's assets and liabilities, results of operations and cash flows have been included in the Company's consolidated financial statements. Under the terms of the operating lease with the entity, and the financing agreements between the entity and its creditor, the Company did not maintain the legal rights of ownership to the aircraft, nor does the entity's creditor maintain any legal recourse to the Company.

        Effective March 3, 2002, the Company entered into a one-year logistics agreement with PF Distribution, LLC ("PF Distribution"), owned 100% by PF Management. Under the agreement, PF Distribution will serve as the exclusive logistics agent for the Company, and will provide all warehousing, fulfillment and transportation services to the Company. The cost of PF Distribution's services is based on flat rates per pound, which are calculated based on weight and volume characteristics of products, inventory pounds maintained and inventory pounds shipped. Rates were determined based on historical costs and industry standards. In fiscal 2004, distribution expense recorded in selling, general and administrative expense was approximately $31,126,000 million, of which approximately $30,999,000 million had been paid to PF Distribution as of March 6, 2004. In fiscal 2003, distribution expense recorded in selling, general and administrative expense was approximately $21,544,000 million, of which approximately $21,254,000 million had been paid to PF Distribution as of March 1, 2003.

        Effective May 29, 2002, the Company terminated its $25 million credit facility with Fleet Capital. Also, effective May 29, 2002, the Company obtained a five-year variable-rate $50 million revolving credit facility from Foothill Capital Corporation, which includes a $16 million term loan subline, a $10 million capital expenditures subline and a $7 million letter of credit subfacility. Funds available under this facility were available for working capital requirements, permitted investments and general corporate purposes. Borrowings under the facility were bearing interest at floating rates based upon the interest rate option selected from time to time by the Company and were secured by a first-priority security interest in substantially all of the Company's assets. In addition, the Company was required to satisfy certain financial covenants regarding cash flow and capital expenditures. The collateral for the facility included substantially all of the Company's assets. Messrs. Richardson and Clark guaranteed payment of the facility in exchange for guarantee fees. The Company paid such fees to each of Messrs. Richardson and Clark, annually in advance, equal to 1.5% of the amount committed for lending under the facility. In fiscal 2003, the Company paid each of Messrs. Richardson and Clark $750,000.

        The Company has agreed to lease warehouse space from an entity in which the Company's principal shareholders have substantial ownership interests. The lease is a ten-year term to begin the first day the facility is operational. During fiscal 2001, the Company paid $250,000 for specialized construction costs.

        The Company uses the services of an entity in which one of the Company's principal shareholders has a substantial ownership interest. This entity provides general construction and maintenance services. Total payments for such services were approximately $142,000 in fiscal 2002.

        The Company uses the services of an entity in which the Company's principal shareholders have substantial ownership interests. This entity provides team-building opportunities for customers and employees. Total payments for such services were approximately $530,000 and $90,000 in fiscal 2003 and fiscal 2002, respectively. During fiscal 2003, Messrs. Richardson and Clark each became 50% owners of the entity. Effective February 21, 2003, Messrs. Richardson and Clark sold their net assets in the entity to the Company for a total of $270,983. In exchange for the net assets, the Company issued notes in the amount of $135,491 to each of Messrs. Richardson and Clark. The notes are five-year notes, bearing interest at 6% per annum, with interest and principal due at maturity.

        During fiscal 2004, 2003 and 2002, the Company maintained a $993,247 note receivable from its principal shareholders. Note is payable on demand and bears interest at the prime rate through the end of fiscal 2002, none thereafter.

        The Company has mutual leasing agreements with certain related individuals and with certain companies in which the Company's principal shareholders have substantial ownership interests. Total payments under such leasing agreements were approximately $260,000 in fiscal 2004, $176,000 in fiscal 2003 and $103,000 in fiscal 2002.

        On January 14, 2000, the Company entered into a Consulting and Noncompete Agreement with Mr. Charles F. Connor, Jr., who at the time was a significant shareholder and co-founder of the Company. The agreement, which has a five-year term, provides payments of $200,000 per year and family medical insurance coverage. The net present value of payments under the agreement, including the net present value of the medical insurance coverage over the term, is estimated to be $831,000. This amount was expensed in selling, general and administrative expense during the fourth quarter of fiscal 2000, and the balance is reflected in other long-term liabilities.

        On January 6, 2000, the Company entered into a Consulting and Noncompete Agreement with Mr. L. Dent Miller, who at the time was a significant shareholder, former President of Claremont Restaurant Group and former member of the Company's Board of Directors. The agreement, which has a five-year term, provides payments of $200,000 per year. The net present value of payments under the agreement is estimated to be $807,000. This amount was expensed in selling, general and administrative expense during the fourth quarter of fiscal 2000, and the balance is reflected in other long-term liabilities. Mr. Miller resigned from his position as a member of the Board of Directors of the Company, pursuant to his Consulting and Noncompete Agreement. Subsequent to fiscal 2000, Mr. Miller is no longer a shareholder or related party.

        On December 16, 1999, the Board of Directors approved a loan to Mr. James C. Richardson, the Company's current Chairman, of an amount up to $8.5 million for the purpose of enabling Mr. Richardson to purchase shares of the Company's common stock owned by certain shareholders. The terms of the loan provide that outstanding amounts will bear a simple interest rate of 8.5%, with principal and interest due on demand. At March 4, 2000, disbursements under the loan approval totaled $5 million. Due to the nature of the loan, the outstanding balance is presented as a reduction of shareholders' equity.

        On July 6, 1999, the Company replaced certain existing Change in Control Agreements with the Company's current Chairman (Mr. Richardson) and current Vice Chairman (Mr. Clark) with revised Change in Control Agreements. The revised agreements provided that, if a change in control of the Company occurred, the following benefits would be provided by the Company: three times the amount of the annual base salary of the officer; three times the amount of the cash bonus paid or payable to such person for the most recent fiscal year; and a "gross-up" payment for all excise and income tax liabilities resulting from payments under the Change in Control Agreements. The Richardson Change in Control Agreement was cancelled on October 21, 2002, and the Clark Change in Control Agreement was cancelled October 17, 2002.

        On September 3, 2001, the Company entered into Employment Agreements with the Company's current Chairman (Mr. Richardson) and current Vice-Chairman (Mr. Clark). The agreements specify terms relating to salary, bonus and benefits to be paid to the executive during the three-year term of the agreements.

        The Company purchases pork products from an entity in which one of the Company's Principal Shareholders has a substantial ownership interest. During fiscal 2003 and 2002, the Company purchased pork products totaling $194,170 and $150,720, respectively.

        On August 18, 1999, the Company entered into an Incentive Agreement with the Company's current President (Mr. Woodhams), which replaced a Change in Control Agreement and Employment Contract. The agreement, as amended on January 1, 2000 and December 31, 2001, specifies terms relating to salary and bonus amounts to be paid to the executive during the four-year term of the agreement, as well as severance and disposition bonus amounts to be received upon any sale of the Company.

        On December 31, 2001, the Company entered into Employment Agreements with the Company's current Chief Financial Officer (Ms. Witters) and current Senior Vice President of Sales (Mr. Naylor). The agreements specify terms relating to salary, bonus and benefit amounts to be paid to the executive during the three-year term of the agreements, as well as severance and disposition bonus amounts to be received upon any sale of the Company.

17.    SUBSEQUENT EVENTS

Restructuring of Senior Notes.

        In November 2002, the Company received a notice alleging that the Company was in violation of certain non-financial covenants under the Indenture covering the Senior Notes. The Company disagreed that it had violated any Indenture covenants.

        On March 8, 2004, following a consent solicitation in which consents of holders of $112.4 million in aggregate principal amount of the Company's outstanding Notes, representing 97.74% of the outstanding Notes, consented to a Fourth Supplemental Indenture between the Company and U.S. Bank National Association, as trustee (the "Trustee"), the Company entered into the Fourth Supplemental Indenture with the Trustee. Among other things, the Fourth Supplemental Indenture increased the annual interest rate on the Notes from 10.75% to 12.25% through March 31, 2005 and 13.25% thereafter; required the payment of a cash consent fee equal to 3% of the principal amount of Notes held by each consenting noteholder; granted to the noteholders liens on the assets of the Company and its subsidiaries, such liens being junior to the senior liens securing the Company's current credit facility, granted to noteholders a repurchase right allowing all of the noteholders to require the Company to repurchase their Notes at par plus accrued interest on March 31, 2005, provided for the payment of a portion of certain cash flow of the Company (referred to as "excess cash") to reduce the principal amount of Notes outstanding at the end of the Company's fiscal years; added restrictive covenants limiting the compensation payable to certain senior executives of the Company and limiting future related party transactions; required the termination of all related party transactions, except for certain specifically-permitted transactions (see Note 16, "Transactions with Related Parties"); provided for the assumption by the Company of approximately $15.4 million of subordinated debt of PF Management (including $993,247 payable to Pierre Foods which was forgiven); required the Company to comply with certain corporate governance standards, including appointing an independent director acceptable to the Company and the noteholders to its board and hiring an independent auditor to monitor the Company's compliance with the Indenture; and waived any and all defaults of the Indenture existing as of March 8, 2004.

        The restrictive covenants limiting compensation payable to certain senior executives of the Company contain provisions for bonuses based on the profitability of the Company and cash payments made on the Notes which could significantly increase the limitation.

        Concurrently with the execution of the Fourth Supplemental Indenture the Company took title to an aircraft transferred from a related party subject to existing purchase money debt; forgave the $993,247 related party note receivable from its principal shareholders; cancelled the balances owed by the Company to certain related parties; and assumed the operating leases of PF Distribution in connection with the Fourth Supplemental Indenture. Minimum lease payments on the former PF Distribution operating leases will be $3.0 million during fiscal year 2005, $2.9 million during fiscal year 2006 and $0.5 million during fiscal year 2007.

        As noted above, the Company assumed $15.4 million of subordinated debt of PF Management (including $993,247 payable to Pierre Foods which was forgiven) in connection with the Fourth Supplemental Indenture. Principal payments on the former PF Management debt will be $4.8 million during fiscal year 2005, $3.6 million during fiscal year 2006 and $7.0 million during fiscal year 2007. The interest rates on the former PF Management debt range from 4.4% to 25%.

Other Events

        On May 11, 2004, the shareholders of PF Management, the sole shareholder of the Company, agreed to sell their shares of stock in PF Management to an affiliate of Madison Dearborn Capital Partners ("Madison Dearborn"). The sale is scheduled to close on or around June 30, 2004, subject to the satisfaction or waiver of conditions typical of leveraged buyout transactions, including (among other things) these:

  •
  The buyer's receipt of, and reasonable satisfaction with, consents of certain of the Company's customers and suppliers and the acquiescence of federal antitrust authorities;

  •
  The absence at the closing of a material adverse change in the assets, liabilities, business, operations, results or condition of the Company and PF Management since November 29, 2003;

  •
  The buyer's receipt of, and reasonable satisfaction with, audited financial statements of the Company for the fiscal year ended March 6, 2004 and of PF Management for the same fiscal year and the two immediately preceding fiscal years;

  •
  The buyer's receipt of tenders of not less than a majority of the aggregate principal amount of the Company's 10 3/4% senior notes due 2006; and

  •
  The buyer's receipt of financing necessary to consummate the transaction.

        The Company's President and Chief Executive Officer, Norbert E. Woodhams, and its Senior Vice President of Sales and Marketing, Robert C. Naylor, have signed amended employment agreements committing them to continue working for the Company after the sale. The stated term of employment for each executive is one year, but each agreement will renew automatically and continuously year-to-year unless terminated. Messrs. Woodhams and Naylor both made significant equity investments in the Company under its new owner.

        There is no assurance that any or all of the conditions to the banks' obligations to finance this transaction will be satisfied or waived or that any or all of the other conditions to the buyer's and shareholders obligations to close the transaction will be satisfied or waived or that the transaction will close in accordance with the agreed-upon terms (or at all).

PIERRE FOODS, INC.

Offer to Exchange

up to $125,000,000

up to $125,000,000 of our new 9 7/8% Senior Subordinated Notes due 2012, Series B for a like amount of our outstanding 9 7/8% Senior Subordinated Notes due 2012.

PROSPECTUS
                  , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

General Corporation Law

        Pierre Foods is incorporated in North Carolina. Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act (the "NCBCA") contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a present or former director against liability if (i) the director conducted himself or herself in good faith, (ii) the director reasonably believed (x) that the director's conduct in the director's official capacity with the corporation was in its best interests and (y) in all other cases the director's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe the director's conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjusted liable to the corporation or in connection with a proceeding charging improper personal benefit to the director in which the director was adjudged liable. The above standard of conduct is determined by the board of directors, or a committee or special legal counsel or the shareholders as prescribed in Section 55-8-55.

        Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer for reasonable expenses incurred in the defense of any proceeding to which the director or officer was a party when the director or officer is wholly successful in the director's or officer's defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the director or officer is adjudged fairly and reasonably so entitled under Section 55-8-54. In addition, Section 55-8-57 permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or by-laws or by contract or resolution, against liability in various proceedings, provided that the corporation may not indemnify such person against liability to be clearly in conflict with the best interests of the corporation. In addition, a corporation may purchase and maintain insurance policies on behalf of these individuals whether or not the corporation would have the power to indemnify them against the same liability.

        Fresh Foods Properties, LLC is organized in North Carolina. Sections 57C-3-30 through 57C-3-32 of the North Carolina Limited Liability Company Act (the "NCLLCA") contain provisions prescribing the extent to which members, managers, directors and officers of a limited liability company may be liable to third parties and the extent such persons shall or may be indemnified. Section 57C-3-30 states that a person who is a member, manager, director or any combination thereof of a limited liability company is not liable for the obligations of a limited liability company solely by reason of holding such position and does not become liable by participating in the management or control of the business of that company. A member, manager, director or executive may become liable by reason of that person's own acts or conduct.

        Section 57C-3-31 of the NCLLCA requires a limited liability company to indemnify a manager, director and executive of such company for all payments made and reasonable expenses incurred in the authorized conduct of the business of the company. Furthermore, the limited liability company is required to indemnify a member, manager, director or executive who is wholly successful in the defense of any proceeding to which such person was a party because the person is or was a member, manager, director or executive of the limited liability company for any reasonable expenses incurred by such person in connection with such proceeding.

        Section 57C-3-32 of the NCLLCA permits a limited liability company, in its articles of organization or operating agreement, to (a) eliminate or limit the personal liability of a manager, director or executive for monetary damages for a breach of such person's statutory duties and (b) provide for indemnification of a manager, member, director or executive for all damages incurred by such person in certain proceedings; provided, however, that such provisions shall not limit, eliminate or indemnify against the liability of such person for: (i) acts which such person knew were clearly in conflict with the interests of the company; or (ii) any transaction from which such person derived an improper personal benefit. In addition, a limited liability company may purchase and maintain insurance policies on behalf of these individuals whether or not the limited liability company would have the power to indemnify the person against the same liability.

        The foregoing is only a general summary of certain aspects of North Carolina law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which and the person for whose benefit indemnification shall or may be made.

Certificate of Incorporation and By-Laws

        The Articles of Incorporation and By-laws of Pierre Foods provide for indemnification of officers and directors to the fullest extent permitted by the NCBCA. The Articles of Organization and the Operating Agreement of Fresh Foods Properties, LLC provides for indemnification of managers and officers to the fullest extent permitted by the NCLLCA.

Liability Insurance

        Our directors and officers are covered under directors' and officers' liability insurance policies maintained by us with coverage up to $15 million.

Item 21.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits.

          Reference is made to the attached exhibit index.

  (b)
  Financial Statement Schedules.

        The following financial statement schedules are included in this Registration Statement:

        Independent Auditors Report

        All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements or the notes thereto and therefore have been omitted.

Item 22.    Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 20 or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (a)
  The undersigned registrants hereby undertake:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those clauses are contained in periodic reports filed with or furnished to the SEC by the registrants pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

    (2)
    That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.

  (b)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c)
  The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (d)
  The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Pierre Foods, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on September 27, 2004.

PIERRE FOODS, INC.
By:	/s/ NORBERT E. WOODHAMS, SR. Norbert E. Woodhams, Sr. Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Norbert E. Woodhams, Sr., Robert C. Naylor and Joseph W. Meyers, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated:

Signatures	Capacity	Dates

/s/ NORBERT E. WOODHAMS, SR. Norbert E. Woodhams, Sr.	Chief Executive Officer and Director	September 27, 2004
/s/ JOSEPH W. MEYERS Joseph W. Meyers	Vice President, Finance (Chief Accounting Officer)	September 27, 2004
/s/ ROBIN P. SELATI Robin P. Selati	Director	September 27, 2004
/s/ NICHOLAS W. ALEXOS Nicholas W. Alexos	Director	September 27, 2004
/s/ GEORGE A. PEINADO George A. Peinado	Director	September 27, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Fresh Foods Properties, LLC has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on September 27, 2004.

FRESH FOODS PROPERTIES, LLC
By:	PIERRE FOODS, INC.
Its:	Sole Member
By:	/s/ NORBERT E. WOODHAMS, SR. Norbert E. Woodhams, Sr. Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Norbert E. Woodhams, Sr., Robert C. Naylor and Joseph W. Meyers, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated:

Signatures	Capacity	Dates
/s/ NORBERT E. WOODHAMS, SR. Norbert E. Woodhams, Sr.	Chief Executive Officer of Pierre Foods, Inc., its sole member	September 27, 2004

EXHIBIT INDEX

Exhibit No.	Description
2.1	Stock Purchase Agreement, dated as of May 11, 2004, among PF Management, Inc., the PF Management, Inc. Shareholders, David R. Clark as Shareholders Agent and Pierre Holding Corp. (2)
3.1	Articles of Restatement of Pierre Foods, Inc., dated July 30, 2002 incorporating Restated Articles of Incorporation (1)
3.2	Articles of Merger of Pierre Foods, Inc. and Pierre Merger Corp., dated as of June 30, 2004*
3.3	Amended and Restated Bylaws of Pierre Foods, Inc., dated September 18, 2002 (1)
3.4	Articles of Organization of Fresh Foods Properties, LLC, dated December 10, 1997*
3.5	Operating Agreement of Fresh Foods Properties, LLC*
4.1	Indenture, dated as of June 30, 2004, between Pierre Merger Corp. and U.S. Bank National Association, Trustee*
4.2	First Supplemental Indenture, dated as of June 30, 2004, among Pierre Foods, Inc., Fresh Foods Properties, LLC and U.S. Bank National Association, Trustee*
4.3	Registration Rights Agreement, dated June 30, 2004, among Pierre Foods, Inc. and Banc of America LLC and Wachovia Capital Markets, LLC*
5.1	Opinion of Kirkland & Ellis LLP as to the legality of the securities to be issued in the Exchange Offer subject to this Registration Statement*
5.2	Opinion of Moore & Van Allen PLLC*
8.1	Opinion of Kirkland & Ellis LLP as to the tax treatment of outstanding notes for the securities to be issued in the Exchange Offer subject to this Registration Statement*
10.1	Assignment and Assumption and Subordination Agreement dated as of March 8, 2004, between Pierre Foods, Inc. and PF Management, Inc. (2)
10.2	Termination Agreement, dated as of March 8, 2004, between Columbia Hill Aviation, LLC and Pierre Foods, Inc. (2)
10.3	Termination Agreement, dated as of March 8, 2004, between PF Purchasing, LLC and Pierre Foods, Inc. (2)
10.4	Termination Agreement, dated as of March 8, 2004, between PF Distribution, LLC and Pierre Foods, Inc. (2)
10.5	Termination Agreement, dated as of March 8, 2004, between Columbia Hill Land Company, LLC (2)
10.6	Third Amendment to Incentive Agreement, dated as of May 11, 2004, between the Company and Norbert E. Woodhams (2)
10.7	Amendment to Employment Agreement, dated as of May 11, 2004, between the Company and Robert C. Naylor (2)
10.8	Amended and Restated Agreement, dated as of May 21, 2004, between the Company and Carl Karcher Enterprises, Inc. (4)*

10.9	Amended and Restated Formula Development Agreement, dated as of May 21, 2004, between the Company and Carl Karcher Enterprises, Inc. (4)*
10.10	First Amendment Agreement, dated as of June 27, 2004, between the Company and Carl Karcher Enterprises, Inc. (4)*
10.11	Amended and Restated Agreement, dated as of May 21, 2004, between the Company and Hardee's Food Systems, Inc. (4)*
10.12	Amended and Restated Formula Development Agreement, dated as of May 21, 2004, between the Company and Hardee's Food Systems, Inc. (4)*
10.13	First Amendment Agreement, dated as of June 27, 2004, between the Company and Hardee's Food Systems, Inc. (4)*
10.14
Credit Agreement, dated as of June 30, 2004, among Pierre Merger Corp., Wachovia Bank, National Association, as administrative and collateral agent, Wachovia Capital Markets, LLC and Banc of America Securities LLC, as joint lead arrangers and book-running managers, and a syndicate of banks, financial institutions and other institutional lenders party thereto.*
10.15	Employment Agreement dated as of May 11, 2004 between Pierre Holding Corp. and Norbert E. Woodhams, Sr.*
10.16	Employment Agreement dated as of May 11, 2004 between Pierre Holding Corp. and Robert C. Naylor*
10.17	Deferred Compensation Plan*
10.18	Tax Sharing and Indemnification Agreement, dated as of May 11, 2004, among PF Management, Inc., the PF Management, Inc. Shareholders, David R. Clark as Shareholders Agent and Pierre Holding Corp.*
12.1	Computation of Ratio of Earnings to Fixed Charges*
21.1	Subsidiaries of Pierre Foods, Inc.*
23.1	Consent of Deloitte & Touche LLP*
23.2	Consent of Moore & Van Allen PLLC (included in Exhibit 5.2)
23.3	Consent of Kirkland & Ellis LLP (included in Exhibits 5.1 and 8.1)
24	Powers of Attorney (included in Part II to the Registration Statement)
25.1	Statement on Form T-1 of Eligibility of Trustee*
99.1	Form of Letter of Transmittal to be used by Holders of Pierre Holdings, Inc.'s 9 7/8% Senior Subordinated Notes Due 2012*
99.2	Form of Instructions to Holders of Pierre Holdings, Inc.'s 9 7/8% Senior Subordinated Notes Due 2012*
99.3	Form of Notice of Guaranteed Delivery*

*
Filed herewith.

(1)
Incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on October 15, 2002.

(2)
Incorporated by reference to the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on May 17, 2004.

(3)
To be filed by amendment.

(4)
Certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
MARKET, RANKING AND OTHER DATA
FINANCIAL INFORMATION
PROSPECTUS SUMMARY
The Company
Competitive Strengths
Business Strategy
The Transactions
Corporate Structure
The Equity Sponsor
The Initial Offering
The Exchange Offer
The Exchange Notes
Summary Historical and Unaudited Pro Forma Consolidated Financial Data
RISK FACTORS
Risks Associated with the Exchange Offer
Risks Related to the Notes
Risks Related to Our Business
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
PIERRE FOODS, INC. UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS First Quarter Ended June 5, 2004
PIERRE FOODS, INC. UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS Fiscal Year Ended March 6, 2004
PIERRE FOODS, INC. UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
PIERRE FOODS, INC. NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (dollars in thousands)
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF NEW SENIOR CREDIT FACILITY
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
THE EXCHANGE OFFER
DESCRIPTION OF NOTES
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
CERTAIN ERISA CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
PIERRE FOODS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (unaudited)
PIERRE FOODS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT) (unaudited)
PIERRE FOODS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS June 5, 2004 (unaudited)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PIERRE FOODS, INC. CONSOLIDATED BALANCE SHEETS
PIERRE FOODS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
PIERRE FOODS, INC. CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
PIERRE FOODS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
PIERRE FOODS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
EXHIBIT INDEX